As filed with the Securities and Exchange Commission on August 10, 1998.
                                                    Registration No. 333-60433
   ----------------------------------------------------------------------------
                           SECURITIES AND EXCHANGE COMMISSION
                                 WASHINGTON, D.C. 20549
                                    AMENDMENT NO. 1 TO
                                        FORM S-4
                                 REGISTRATION STATEMENT
                                          UNDER
                               THE SECURITIES ACT OF 1933
                               CAROLINA FIRST CORPORATION
                               --------------------------
                 (Exact name of registrant as specified in its charter)


         SOUTH CAROLINA                        6711                       57-0824914
  -------------------------------    --------------------------        -----------------
   (State or other jurisdiction      Primary Standard Industrial       (I.R.S. Employer
 of incorporation or organization)   Classification Code Number         Identification No.)

                                  102 SOUTH MAIN STREET
                            GREENVILLE, SOUTH CAROLINA 29601
                                     (864) 255-7900
            ------------------------------------------------------------------
           (Address, including ZIP code, and telephone number, including area code, of registrant's principal executive offices)

                    WILLIAM S. HUMMERS III, EXECUTIVE VICE PRESIDENT
                               CAROLINA FIRST CORPORATION
                                  102 SOUTH MAIN STREET
                            GREENVILLE, SOUTH CAROLINA 29601
                                     (864) 255-7913
             -----------------------------------------------------------------
                (Name, address, including ZIP code, and telephone number,
                       including area code, of agent for service)

                                       Copies to:
                             WILLIAM P. CRAWFORD, JR., ESQ.
                         WYCHE, BURGESS, FREEMAN & PARHAM, P.A.
                                   POST OFFICE BOX 728
                          GREENVILLE, SOUTH CAROLINA 29602-0728
                               (864) 242-8200 (TELEPHONE)
                               (864) 235-8900 (FACSIMILE)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.9

                              CALCULATION OF REGISTRATION FEE

                                                        Proposed Maximum     Proposed Maximum       Amount
Title of Each Class                  Amount to          Offering Price       Aggregate              of Registration
of Securities to be Registered       be Registered      Per Unit (1)         Offering Price (1)     Fee (2)
------------------------------       -------------      ----------------     ------------------     ---------------
Common Stock                            2,727,564            $6.54               $16,350,170            $4,823.25 (3)
(par value $1.00 per share)

(1) Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(f). Pursuant to Rule 457(f)(2), the Proposed Maximum Aggregate Offering Price has been determined based upon $16,344,000, which is the book value of the First National Bank of Pickens County common stock to be received by Carolina First Corporation in the Merger as of June 30, 1998 (the latest practicable date).
(2) Calculated pursuant to Rule 457(f).

(3) Previously paid.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                      FIRST NATIONAL BANK OF PICKENS COUNTY
                           200 South Pendleton Street
                          Easley, South Carolina 29640

                                                                August 11, 1998

Dear Shareholder:

      You are cordially invited to attend the Special Meeting of Shareholders of First National Bank of Pickens County ("Special Meeting") to be held at the main office of First National Bank of Pickens County ("First National") located at 200 South Pendleton Street, Easley, South Carolina 29640, on Tuesday, September 15, 1998, at 10:00 a.m., local time.

      At the Special Meeting you will be asked to consider and vote upon the Reorganization Agreement ("Reorganization Agreement") dated as of June 22, 1998 by and among First National, Carolina First Corporation and Carolina First Bank. If the Reorganization Agreement is approved by holders of at least two-thirds of the outstanding shares of common stock of First National and certain other conditions are met, First National will be merged (the "Merger") with and into Carolina First Bank, a wholly-owned banking subsidiary of Carolina First Corporation, which will be the surviving entity in the Merger. In connection with the Merger, First National shareholders will receive shares of Carolina First Corporation common stock having a fair market value (as defined in the Reorganization Agreement) of $750.08 (subject to adjustment upward to $769.89 in the event the consummation of the Merger occurs after September 30, 1998) for each share of First National common stock held by them. On August 5, 1998, the last reported sale price of Carolina First Corporation common stock on the Nasdaq National Market was $23.50 per share. The Reorganization Agreement is described in detail in the accompanying Proxy Statement/Prospectus and is attached as Annex A thereto.


      Enclosed herewith are the Notice of Special Meeting of Shareholders, a Proxy Statement/Prospectus and a Proxy for use in connection with the Special Meeting. The Proxy Statement/Prospectus includes a description of the terms and conditions of the Merger and related agreements, financial and other information about Carolina First Corporation, Carolina First Bank and First National, and other information. You are urged to consider carefully the entire Proxy Statement/Prospectus, including the annexes thereto.

      THE BOARD OF DIRECTORS OF FIRST NATIONAL BELIEVES THAT THE REORGANIZATION AGREEMENT IS IN THE BEST INTERESTS OF FIRST NATIONAL AND ITS SHAREHOLDERS AND RECOMMENDS A VOTE FOR THE APPROVAL OF THE REORGANIZATION AGREEMENT.

      Because the affirmative vote of holders of at least two-thirds of the issued and outstanding shares of First National common stock is required to approve the Reorganization Agreement, it is important that your shares of First National common stock be represented at the Special Meeting, whether or not you are personally able to attend. A failure to vote, either by not returning the enclosed Proxy or by checking the "Abstain" box thereon, will have the same effect as a vote against the Reorganization Agreement. You are therefore urged to complete, date and sign the enclosed Proxy, and return it promptly in the enclosed return envelope, which does not require any postage if mailed in the United States. If you attend the Special Meeting, you may vote shares of which you are the record owner in person, even if you have already returned your Proxy.

                                           Sincerely,


                                           James H. Grantham
                                           Chairman

                      FIRST NATIONAL BANK OF PICKENS COUNTY
                           200 South Pendleton Street
                          Easley, South Carolina 29640

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON SEPTEMBER 15, 1998

TO THE SHAREHOLDERS OF FIRST NATIONAL BANK OF PICKENS COUNTY:

      NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of First National Bank of Pickens County ("Special Meeting") to be held at the main office of First National Bank of Pickens County ("First National") located at 200 South Pendleton Street, Easley, South Carolina 29640, on Tuesday, September 15, 1998, at 10:00 a.m., local time, for the following purposes:


      1. CONSIDERATION OF THE REORGANIZATION AGREEMENT. To consider and vote upon a proposal to adopt the Reorganization Agreement ("Reorganization Agreement") dated as of June 22, 1998, between Carolina First Corporation, Carolina First Bank and First National, pursuant to which First National will be merged (the "Merger") into Carolina First Bank, a wholly-owned banking subsidiary of Carolina First Corporation, and First National shareholders will receive Carolina First Corporation common stock in exchange for their shares of First National common stock, all on and subject to the terms and conditions contained therein.

      2. OTHER BUSINESS. To transact such other business as may properly come before the Special Meeting or any adjournments thereof.

      Only shareholders of record at the close of business on July 15, 1998, are entitled to notice of and to vote at the Special Meeting or any adjournments thereof. The affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of First National common stock is required to approve the Reorganization Agreement. All shareholders, whether or not they expect to attend the Special Meeting in person, are requested to complete, date, sign and return the enclosed Proxy in the accompanying envelope. The Proxy may be revoked by the record shareholder (i) by giving written notice to the Secretary of First National at any time before it is voted, (ii) by submitting a proxy having a later date, or (iii) by such person appearing at the Special Meeting and giving notice of revocation to the corporate officers responsible for maintaining the list of shareholders.

                                        By Order of the Board of Directors,



August 11, 1998                         James H. Grantham
                                        Chairman


       YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES THAT YOU OWN.
                WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING,
           PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD.

Proxy Statement/Prospectus
                           CAROLINA FIRST CORPORATION
    Prospectus for 2,727,564 Shares of Common Stock $1.00 Par Value Per Share

                      FIRST NATIONAL BANK OF PICKENS COUNTY
               Proxy Statement for Special Meeting of Shareholders

      This Proxy Statement/Prospectus relates to the issuance by Carolina First Corporation of up to 2,727,564 shares (the "Carolina First Corporation Shares") of its $1.00 par value common stock ("Carolina First Corporation common stock") in connection with the proposed merger (the "Merger") of First National Bank of Pickens County ("First National") with and into Carolina First Bank, a wholly-owned banking subsidiary of Carolina First Corporation. Upon consummation of the Merger, each outstanding share of First National common stock will be converted into shares of Carolina First Corporation common stock having a fair market value (as defined in the Reorganization Agreement) of $750.08 (subject to adjustment upward to $769.89 in the event the consummation of the Merger occurs after September 30, 1998). The Carolina First Corporation Shares are offered to the First National shareholders subject to the terms and conditions specified in the Reorganization Agreement ("Reorganization Agreement") dated as of June 22, 1998 and entered into by and among Carolina First Corporation, Carolina First Bank and First National. The Reorganization Agreement provides that as a result of the transactions specified in the Reorganization Agreement, the First National common stock will be canceled. Upon consummation of the transactions specified in the Reorganization Agreement, the current operations of First National will become part of the banking operations of Carolina First Bank. Cash will be paid in lieu of fractional shares to which a First National shareholder becomes entitled. See "THE PROPOSED TRANSACTION -- General Description of the Terms of the Reorganization Agreement."

      This Proxy Statement/Prospectus serves as the Proxy Statement of First National in connection with the solicitation of proxies to be used at the Special Meeting of Shareholders of First National (the "Special Meeting") to be held on September 15, 1998 for the purposes described herein. This Proxy Statement/Prospectus is first being sent to First National shareholders on or about August 11, 1998.


      Consummation of the transactions contemplated in the Reorganization Agreement is subject to certain conditions, including, among others, approval by the shareholders of First National at the Special Meeting and approval by applicable regulatory authorities.

      Any shareholder of First National who, at or prior to the Special Meeting, gives written notice that he dissents from the Merger or who votes against the Merger shall be entitled, upon strict compliance with certain statutory procedures, to receive the value of the First National common stock owned by such shareholder at the time and in the manner set forth herein. See "THE PROPOSED TRANSACTION -- Rights of Dissenting Shareholders of First National."

      SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY SHAREHOLDERS OF FIRST NATIONAL.

      FIRST NATIONAL'S BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE TO APPROVE THE REORGANIZATION AGREEMENT.

      The Carolina First Corporation common stock is traded on the Nasdaq National Market under the Nasdaq market symbol "CAFC." On May 12, 1998 (the last business day prior to the announcement of the Merger), the closing bid price of the Carolina First Corporation common stock, as reported by Nasdaq, was $27.50 per share. The First National common stock is not traded on any established market and has experienced very limited trading. First National management is aware of only one transaction in 1998 which involved the sale of 200 shares of First National common stock at $75.00 per share.

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      THE CAROLINA FIRST CORPORATION SHARES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS AND LOAN ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR OTHER GOVERNMENTAL AGENCY.

            The date of this Proxy Statement/Prospectus is August 11, 1998.


                                TABLE OF CONTENTS


AVAILABLE INFORMATION................................................................3
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE....................................3
OTHER INFORMATION....................................................................4
SUMMARY..............................................................................5
      Introduction...................................................................5
      Time, Place and Purposes of the Special Meeting................................5
      Parties to the Reorganization Agreement........................................5
      General Terms of the Proposed Transaction......................................6
      Vote Required and Record Date..................................................6
      Recommendation of Board of Directors...........................................6
      Rights of Dissenting Shareholders..............................................6
      Certain Differences in Shareholders' Rights....................................7
      Conditions and Regulatory Approvals............................................7
      Termination of the Reorganization Agreement....................................7
      Effective Time of the Merger...................................................7
      Opinion of Financial Adviser...................................................7
      Certain Federal Income Tax Consequences........................................8
      Interests of Certain Persons...................................................8
      Restrictions on Resales by Affiliates..........................................8
      Accounting Treatment...........................................................8
      Market Prices and Dividends....................................................8
      Selected Consolidated Financial Data..........................................10
      Comparative Per Share Data....................................................13
RISK FACTORS........................................................................15
      Dependence on Senior Management...............................................15
      Growth Through Acquisitions...................................................15
      Antitakeover Measures.........................................................15
      Commercial Lending Activities.................................................15
INFORMATION CONCERNING THE SPECIAL MEETING..........................................16
      Special Meeting...............................................................16
            Purpose of the Special Meeting..........................................16
            First National Record Date and Voting Rights............................16
            Proxies.................................................................16
            Recommendation..........................................................17
THE PROPOSED TRANSACTION............................................................18
      General Description of the Terms of the Reorganization Agreement..............18
      Background of and Reasons for the Reorganization Agreement....................19
            First National Reasons..................................................19
            Carolina First Corporation Reasons......................................21
      Opinion of First National's Financial Adviser.................................21
      Exchange of First National Stock Certificates.................................23
      Conditions to Consummation of the Merger......................................24
      Termination...................................................................25
      Amendment.....................................................................25
      Conduct of First National's and Carolina First  Corporation's
            Business Prior to the Effective Time....................................26
      Required Regulatory Approvals.................................................26
      Operations After the Merger...................................................27
      Interests of Certain Persons in the Merger....................................27
            Directors...............................................................27


                                       1

     Indemnification;   Advancement  of  Expenses;   Directors'  and  Officers'
                  Insurance.........................................................27
      Employment Agreements.........................................................28
      Other Matters Related to Employees and Employee Benefit Plans.................28
      Accounting Treatment..........................................................28
      Certain Federal Income Tax Consequences.......................................29
            Fractional Share Interests..............................................29
      Restrictions on Resales by Affiliates.........................................30
      Rights of Dissenting Shareholders of First National...........................31
      Recommendation of the First National Board of Directors.......................31
PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION..................................32
INFORMATION ABOUT CAROLINA FIRST CORPORATION........................................39
      General.......................................................................39
      Capital Adequacy..............................................................40
      Recent Developments...........................................................43
INFORMATION ABOUT FIRST NATIONAL....................................................44
      History and Business..........................................................44
      Recent Developments...........................................................44
      Management's Discussion and Analysis of Financial Condition and
        Results of Operations.......................................................43
      Correspondent Banking.........................................................56
      Data Processing...............................................................56
      Employees.....................................................................57
      Monetary Policies.............................................................57
      Supervision and Regulation....................................................57
      Description of Property.......................................................60
      Legal Proceedings.............................................................61
      Market for Common Stock and Dividends.........................................61
      Management and Principal Shareholders of First National.......................62
COMPARATIVE RIGHTS OF SHAREHOLDERS..................................................63
      Comparison  of  Carolina  First  Corporation  Common  Stock and
            First  National Common Stock............................................63
CAROLINA FIRST CORPORATION CAPITAL STOCK............................................66
      Common Stock..................................................................66
      Preferred Stock...............................................................66
      Certain Matters...............................................................67
            Shareholders' Rights Agreement..........................................67
            Management Contracts....................................................68
            Board of Directors......................................................68
            Voting..................................................................69
            Control Share Acquisition/Business Combination Statutes.................70
            Transfer Agent..........................................................70
            Dividend Reinvestment Plan..............................................70
LEGAL MATTERS.......................................................................70
EXPERTS.............................................................................70
OTHER MATTERS.......................................................................71
INDEX TO FINANCIAL STATEMENTS......................................................F-1
ANNEXES
      Reorganization Agreement.................................................Annex A
      Opinion of Orr Management Company........................................Annex B
      Dissenter's Rights Statute...............................................Annex C
      Financial Statements of Carolina First Bank..............................Annex D


                             AVAILABLE INFORMATION

      Carolina First Corporation is subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission ("Commission"). Such reports, proxy statements and other information filed with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048 and Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon the payment of fees at prescribed rates. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants (including Carolina First Corporation) that file electronically with the Commission.

      Carolina First Corporation has filed with the Commission a Registration Statement (which shall include any amendments thereto) on Form S-4 ("Registration Statement") under the Securities Act of 1933, as amended ("Securities Act"), with respect to the Carolina First Corporation Shares offered hereby. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The Registration Statement and the annexes and schedules thereto are available for inspection and copying as set forth in the preceding paragraph. For further information with respect to Carolina First Corporation, First National and the Carolina First Corporation Shares offered hereby, reference is hereby made to the Registration Statement, including the annexes and schedules thereto.

      All information contained or incorporated by reference in this Proxy Statement/Prospectus with respect to Carolina First Corporation has been supplied by Carolina First Corporation, and all information contained or incorporated by reference in this Proxy Statement/Prospectus with respect to First National has been supplied by First National.


               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

      THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WITH RESPECT TO CAROLINA FIRST CORPORATION WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF ANY SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH A DOCUMENT UNLESS SUCH EXHIBIT IS SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS) ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED UPON ORAL OR WRITTEN REQUEST TO WILLIAM S. HUMMERS III, EXECUTIVE VICE PRESIDENT, CAROLINA FIRST CORPORATION, 102 SOUTH MAIN STREET, GREENVILLE, SC 29601, TELEPHONE NUMBER (864) 255-7900. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY
SEPTEMBER 4, 1998.


      The following documents filed with the Commission by Carolina First Corporation pursuant to Section 13(a) or 15(d) of the Exchange Act are incorporated herein by reference:

       (i) Carolina First Corporation's Annual Report on Form 10-K for the year ended December 31, 1997;

       (ii) Carolina First Corporation's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998;

       (iii) Carolina First Corporation's Current Reports on Form 8-K dated February 13, 1998; and

       (iv) The description of the Carolina First Corporation common stock which is contained in Carolina First Corporation's Form 8-A filed with the Commission on or about October 20, 1986, including any amendment or report filed for the purpose of updating such description.
                                       3

       All documents filed by Carolina First Corporation pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the Special Meeting shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document incorporated herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently-filed document which also is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.


                                OTHER INFORMATION

        This Proxy Statement/Prospectus does not cover any resales of the Carolina First Corporation common stock offered hereby to be received by shareholders deemed to be "affiliates" of Carolina First Corporation or First National upon consummation of the Merger. No person is authorized to make use of this Proxy Statement/Prospectus in connection with such resales, although such securities may be traded without the use of this Proxy Statement/Prospectus by those shareholders of Carolina First Corporation not deemed to be "affiliates" of Carolina First Corporation or First National.

       No person is authorized to give any information or to make any representation not contained in or incorporated by reference in this Proxy Statement/Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by Carolina First Corporation or First National. This Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered hereby to any person or in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Proxy Statement/Prospectus nor any sale hereunder shall under any circumstances create any implication that the information contained herein is correct as of any date subsequent to the date hereof or that there has been no change in the affairs of Carolina First Corporation or First National since such date.

                                     SUMMARY

        THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS. THIS SUMMARY IS NOT INTENDED TO BE A COMPLETE STATEMENT AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS, THE ACCOMPANYING ANNEXES, AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE AND INCLUDED HEREWITH. A COPY OF THE REORGANIZATION AGREEMENT (EXCLUDING THE SCHEDULES ATTACHED THERETO) IS ATTACHED HERETO AS ANNEX A AND IS INCORPORATED HEREIN BY REFERENCE. AS USED HEREIN, THE TERMS "CAROLINA FIRST CORPORATION" AND "FIRST NATIONAL" REFER TO CAROLINA FIRST CORPORATION AND FIRST NATIONAL BANK OF PICKENS COUNTY, RESPECTIVELY, AND WITH RESPECT TO CAROLINA FIRST CORPORATION, UNLESS THE CONTEXT OTHERWISE REQUIRES, ITS CONSOLIDATED SUBSIDIARIES.


       INTRODUCTION. This Proxy Statement/Prospectus is furnished in connection with (i) the issuance by Carolina First Corporation of the Carolina First Corporation Shares and (ii) the solicitation of proxies by the First National Board of Directors with respect to the Special Meeting to be held on September 15, 1998 and at any adjournment thereof. The Special Meeting is being held for the purpose of considering and voting upon the Reorganization Agreement. This Proxy Statement/Prospectus is first being mailed to First National shareholders on or about August 11, 1998.

       TIME, PLACE AND PURPOSES OF THE SPECIAL MEETING. The Special Meeting will be held on September 15, 1998 at 10:00 a.m., local time, at First National's main office, 200 South Pendleton Street, Easley, South Carolina. At the Special Meeting, shareholders of First National will consider and vote on the proposal to approve the Reorganization Agreement, which provides for the Merger of First National into Carolina First Bank and the exchange of First National common stock for Carolina First Corporation common stock. See "INFORMATION CONCERNING THE SPECIAL MEETING."


       PARTIES TO THE REORGANIZATION AGREEMENT.

       CAROLINA FIRST CORPORATION. Carolina First Corporation is a bank holding company headquartered in Greenville, South Carolina which engages in a general banking business through its four principal operating subsidiaries: (1) Carolina First Bank, a South Carolina-chartered commercial bank headquartered in Greenville, South Carolina, (2) Carolina First Mortgage Company, a mortgage loan origination and servicing company headquartered in Columbia, South Carolina, (3) Blue Ridge Finance Company, Inc., an automobile finance company headquartered in Greenville, South Carolina, and (4) Resource Processing Group, Inc., a credit card origination and servicing company headquartered in Columbia, South Carolina. Carolina First Corporation is a South Carolina corporation which was organized in 1986. At March 31, 1998, it had total consolidated assets of approximately $2.3 billion. Its principal executive offices are located at 102 South Main Street, Greenville, South Carolina 29601, and its telephone number is
(864) 255-7900. See "INFORMATION ABOUT CAROLINA FIRST CORPORATION."

       CAROLINA FIRST BANK. Carolina First Bank is a South Carolina-chartered bank, which is a wholly-owned subsidiary of Carolina First Corporation. It engages in a general banking business through 58 locations which are located throughout South Carolina. It began its operations in December 1986 and at March 31, 1998 had total assets of approximately $2.2 billion, total loans net of unearned income of approximately $1.5 billion and total deposits of approximately $1.9 billion. Carolina First Bank's deposits are insured by the Federal Deposit Insurance Corporation (the "FDIC"). See "INFORMATION ABOUT CAROLINA FIRST CORPORATION."

        FIRST NATIONAL. First National is a national banking association headquartered in Easley, South Carolina which conducts a general banking business principally in Pickens County, South Carolina. At

March 31, 1998, First National had total assets of approximately $117.5 million. Its principal executive offices are located at 200 South Pendleton Street, Easley, South Carolina 29640, and its telephone number is (864) 859-6301. See "INFORMATION ABOUT FIRST NATIONAL" and the documents that accompany this Proxy Statement/Prospectus.

       GENERAL TERM OF THE PROPOSED TRANSACTION. Pursuant to the terms of the Reorganization Agreement, upon consummation of the Merger, holders of First National's common stock will be entitled to receive shares of Carolina First Corporation common stock having a fair market value (as defined in the Reorganization Agreement) of $750.08 (subject to adjustment upward to $769.89 in the event the consummation of the Merger occurs after September 30, 1998) for each outstanding share of First National common stock held by them (the "Conversion Ratio"). The "fair market value" is defined in the Reorganization Agreement as the average of the closing prices as quoted on the Nasdaq National Market for Carolina First Corporation common stock for the twenty days in which Carolina First Corporation common stock was traded immediately prior to the closing date of the Merger (the "Closing Date"), except that if prior to the effective time of the Merger, any other person or entity shall have publicly announced an intention to acquire control of Carolina First Corporation by merger or otherwise or Carolina First Corporation shall have publicly acknowledged that it is seeking to be acquired by another person or entity or is discussing being acquired by another person or entity, then the average of the closing prices as quoted on the Nasdaq National Market for Carolina First Corporation common stock for the 20 days for which the Carolina First Corporation common stock was traded immediately prior to such announcement or acknowledgment shall be determined and, if such average is less than the average derived from the 20 trading days immediately prior to the Closing Date, then the smaller average shall be the fair market value. See "THE PROPOSED TRANSACTION -- General Description of the Terms of the Reorganization Agreement."

       VOTE REQUIRED AND RECORD DATE. Only First National shareholders of record at the close of business on July 15, 1998 ("Record Date") will be entitled to notice of and to vote at the Special Meeting. The Merger must be approved by the affirmative vote of the holders of at least two-thirds of the outstanding shares of First National common stock eligible to vote at the Special Meeting. As of the Record Date, there were 80,000 shares of First National's common stock entitled to vote. As of the date hereof, the directors and executive officers of First National and their affiliates beneficially owned 46,652 shares, or approximately 58% of First National's common stock. Upon consummation of the transactions contemplated hereby (and assuming a "fair market value" of $26.00 per share of Carolina First Corporation common stock and consummation on or before September 30, 1998), such persons will beneficially own 1,345,873 shares of Carolina First Corporation common stock, or 6.6% of the outstanding Carolina First Corporation common stock.

       RECOMMENDATION OF BOARD OF DIRECTORS

       THE BOARD OF DIRECTORS OF FIRST NATIONAL HAS APPROVED THE REORGANIZATION AGREEMENT AND BELIEVES THAT THE REORGANIZATION AGREEMENT IS IN THE BEST INTERESTS OF FIRST NATIONAL AND ITS SHAREHOLDERS. IT RECOMMENDS THAT FIRST NATIONAL'S SHAREHOLDERS VOTE FOR THE REORGANIZATION AGREEMENT. SEE "THE PROPOSED TRANSACTION -- RECOMMENDATION OF BOARD OF DIRECTORS."

       RIGHTS OF DISSENTING SHAREHOLDERS. Shareholders of First National who give written notice at or prior to the Special Meeting that they dissent to the proposed Merger, or who vote against the proposed Merger will be entitled to obtain payment of the value of their shares of First National common stock under federal law. Failure to comply strictly with certain statutory procedures may result in the forfeiture of such rights. It is a condition to consummation of the Merger that dissenters' rights not have been perfected with respect to more than 10% of First National's outstanding shares of common stock. See

"THE PROPOSED TRANSACTION -- Rights of Dissenting Shareholders of First
National."

       CERTAIN DIFFERENCE IN SHAREHOLDERS' RIGHTS. Upon effectiveness of the Merger, the former First National shareholders will become shareholders of Carolina First Corporation, and their rights as shareholders will be determined by Carolina First Corporation's Articles of Incorporation and Bylaws. The rights of shareholders of Carolina First Corporation differ from the rights of shareholders of First National in several important respects, including, among other things, with respect to required shareholder votes on certain matters and the existence of certain antitakeover provisions, as well as other differences resulting from Carolina First Corporation's being a South Carolina corporation instead of a national banking association (like First National). See "COMPARATIVE RIGHTS OF SHAREHOLDERS."

       CONDITIONS AND REGULATORY APPROVALS. Consummation of the transactions contemplated by the Reorganization Agreement is subject to various conditions, including receipt of the necessary regulatory approvals (including, without limitation, the approval by the FDIC and the South Carolina State Board of Financial Institutions (the "State Board")), and the requisite shareholder approval of First National. Applications to the necessary regulatory authorities seeking approval of the proposed transaction have been filed. The parties expect that such applications will be approved. Carolina First Corporation and First National may waive certain of the conditions to their respective obligations to consummate the Merger, other than conditions required by law. See "THE PROPOSED TRANSACTION -- Conditions to Consummation of the Merger" and "THE PROPOSED TRANSACTION -- Required Regulatory Approvals."

       TERMINATION OF THE REORGANIZATION AGREEMENT. The Reorganization Agreement may be terminated at any time prior to the Closing Date: (a) by mutual consent of the parties; (b) by either Carolina First Corporation or First National, at that party's option, (i) if a permanent injunction or other order (including any order denying any required regulatory consent or approval) shall have been issued by any Federal or state court of competent jurisdiction in the United States or by any United States Federal or state governmental or regulatory body, which order prevents the consummation of the transactions contemplated herein, or (ii) if the First National shareholder approval is not received at the Special Meeting; (c) by either Carolina First Corporation or First National if the other party (or its subsidiaries) has failed to comply with the agreements or fulfill the conditions contained in the Reorganization Agreement except that any such failure of compliance or fulfillment must result in a "material adverse event" (as defined in the Reorganization Agreement) and the breaching party must be given notice of the failure to comply and a reasonable period of time to cure; or (d) by either Carolina First Corporation or First National in the event that closing has not occurred by March 31, 1999. The Reorganization Agreement may be amended by mutual written consent of all the parties.

       EFFECTIVE TIME OF THE MERGER. The effective time of the Merger will be the time and date specified in the Articles of Merger ("Effective Time") that are delivered for filing to the Secretary of State of South Carolina. The Effective Time will occur after all conditions specified in the Reorganization Agreement have been satisfied or waived, on such date as Carolina First Corporation shall notify First National in writing not less than five days prior thereto, which date shall not be more than 30 days after all conditions have been satisfied or waived in writing. The Effective Time currently is anticipated to be approximately September 30, 1998, although delays in the satisfaction of the conditions to consummation of the Merger could result in a later Effective Time. See "THE PROPOSED TRANSACTION -- Conditions to Consummation of the Merger."

       OPINION OF FINANCIAL ADVISER. Orr Management Company ("Orr Management") has served as financial adviser to First National in connection with the Reorganization Agreement and has rendered an opinion to the First National Board of Directors that the consideration to be received by shareholders of

First National is fair from a financial point of view to the First National shareholders. For additional information concerning Orr Management and its opinion, see "THE PROPOSED TRANSACTION -- Opinion of First National's Financial Adviser" and the opinion of Orr Management attached as Annex B to this Proxy Statement/Prospectus.

       CERTAIN FEDERAL INCOME TAX CONSEQUENCES. First National will receive an opinion of counsel to Carolina First Corporation stating that the Merger will constitute a tax-free reorganization within the meaning of Section 368(a)(1)(A) and Section 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended ("Code"), subject to certain conditions. However, this opinion of counsel is not binding on the Internal Revenue Service ("IRS"). In such opinion, counsel will opine that if certain conditions are met, no taxable gain or loss for federal income tax purposes will be recognized by First National shareholders upon the exchange of First National common stock solely for Carolina First Corporation common stock. To the extent that shareholders receive cash consideration for fractional shares, such shareholders will be taxed to the extent that the cash exceeds such shareholder's allocated basis in such First National common stock. A dissenting shareholder who receives cash in lieu of Carolina First Corporation common stock will be taxed to the extent that the cash exceeds such dissenting shareholder's basis in the First National common stock. See "THE PROPOSED TRANSACTION -- Certain Federal Income Tax Consequences." Because of the complexities of the federal income tax laws and because the tax consequences may vary depending upon a holder's individual circumstances or tax status, it is recommended that each shareholder of First National consult his or her tax adviser concerning the federal (and any applicable state, local or other) tax consequences of the Merger.

       INTERESTS OF CERTAIN PERSONS. Carolina First Corporation has agreed under the Reorganization Agreement to nominate and elect James H. Grantham to the board of Carolina First Bank immediately following the Closing Date and to re-elect Mr. Grantham to such directorship for a period of five years. The Reorganization Agreement also provides that Carolina First Corporation will indemnify First National directors and executive officers against certain liabilities and will maintain such directors' and officers' insurance for these persons after the Closing Date as shall be obtainable for annual premiums of $25,000. James H. Grantham, J. Rodger Anthony and Nicholas Clark, all executive officers of First National, will receive certain payments and benefits provided for in their employment agreements with First National because the Merger constitutes a change of control giving rise to a right to those payments and benefits under those employment contracts. Carolina First Corporation has also specifically agreed to honor or assume (as applicable) First National's obligations under its various existing benefit plans. See "THE PROPOSED TRANSACTION -- Interests of Certain Persons in the Merger."

       RESTRICTIONS OF RESALES BY AFFILIATES. First National has agreed that, prior to closing, it will use its best efforts to cause certain affiliates of First National to deliver written agreements to Carolina First Corporation that they will not dispose of any shares of Carolina First Corporation common stock received upon consummation of the Merger except in compliance with the Securities Act and rules and regulations promulgated thereunder. See "THE PROPOSED TRANSACTION -- Restrictions on Resales by Affiliates."

       ACCOUNTING TREATMENT. The Merger will be accounted for as a "pooling-of-interests" of First National by Carolina First Corporation under generally accepted accounting principles. See "THE PROPOSED TRANSACTION -- Accounting Treatment."

       MARKET PRICES AND DIVIDENDS. Carolina First Corporation common stock is traded on the Nasdaq National Market. Carolina First Corporation currently pays a regular quarterly dividend of $.08 per share. Although Carolina First Corporation currently expects to continue payment of its regular cash dividend on the Carolina First Corporation common stock, there can be no assurance that Carolina First

Corporation's current dividend policy will continue unchanged after consummation of the Merger. The declaration and payment of dividends on Carolina First Corporation common stock is subject to legal restrictions and further depends upon business conditions, operating results, capital and reserve requirements and the Carolina First Corporation Board of Directors' consideration of other relevant factors.

       First National common stock is not traded on any established market and has experienced very limited trading. First National has paid dividends of $2.35, $2.45 and $2.70 per share during its fiscal years ended June 30, 1996, 1997 and 1998, respectively. Federal banking regulations restrict the amount of dividends that First National can pay to shareholders. See "COMPARATIVE RIGHTS OF SHAREHOLDERS -- Dividends."

       The information presented in the following table reflects the last reported sales prices for Carolina First Corporation common stock on May 11, 1998, the last trading day prior to the public announcement of the proposed Merger, and on August 5, 1998. The First National Equivalent is the total dollar amount of consideration to be received by holders of First National common stock (which assumes consummation on or before September 30, 1998). As noted above, aggregate amount payable is subject to adjustment if consummation occurs after September 30, 1998. The actual Conversion Ratio is subject to adjustment based on the "fair market value" of Carolina First Corporation common stock. The table also includes a historical price for First National common stock. This information is based on a single transaction of 200 shares of stock in 1998. Management is not aware of any other sales in First National common stock during 1998.

                                      Market Values Per Share
                       ---------------------------------------------------------
                        Carolina First Corporation           First National
                       ----------------------------   --------------------------
                                Historical             Historical    Equivalent
                                ----------             ----------    ----------
May 11, 1998                      $27.50                   $75.00       $750.08
August 5, 1998                     23.50                    75.00        750.08


       First National shareholders are advised to obtain current market quotations for the Carolina First Corporation common stock. The market price of Carolina First Corporation common stock at the Effective Time may be higher or lower than the market price at the time the Reorganization Agreement was executed, at the date of mailing this Proxy Statement/Prospectus, or at the time of the Special Meeting.

                     SELECTED CONSOLIDATED FINANCIAL DATA

      The following tables present selected unaudited historical financial information and selected unaudited combined pro forma financial information of Carolina First Corporation (consolidated) and First National. This information is derived from the historical financial statements of Carolina First Corporation (consolidated) and First National, and should be read in conjunction with such historical financial statements and the notes thereto either contained elsewhere in this Proxy Statement/Prospectus, the documents that accompany this Proxy Statement/Prospectus or incorporated herein by reference. The pro forma financial data are presented using the pooling of interests method of accounting. The selected pro forma combined unaudited financial information showing the combined results of Carolina First Corporation and First National (consolidated) is provided for informational purposes only. It is not necessarily indicative of actual results that would have been achieved had the Reorganization Agreement been consummated on the dates or at the beginning of the periods presented, nor is it necessarily indicative of future results. For additional pro forma information, see "PRO FORMA COMBINED FINANCIAL INFORMATION."

                                                            CAROLINA FIRST CORPORATION
                                                    (Dollars in thousands, except per share data)


                                                                                            Three Months
                                               Years Ended December 31,                                   Ended March 31,
                                    ---------------------------------------------------------------    ------------------
                                        1993        1994        1995          1996         1997            1997       1998
                                        ----        ----        ----          ----         ----            ----       ----
                                                                                                             (unaudited)
STATEMENT OF INCOME DATA
Net interest income                   $29,358     $43,260      $50,772       $57,070      $66,706        $15,452     $20,227
Provision for loan losses               1,106       1,197        6,846        10,263       11,646          2,952       2,136
Noninterest income, excluding
  securities transactions               6,085       8,151       16,557        20,368       16,604          3,008       4,473
Securities transactions                   680          75          769           973        3,011             84         140
Noninterest income                      6,765       8,226       17,326        21,341       19,615          3,092       4,613
Noninterest expenses (1)              27,2945       1,839       46,882        51,675       52,243         12,866      15,259
Net income (loss) (1)                   5,418      (1,740)       9,414        10,474       14,340          1,717       4,694
Dividends on preferred stock            1,930       2,433        2,752            63           --             --          --
Net income (loss) applicable
  to common shareholders (1)            3,488      (4,173)       6,662        10,411       14,340          1,717       4,694

BALANCE SHEET DATA (Period End)
Total assets                         $904,474  $1,204,350   $1,414,922    $1,574,204   $2,156,346     $1,613,906  $2,250,747
Securities and temporary
  investments                         190,683     137,091      187,029       271,396      333,236        278,185     542,180
Loans, net of unearned income         623,646     923,068    1,062,660     1,124,775    1,602,415      1,183,443   1,494,590
Allowance for loan losses               6,679       6,002        8,661        11,290       16,211         12,039      15,349
Nonperforming assets                    5,366       4,722        4,868         5,880        3,767          5,109       3,164
Total earning assets                  814,579   1,059,455    1,249,689     1,396,171    1,935,651      1,461,628   2,036,770
Total deposits                        804,549   1,001,748    1,095,491     1,281,050    1,746,542      1,257,005   1,826,029
Borrowed funds                         16,779     106,074      186,789       145,189      139,739        171,379     110,390
Long-term debt                          1,274       1,162       26,347        26,442       39,119         26,476      39,395
Total Liabilities                     834,059   1,117,868    1,319,955     1,469,240    1,954,687      1,508,567   2,007,364
Preferred stock                        15,662      37,014       32,909           943           --             --          --
Shareholders' equity                   70,415      86,482       94,967       104,964      201,659        105,339     243,383

PER SHARE DATA (2)
Net income (loss) per common share:
     Basic(1)                           $0.63      $(0.59)       $0.89         $0.97        $1.19          $0.15       $0.28
     Diluted(1)                          0.63       (0.59)        0.84          0.92         1.18           0.15        0.28
Cash dividends declared                  0.04        0.17         0.21          0.25         0.29           0.07        0.08
Book value per common
  share (period end)                     7.70        6.61         7.61          9.26        12.88           9.28       13.74
Common shares outstanding:
 Weighted average - basic           5,505,461   7,004,214    7,516,620    10,705,107   11,989,517     11,304,437  16,588,163
 Weighted average - diluted         8,208,935  10,114,812   11,183,726    11,368,035   12,175,561     11,478,383  16,922,202
Period end                          6,969,484   7,079,866    7,820,839    11,225,568   15,659,338     11,355,443  17,709,935

FINANCIAL RATIOS
Return on average assets                 0.69%      (0.16)%       0.74%         0.71%        0.84%          0.44%       0.86%
Return on average equity                 8.27       (1.99)       10.43         10.56        11.62           6.50        8.42
Net interest margin                      4.16        4.65         4.54          4.35         4.36           4.52        4.17

-------------------------------------------
(1) Includes 1996 Savings Association Insurance Fund special assessment of $1,184 (pre-tax) and 1994 restructuring charges of $12,214 (pre-tax).
(2) Adjusted for stock dividends and stock split.

                                                            FIRST NATIONAL BANK OF PICKENS COUNTY
                                                          (Dollars in thousands, except share data)

                                        Twelve Months
                                           Ended                                                          Three Months Ended
                                          Dec. 31,                 Years Ended June 30,                        March 31,
                                     ----------------     ------------------------------------------    ----------------------
                                            1993             1994         1995       1996       1997        1997       1998
                                            ----             ----         ----       ----       ----        ----       ----
                                        (unaudited)                                                           (unaudited)
STATEMENT OF INCOME DATA
Net interest income                      $ 3,743          $ 3,690      $ 4,020    $ 4,070    $ 4,890     $ 1,233    $ 1,331
Provision for loan losses                    114               50           79         --        184          --         --
Noninterest income, excluding
  securities transactions                    393              470          415        436        518         139        134
Securities transactions                        4               --           (1)        (9)      (109)          3         --
Noninterest income                           397              470          414        427        409         142        134
Noninterest expenses                       2,714            2,776        2,964      2,817      2,834         736        805
Net income                                   927              950          961      1,186      1,604         439        441

BALANCE SHEET DATA (Period End)
Total assets                            $ 85,876          $90,853      $92,889    $98,357   $108,653    $110,132   $117,539
Securities and temporary
  investments                             40,777           44,462       39,400     40,760     39,657      43,359     46,696
Loans, net of unearned income             39,100           38,725       46,096     50,779     61,302      59,439     64,012
Allowance for loan losses                    563              532          566        496        654         577        712
Nonperforming assets                       1,269            1,020          686        403        747         771        450
Total earning assets                      79,877           82,122       85,496     91,539    100,959     102,798    110,708
Total deposits                            74,518           80,301       79,331     83,774     91,850      93,633     96,241
Borrowed funds                                --               --          970      1,028      1,595       1,789      4,572
Long-term debt                                --               --           --         --         --          --         --
Preferred stock                               --               --           --         --         --          --         --
Shareholders' equity                      10,760           10,974       11,947     12,904     14,532      13,887     15,871

PER SHARE DATA
Net income per common share:
  Basic                                   $11.59           $11.87       $12.01     $14.82     $20.05      $ 5.49     $ 5.51
  Diluted                                  11.59            11.87        12.01      14.82      20.05        5.49       5.51
Cash dividends declared                     2.05             2.48         2.35       2.35       2.45         --          --
Book value per common
  share (period end)                      134.50           137.18       149.34     161.30     181.65      173.59     198.39
Common shares outstanding:
  Weighted average - basic                80,000           80,000       80,000     80,000     80,000      80,000     80,000
  Weighted average - diluted              80,000           80,000       80,000     80,000     80,000      80,000     80,000
  Period end                              80,000           80,000       80,000     80,000     80,000      80,000     80,000

FINANCIAL RATIOS
Return on average assets                    1.10%            1.08%        1.05%      1.24%      1.55%       1.63%      1.54%
Return on average equity                    8.93             8.86         8.38       9.55      11.69       12.74      11.27
Net interest margin                         5.07             4.69         5.07       4.63       5.11        5.19       5.24



                               UNAUDITED PRO FORMA COMBINED
                                  SELECTED FINANCIAL DATA
          CAROLINA FIRST CORPORATION AND FIRST NATIONAL BANK OF PICKENS COUNTY
                       (Dollars in thousands, except per share data)

                                                                                            Three  Months Ended
                                               Years  Ended  December  31,(3)                     March 31,
                                      --------------------------------------------------    ---------------------
                                      1993        1994       1995        1996       1997       1997        1998
                                      ----        ----       ----        ----       ----       ----        ----

STATEMENT OF INCOME DATA
Net interest income                $ 33,101   $ 46,950   $ 54,792    $ 61,140   $ 71,596$    16,685    $ 21,558
Provision for loan losses             1,220      1,247      6,925      10,263     11,830      2,952       2,136
Noninterest income, excluding
  securities transactions             6,478      8,621     16,972      20,804     17,122      3,147       4,607
Securities transactions                 684         75        768         964      2,902         87         140
Noninterest income                    7,162      8,696     17,740      21,768     20,024      3,234       4,747
Noninterest expenses (1)             30,008     54,615     49,846      54,492     55,077     13,602      16,064
Net income (loss) (1)                 6,345       (790)    10,375      11,660     15,944      2,156       5,135
Dividends on preferred stock          1,930      2,433      2,752          63         --         --          --
Net income (loss) applicable
  to common shareholders (1)          4,415     (3,223)     7,623      11,597     15,944      2,156       5,135

BALANCE SHEET DATA (PERIOD END)
Total assets                      $ 990,350 $1,295,203 $1,507,811  $1,672,561 $2,264,999 $1,724,038  $2,368,286
Securities and temporary
  investments                       231,460    181,553    226,429     312,156    372,893    321,544     588,876
Loans, net of unearned income       662,746    961,793  1,108,756   1,175,554  1,663,717  1,242,882
1,558,602
Allowance for loan losses             7,242      6,534      9,227      11,786     16,865     12,616      16,061
Nonperforming assets                  6,635      5,742      5,554       6,283      4,514      5,880       3,614
Total earning assets                894,456  1,141,577  1,335,185   1,487,710  2,036,610  1,564,426   2,147,478
Total deposits                      879,067  1,082,049  1,174,822   1,364,824  1,838,392  1,350,638   1,922,270
Borrowed funds                       16,779    106,074    187,759     146,217    141,334    173,168     114,962
Long-term debt                        1,274      1,162     26,347      26,442     39,119     26,476      39,395
Preferred stock                      15,662     37,014     32,909         943         --         --          --
Shareholders' equity                 81,175     97,456    106,914     117,868    216,191    119,226     258,504

PER SHARE DATA (2)
Net income (loss) per common share:
 Basic (1)                            $0.57     $(0.35)     $0.78       $0.89      $1.12      $0.16       $0.27
 Diluted (1)                           0.57      (0.35)      0.77        0.85       1.10       0.16        0.27
Cash dividends declared                0.04       0.17       0.21        0.25       0.29       0.07        0.08
Book value per common
 share (period end)                    7.06       6.44       7.31        8.64      12.03       8.73       12.91
Common shares outstanding:
 Weighted average - basic         7,813,399  9,312,152  9,824,558  13,013,045 14,297,455 13,612,375  18,896,101
 Weighted average - diluted      10,516,873 12,422,750 13,491,664  13,675,973 14,483,499 13,786,321  19,230,140
 Period end                       9,277,422  9,387,804 10,128,777  13,533,506 17,967,276 13,663,381  20,017,873

FINANCIAL RATIOS
Return on average assets               0.73%     (0.07)%     0.76%       0.74%     0.88%       0.52%       0.89%
Return on average equity               8.36      (0.81)     10.20       10.45     11.63        7.22        8.61
Net interest margin                    4.25       4.65       4.58        4.38      4.42        4.57        4.23

------------------


(1) Includes Carolina First Corporation's 1996 Savings Association Insurance Fund special assessment of $1,184 (pre-tax) and 1994 restructuring charges of $12,214 (pre-tax).
(2) Adjusted for stock dividends and stock split.
(3) Includes First National's historical financial information for the years ended June 30 (which is First National's fiscal year end) for each year indicated, except for 1993.

                                COMPARATIVE PER SHARE DATA

      The following tables present at the dates and for the periods indicated
(i) certain consolidated historical and pro forma combined per share data for the Carolina First Corporation common stock after giving effect to the Reorganization Agreement and (ii) certain historical and pro forma data for the First National common stock. The pro forma financial data are presented using the pooling of interests method of accounting, and an assumed Conversion Ratio of 28.8492 shares of Carolina First Corporation common stock for each share of First National common stock. The data presented should be read in conjunction with the historical financial statements and the related notes thereto included elsewhere herein or incorporated herein by reference and in conjunction with the pro forma combined condensed financial information included elsewhere herein. The data are not necessarily indicative of actual results that would have been achieved had the Reorganization Agreement been consummated at the beginning of the periods presented and are not indicative of future results.

                           Carolina First
                             Corporation       First National
                         -----------------   ------------------
                         Three Months Ended  Three Months Ended    Pro Forma    First National
                           March 31, 1998      March 31, 1998      Combined     Equivalent(1)
                           --------------      --------------      --------     -------------
Diluted earnings per
   common share                $0.28                $5.51           $0.27           $7.79
Cash dividends declared per
   common share                 0.08                   --            0.08            2.31
Book value per common
   share (period end)          13.74               198.39           12.91          372.44

(1) Calculated by multiplying the Pro Forma Combined by an assumed Conversion Ratio of 28.8492.

                           Carolina First
                            Corporation          First National
                          -----------------    ------------------
                            Year Ended            Year Ended         Pro Forma   FirstNational
                          December 31, 1997    December 31, 1997(1)  Combined    Equivalent(2)
                          -----------------    --------------------  ---------   -------------
Diluted earnings per
  common share                   $1.18                $ 22.08          $1.11         $32.02
Cash dividends declared per
  common share                    0.29                   2.70           0.29           8.37
Book value per common
  share (period end)             12.88                 192.81          12.03         347.06

(1)Historical earnings per share for First National, which has a June 30 fiscal year end, have been adjusted to reflect a December 31 fiscal year end by adding the subsequent six month period and subtracting the comparable preceding year interim results from the results for the year ended June 30, 1997.
(2)Calculated by multiplying the Pro Forma Combined by the assumed Conversion Ratio of 28.8492.

                           Carolina First
                             Corporation       First National
                          ----------------     --------------
                             Year Ended          Year Ended      Pro Forma   FirstNational
                          December 31, 1996    June 30, 1997     Combined    Equivalent(1)
                          -----------------    --------------    ----------  -------------
Diluted earnings per
   common share                 $0.92              $20.05           $0.88         $25.39
Cash dividends declared per
   common share                  0.25                 245            0.25           7.21
Book value per common
   share (period end)            9.26              181.65            8.83         254.74

(1) Calculated by multiplying the Pro Forma Combined by an assumed Conversion Ratio of 28.8492.




                           Carolina First
                             Corporation       First National
                              Year Ended         Year Ended        Pro Forma   FirstNational
                           December 31, 1995    June 30, 1996      Combined    Equivalent (1)
                           -----------------    -------------      --------    --------------
Diluted earnings per
   common share                  $0.84              $14.82           $0.79         $22.79
Cash dividends declared per
   common share                   0.21                 235            0.21           6.06
Book value per common
   share (period end)             7.61              161.30            7.40         213.48

(1) Calculated by multiplying the Pro Forma Combined by an assumed Conversion Ratio of 28.8492.

                                    RISK FACTORS

         IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY WHEN EVALUATING CAROLINA FIRST CORPORATION AND THE CAROLINA FIRST CORPORATION COMMON STOCK.

         DEPENDENCE ON SENIOR MANAGEMENT. Carolina First Corporation is dependent upon the services of certain of the senior executive officers of Carolina First Corporation and its subsidiaries. The loss of the services of one or more of such individuals could have an adverse effect on Carolina First Corporation. No assurance can be given that replacements for any of these officers could be employed if their services were no longer available. Carolina First Corporation maintains key employee insurance on Mack I. Whittle, Jr., Carolina First Corporation's Chief Executive Officer.

         GROWTH THROUGH ACQUISITION. Carolina First Corporation has experienced significant growth in assets as a result of acquisitions. Moreover, Carolina First Corporation anticipates engaging in selected acquisitions of financial institutions and branch locations in the future. There are certain risks associated with Carolina First Corporation's acquisition strategy that could adversely impact net income. Such risks include, among others, incorrectly assessing the asset quality of a particular institution being acquired, encountering greater than anticipated costs of incorporating acquired businesses into Carolina First Corporation and being unable to profitably deploy funds acquired in an acquisition. Furthermore, there can be no assurance as to the extent that Carolina First Corporation can continue to grow through acquisitions. In the past, Carolina First Corporation has engaged in acquisitions accounted for by the purchase method of accounting. Acquisitions accounted for by the purchase method of accounting may lower the capital ratios of the entities involved. Consequently, in the event that Carolina First Corporation engages in significant acquisitions accounted for by the purchase method of accounting in the future, Carolina First Corporation may be required to raise additional capital in order to maintain capital levels required by the Board of Governors of the Federal Reserve System ("Federal Reserve"). In the future, Carolina First Corporation may issue capital stock in connection with additional acquisitions. Such acquisitions and related issuances of stock may have a dilutive effect on earnings per share and ownership. Although Carolina First Corporation is engaged from time to time in discussions relating to possible acquisitions, Carolina First Corporation presently has no agreements or understandings relating to any acquisitions except for the pending acquisitions of Colonial Bank of South Carolina, Inc. and Poinsett Financial Corporation described below in "INFORMATION ABOUT CAROLINA FIRST CORPORATION--Recent Developments."

         ANTITAKEOVER MEASURES. Carolina First Corporation has certain antitakeover measures in place. These include (i) a Shareholders' Rights Plan which, among other things, provides for the dilution of the Carolina First Corporation common stock holdings of certain shareholders who acquire 20% or more of the Carolina First Corporation common stock and attempt to acquire Carolina First Corporation without the consent of management, (ii) certain management contracts which provide for additional management compensation in the event that executive officers who are a party thereto are terminated after a change in control of Carolina First Corporation, and (iii) various charter provisions providing for, among other things, a "staggered" board of directors and supermajority voting requirements in connection with the removal of directors without cause and certain business combinations involving Carolina First Corporation. Any one or more of these measures may impede the takeover of Carolina First Corporation without the approval of Carolina First Corporation's Board of Directors and may prevent shareholders from taking part in a transaction in which they could realize a premium over the current market price of Carolina First Corporation common stock. See "CAROLINA FIRST CORPORATION CAPITAL STOCK."


      COMMERCIAL LENDING ACTIVITIES. Over the past several years, Carolina First Corporation has experienced significant growth in commercial and commercial mortgage loans. These loans are generally more risky than one-to-four family or consumer loans because they are unique in character, generally larger in amount and dependent upon the borrower's ability to generate cash to service the loan. There are certain risks inherent in making all loans, including risks with respect to the period of time over which loans may be repaid, risks resulting from uncertainties as to the future value of collateral, risks resulting from changes in economic and industry conditions and risks inherent in dealing with individual borrowers. While Carolina First Corporation's nonperforming loans as a percentage of total loans is below its peer group average, there is a risk that the quality of Carolina First Corporation's loan portfolio could decline, particularly in connection with the rapid growth in loans Carolina First Corporation has experienced over the past several years.



                     INFORMATION CONCERNING THE SPECIAL MEETING

SPECIAL MEETING

      This Proxy Statement/Prospectus is being furnished to shareholders of First National as of the Record Date in connection with the solicitation of proxies by the Board of Directors of First National for use at the Special Meeting and at any adjournments thereof. The Special Meeting is to be held on September 11, 1998 at 10:00 a.m., local time, at the main office of First National, 200 South Pendleton Street, Easley, South Carolina. Holders of First National common stock are requested to complete, date and sign the accompanying Proxy and return it promptly to First National in the enclosed postage-paid envelope.

         PURPOSE OF THE SPECIAL MEETING. The purpose of the Special Meeting is to consider and take action with respect to approval of the Reorganization Agreement. As required by Federal law, approval of the Reorganization Agreement will require the affirmative vote of the holders of two-thirds of the outstanding shares of First National common stock entitled to vote on the Reorganization Agreement. See "--First National Record Date and Voting Rights." This Proxy Statement/Prospectus, Notice of Special Meeting and the Proxy are first being mailed to shareholders of First National on or about August 11, 1998.

         FIRST NATIONAL RECORD DATE AND VOTING RIGHTS. Only the holders of First National common stock on the Record Date are entitled to receive notice of and to vote at the Special Meeting and at any adjournments thereof. On the Record Date, there were 80,000 shares of First National common stock outstanding, which were held by approximately 146 holders of record. Each share of First National common stock outstanding on the Record Date is entitled to one vote as to each of the matters submitted at the Special Meeting.

      A majority of the shares entitled to be voted at the Special Meeting constitutes a quorum. If a share is represented for any purpose at the Special Meeting by the presence of the registered owner or a person holding a valid proxy for the registered owner, it is deemed to be present for purposes of establishing a quorum. Therefore, valid proxies which are marked "Abstain," as to which no vote is marked, including proxies submitted by brokers that are the record owners of shares (so-called "broker non-votes"), will be included in determining the number of shares present or represented at the Special Meeting.

      THE MERGER MUST BE APPROVED BY THE AFFIRMATIVE VOTE OF THE HOLDERS OF AT LEAST TWO-THIRDS OF THE OUTSTANDING SHARES OF FIRST NATIONAL COMMON STOCK ELIGIBLE TO VOTE AT THE SPECIAL MEETING. ACCORDINGLY, PROXIES MARKED "ABSTAIN" AND SHARES THAT ARE NOT VOTED (INCLUDING BROKER NON-VOTES) WILL HAVE THE SAME EFFECT AS VOTES AGAINST THE REORGANIZATION AGREEMENT.

      On July 15, 1998, the directors and executive officers of First National and their affiliates owned a total of 46,652 shares, or approximately 58% of First National's common stock.


         PROXIES. The accompanying Proxy is for use at the Special Meeting. A record shareholder may use this

Proxy if he is unable to attend the Special Meeting in person or wishes to have his shares voted by proxy even if he does attend the Special Meeting. All shares represented by valid proxies received pursuant to this solicitation that are not revoked before they are exercised will be voted in the manner specified therein. If no specification is made, the proxies will be voted FOR approval of the Reorganization Agreement. The Board of Directors of First National is not aware of any other matters that may be presented for action at the Special Meeting, but if other matters do properly come before the Special Meeting, it is intended that shares represented by proxies in the accompanying form will be voted by the persons named in the Proxy in accordance with their best judgment.

      If a quorum is not obtained, or if fewer shares of First National common stock are voted in favor of approval of the Reorganization Agreement than the number required for approval, it is expected that the Special Meeting will be postponed or adjourned for the purpose of allowing additional time for obtaining additional proxies or votes, and, at any subsequent reconvening of the Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the meeting (except for any proxies which have theretofore effectively been revoked).

      The presence of a record shareholder at the Special Meeting will not automatically revoke such shareholder's proxy. The proxy may be revoked by the record shareholder (i) by giving written notice to the Secretary of First National at any time before it is voted, (ii) by submitting a proxy having a later date, or (iii) by such person appearing at the Special Meeting and giving notice of revocation to the corporate officers responsible for maintaining the list of shareholders.

      Solicitation of proxies may be made in person or by mail, or by telephone or other electronic means, by directors, officers and regular employees of First National, who will not be specially compensated in such regard. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward solicitation materials to beneficial owners and secure their voting instructions, if necessary, and will be reimbursed for the expenses incurred in sending proxy materials to beneficial owners. First National will bear the costs associated with the solicitation of proxies and other expenses associated with the Special Meeting.

      No person is authorized to give any information or to make any representation not contained or incorporated by reference in this Proxy Statement/Prospectus and, if given or made, such information or representation should not be relied upon as having been authorized by First National, Carolina First Corporation or any other person. The delivery of this Proxy Statement/Prospectus will not, under any circumstances, create any implication that there has been no change in the affairs of First National or Carolina First Corporation since the date of this Proxy Statement/Prospectus.

      . THE FIRST NATIONAL BOARD OF DIRECTORS HAS APPROVED THE REORGANIZATION AGREEMENT AND BELIEVES THAT THE PROPOSED TRANSACTION IS FAIR TO AND IN THE BEST INTERESTS OF FIRST NATIONAL AND ITS SHAREHOLDERS. THE FIRST NATIONAL BOARD OF DIRECTORS RECOMMENDS THAT FIRST NATIONAL'S SHAREHOLDERS VOTE FOR APPROVAL OF THE REORGANIZATION AGREEMENT.

                            THE PROPOSED TRANSACTION

         THE FOLLOWING DESCRIPTION OF THE TERMS AND PROVISIONS OF THE REORGANIZATION AGREEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE REORGANIZATION AGREEMENT, WHICH IS SET FORTH IN FULL AS ANNEX A TO THIS PROXY STATEMENT/PROSPECTUS AND INCORPORATED HEREIN BY REFERENCE.

GENERAL DESCRIPTION OF THE TERMS OF THE REORGANIZATION AGREEMENT

      The Reorganization Agreement provides for the merger of First National with and into Carolina First Bank, a wholly-owned subsidiary of Carolina First Corporation. As a result of the Merger, the separate corporate existence of First National will cease and Carolina First Bank, as the surviving entity, will possess all rights, franchises and interests of First National. As of the Effective Time of the Merger, certificates of First National common stock will represent only the right to receive the requisite number of shares of Carolina First Corporation common stock and cash for any fractional shares. The Reorganization Agreement also provides that Carolina First Corporation may restructure the transactions contemplated therein, provided that any such restructuring shall not (i) alter the type of consideration to be issued to the holders of First National common stock as provided for in the Reorganization Agreement, (ii) reduce the value of such consideration, (iii) adversely affect the intended tax-free treatment to First National's shareholders as a result of receiving such consideration or prevent the parties from obtaining the tax opinion of Wyche, Burgess, Freeman & Parham, P.A. referred to herein, (iv) materially impair the ability to receive the required regulatory approvals, or
(v) materially delay the closing.

      Pursuant to the terms of the Reorganization Agreement, upon consummation of the Merger, holders of First National's common stock will be entitled to receive shares of Carolina First Corporation common stock having a "fair market value" (as defined in the Reorganization Agreement) of $750.08 (subject to adjustment upward to $769.89 in the event the consummation of the Merger occurs after September 30, 1998) for each outstanding share of First National common stock held by them. Assuming a fair market value of $26.00 per share, and consummation on or before September 30, 1998, this results in a Conversion Ratio of 28.8492.

      The "fair market value" is defined in the Reorganization Agreement as the average of the closing prices as quoted on the Nasdaq National Market for Carolina First Corporation common stock for the twenty days in which Carolina First Corporation common stock was traded immediately prior to the Closing Date, except that if prior to the effective time of the Merger, any other person or entity shall have publicly announced an intention to acquire control of Carolina First Corporation by merger or otherwise or Carolina First Corporation shall have publicly acknowledged that it is seeking to be acquired by another person or entity or is discussing being acquired by another person or entity, then the average of the closing prices as quoted on the Nasdaq National Market for Carolina First Corporation common stock for the 20 days for which the Carolina First Corporation common stock was traded immediately prior to such announcement or acknowledgment shall be determined and, if such average is less than the average derived from the 20 trading days immediately prior to the Closing Date, then the smaller average shall be the fair market value. All of the stock prices set forth above are subject to equitable adjustment for stock splits, stock dividends, reverse stock splits and similar items.

         Because the number of shares of Carolina First Corporation common stock to be received by First National shareholders will depend on the market price of Carolina First Corporation common stock, the exact number of shares to be received by First National shareholders will not be known until the effective date of the Merger. On August 5, 1998, the most recent date for which it was practicable to obtain information prior to the printing of this Prospectus/Proxy Statement, the closing price per share of Carolina First Corporation common stock, as reported on the Nasdaq National Market, was $23.50. First National shareholders should note, however, that the market price of the Carolina First Corporation common stock they receive will continue to be subject to market fluctuations, as well as the future results of operations and financial condition of Carolina First Corporation, among other factors, and therefore may be worth less than, or more than, such amount as of the date they receive their Carolina First Corporation common stock certificates.


      No fractional shares of Carolina First Corporation common stock will be issued as a result of the Merger. In lieu of the issuance of fractional shares, cash will be paid to the holders of the First National common stock in respect of any fractional share that would otherwise be issuable based on the fair market value of Carolina First Corporation common stock.

      The Reorganization Agreement generally provides that Carolina First Corporation and First National will each bear and pay their own costs and expenses incurred in connection with the transactions contemplated in the Reorganization Agreement, including fees of attorneys and accountants. The Reorganization Agreement specifically provides that Carolina First Corporation will bear the cost of the filing fees for the Registration Statement and the cost for all filing fees associated with obtaining necessary regulatory approvals.

      The Merger will become effective at the Effective Time, which will be specified in the Articles of Merger to be filed with the South Carolina Secretary of State. At the Effective Time, by operation of law, First National shareholders will no longer be owners of First National common stock and (to the extent that they receive Carolina First Corporation common stock as consideration) will automatically become owners of Carolina First Corporation common stock. After the Effective Time, each outstanding certificate representing shares of First National common stock prior to the Effective Time shall be deemed for all corporate purposes (other than the payment of dividends and other distributions by First National to which the former shareholders of First National common stock may be entitled) to evidence only the right of the holder thereof to surrender such certificate and receive the consideration as provided in the Reorganization Agreement.


BACKGROUND OF AND REASONS FOR THE REORGANIZATION AGREEMENT

         FIRST NATIONAL REASONS. First National is headquartered in Easley, South Carolina and conducts its business through four office facilities in Pickens County. In connection with its normal strategic planning process, First National continuously reviews its strategic business alternatives, including devoting attention to the continuing consolidation and increasing competition in the banking and financial services industries in South Carolina. In recent years, competition in the local banking and financial services industries has intensified and required increased efforts to enhance First National's ability to remain competitive in this environment.

      In late February, 1998 the Chief Executive Officer of Carolina First Corporation met with the Chairman of First National and expressed a possible interest in Carolina First Corporation's acquiring First National. The Chairman then met with the First National Board of Directors and advised them of Carolina First Corporation's interest. The Board of Directors discussed the desirability of engaging a financial advisor to assist it in considering Carolina First Corporation's proposal and to determine what other interest might be present. The Board of Directors instructed the Chairman to make a recommendation to the Board of Directors with respect to a financial advisor. Subsequently the Chairman recommended to the Board of Directors that the Board of Directors engage Orr Management to assist First National. The First National Board of Directors met with its counsel and discussed the legal aspects of considering a merger proposal and the other options available to First National. The Board of Directors then voted to engage Orr Management and asked Orr Management to seek acquisition proposals from potential acquirors.

Orr Management prepared information about First National and contacted a number of potential acquirors. The Chairman met with representatives of a number of the potential acquirors that had expressed some interest in First National. Discussions were held with several proposed acquirors regarding the possible terms of a merger and the Chairman and Orr Management concluded that the best proposal available was the proposal being made by Carolina First Corporation. The Board of Directors met on May 11 with representatives of Orr Management and the First National's counsel to discuss the Carolina First Corporation proposal and the other proposals received by Orr Management on behalf of First National. The Board of Directors of Directors then authorized the Chairman to execute a nonbinding letter of intent with Carolina First Corporation. On May 12, 1998, Carolina First Corporation publicly announced that it had entered into a letter of intent to acquire First National.

      Thereafter the Chairman, Orr Management and counsel for First National negotiated the terms of the Reorganization Agreement with Carolina First Corporation's officers and counsel. On June 9, 1998, the First National Board of Directors met again to review the proposed Reorganization Agreement. After a lengthy discussion the Board of Directors instructed the Chairman to negotiate certain changes in the terms of the Agreement. The terms of the proposed Reorganization Agreement were modified and the officers and counsel of both First National and Carolina First Corporation agreed upon the terms of the Reorganization Agreement.

         On June 22, 1998, the Board of Directors met again and considered the terms of the Reorganization Agreement. The Board of Directors voted unanimously to authorize the Chairman to execute the Reorganization Agreement on behalf of First National and recommended approval of the Merger to the shareholders.

         In deciding to approve the Reorganization Agreement the Board of Directors received information and advice from the officers of First National, First National's counsel and Orr Management, including its opinion that the consideration to be received by the shareholders of First National was fair from a financial point of view. In reaching its decision the First National Board of Directors considered a number of factors. Without assigning any relative or specific weights to the factors, the First National Board of Directors considered the following material factors:

         (i) First National's business, operations, earnings, managerial requirements and resources, prospects and financial condition;

        (ii) Carolina First Corporation's business, operations, earnings, financial condition and lending capacity on both an historical and prospective basis;

       (iii) The enhanced opportunities for operating efficiencies that could result from the Merger, the enhanced opportunities for growth in First National's market areas that the Merger would make possible and the respective contributions the parties would bring to a combined institution;

        (iv) The First National Board of Directors' belief that Carolina First Bank would retain valued First National employees and continue to make substantial contributions in the communities served by First National;

         (v) The terms of the Reorganization Agreement and the value of the Carolina First Corporation common stock to be received by First National shareholders;

        (vi) Carolina First Corporation as an ongoing institution and its growth prospects, asset quality, reserves for losses, capital adequacy and profitability;

       (vii) The liquidity of the Carolina First Corporation common stock and the number of unaffiliated shareholders of Carolina First Corporation;

      (viii) Alternatives to the Merger, including the alternatives of remaining independent and growing internally, or remaining independent for a period of time and then selling;
                                       20

         (ix) Possible affiliation partners for First National (other than Carolina First Corporation), prospects for such other possible affiliation partners, and the consideration which might be available from such other partners;

         (x) The expectation that the Merger will be a tax free transaction to First National and its shareholders;

        (xi) Factors that may affect the market value of Carolina First Corporation common stock in the near future and the long term; and

        (xii) Current and prospective economic environment, competitive constraints and regulatory burdens facing financial institutions, including First National.

      The terms of the Reorganization Agreement were the result of arm's length negotiations between representatives of First National and Carolina First Corporation.

         CAROLINA FIRST CORPORATION REASONS. After consideration of relevant business, financial, and market factors, the Board of Directors of Carolina First Corporation believes that the Merger will provide it with a favorable means for strengthening its presence in Pickens County. Carolina First Corporation's goal is to be the leading South Carolina-headquartered, state-wide financial institution, and having a strong market presence in First National's market areas is an important step in achieving this goal. Carolina First Corporation believes that acquiring an existing institution is a superior means of expanding in First National's markets, as compared to branching DE NOVO, primarily because of the acquisition of the established customer relationships. Carolina First Corporation believes that First National has valuable community relationships which it will be able to use to expand its banking operations in First National's market areas. Carolina First Corporation also believes that the terms of the proposed Merger are fair from its point of view and from a financial perspective.

OPINION OF FIRST NATIONAL'S FINANCIAL ADVISER

      First National retained Orr Management on April 14, 1998, to render to the Board of Directors of First National, a written opinion as to the fairness, from a financial point of view, to the shareholders of First National of the terms of the proposed Merger. On July 15, 1998, Orr Management presented its written opinion to First National's Board of Directors.

      The full text of Orr Management's opinion, dated as of June 22, 1998, is attached as Annex B hereto and should be read in its entirety with respect to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Orr Management in connection with its opinion. First National's shareholders are urged to read the opinion in its entirety.

      Orr Management's opinion to First National's Board of Directors on the Merger is directed only to the Conversion Ratio and does not address the fairness, from a financial point of view, of any Conversion Ratio that may be agreed upon by First National and Carolina First Corporation pursuant to the provisions of the First National Agreement that provides for possible adjustment of the Conversion Ratio. Orr Management's opinion does not constitute a recommendation to any shareholder of First National as to how such shareholder should vote at the Special Meeting.

      First National selected Orr Management as its investment banker on the basis of its expertise in merger and acquisition advisory services. Orr Management is an investment banking firm whose principals have over 75 years of combined banking experience and have been involved with over 35 bank related mergers and acquisitions.

      No limitations were imposed by First National upon Orr Management with respect to rendering its opinion.

      In arriving at its opinion, Orr Management reviewed, among other things:
(i) the Reorganization Agreement; (ii) certain publicly available information concerning First National and Carolina First Corporation, including the respective Annual Reports on Form 10-K of Carolina First Corporation for each of the years in the three year period ended December 31, 1995, 1996 and 1997, the respective Quarterly Reports on Form 10-Q for Carolina First Corporation for the quarter ended March 31, 1998; (iii) certain available financial forecasts concerning the business and operations of First National and Carolina First Corporation; and (iv) certain publicly available information with respect to other companies that Orr Management believes to be comparable in certain respects to First National and Carolina First Corporation and the trading markets for such other companies' securities.

      In Orr Management's review and analysis, Orr Management assumed and relied upon the accuracy and completeness of all of the financial and other information provided Orr Management, or that was publicly available, and has not attempted independently to verify nor assumed responsibility for verifying any such information. With respect to the financial projections, Orr Management assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of First National or Carolina First Corporation, as the case may be, and Orr Management expresses no opinion with respect to such forecasts or the assumptions on which they are based. Orr Management has not made or obtained or assumed any responsibility for making or obtaining any independent evaluations or appraisals of any of the assets (including properties and facilities) or liabilities of First National or Carolina First Corporation.

      The following summary does not purport to be a complete description of the analyses performed or the matters considered by Orr Management in arriving at is opinion.

      In addressing the fairness, from a financial point of view, of the consideration to be issued by Carolina First Corporation to the shareholders of First National, Orr Management addressed certain issues relating to the financial fairness of the proposed Merger, including: (i) how the Merger compares to similar bank transactions; (ii) the financial impact of the Merger to the current shareholders of First National; and (iii) whether Carolina First Corporation's operations and currency are of similar value to other acquirors in similar transactions. To address the impact of the proposed Merger, Orr Management reviewed analyses of recently announced bank acquisitions, First National's contribution to the new combined entity, its analysis of shareholders' claims on the new entity, a present value analysis of First National's common stock on a stand-alone basis, and Carolina First Corporation's operations and stock compared to its peers. In summary, Orr Management reached the conclusions that the proposed Merger is comparable to similar bank transactions, the financial impact to the current shareholders of First National is positive and fair, and Carolina First Corporation's operations and stock are well within the range of comparable acquirors in the industry.

      Orr Management employed a variety of methodologies in its analyses, including analyses of the financial impact of the transaction based on a pro forma contribution analysis, a shareholder's claims analysis, and a discounted dividend analysis. The pro forma contribution analysis looked at the financial impact of the Merger on certain balance sheet and income statement items. Such analysis included calculations, among others, that showed the percentage contributions of First National and Carolina First Corporation to the total equity capital of the combined entities would be 7.11% and 92.89%, respectively; and the percent of contribution to market capitalization at June 22, 1998, would be 1.26% by First National and 98.74% by Carolina First Corporation.

      Shareholder's Claims Analysis. In its shareholder's claims analysis, Orr Management calculated an earnings per share claims analysis (including Carolina First Corporation's proposed merger with Colonial and assuming a 21% savings factor), and Orr Management concluded that the Merger would result in an increase of

38.9% in the earnings per share (basic). In Orr Management's dividend claims analysis as part of its shareholder's claims analysis, based on Carolina First Corporation's annualized first quarter 1998 dividend of $.08 per share of Carolina First Corporation's common stock, the new equivalent dividend per share (basic) for First National would increase by 195.5%.

      Discounted Dividends Analysis. Orr Management's discounted divided analysis compared the value of First National's current stock value to the value it will receive in the exchange for shares of Carolina First Corporation common stock. The five year financial projections were supplied by First National. Orr Management discounted the dividends at rates of 12%, 14%, and 16% and assumed a take out value at the end of year five based on price-to-earnings multiples of 16, 18, and 20. The discounted values ranged from a low of $232.28 per share to a high of $341.75 per share. The analysis revealed that the current offer from Carolina First Corporation, $750.08 or $769.89 per share (depending in when the Merger is consummated), is higher than the stock price of holding the shares of First National common stock.

      Comparable Bank Transactions Analysis. Orr Management reviewed 16 comparable bank transactions involving sellers with assets less than $300 million announced between February 1997 and May 1998. Orr Management noted the prices paid in these mergers as a multiple of book values and earnings, and Orr Management reviewed other data in connection with these mergers, including the amount of total assets, the return on average assets and the return on average equity of the acquired institutions. Orr Management then compared this data to that of First National and the value to be received by First National shareholders in the Merger.

      The comparable bank transactions showed a range of transaction values as multiples of book value per share of a low of 1.51 times to a high of 4.78 times and an average of 3.04 times. The range of transaction values as multiples of earnings per share revealed a low of 15.4 times a high of 36.3 times and an average of 22.3 times. The First National acquisition multiple of book value was
3.99 times, and the multiple of earnings per share was 34.9 times.

      No company or transaction used in the above analyses as a comparison is identical to First National, Carolina First Corporation or the Merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial growth and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which they are being compared. Mathematical analysis in and of itself does not necessarily provide meaningful intercompany comparisons.

      Orr Management will be paid a fee in connection with the proposed Merger equal to 0.80% of the gross transaction value. The payment of that fee is contingent upon consummation of the Merger. Further, First National has agreed to reimburse legal and other reasonable expenses and to indemnify Orr Management and its affiliates, directors, agents, employees and controlling persons in connection with certain matters related to rendering its opinion, including liabilities under securities laws.

      THE WRITTEN OPINION OF ORR MANAGEMENT TO FIRST NATIONAL IS ATTACHED AS ANNEX B TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. THE DESCRIPTION OF THE FIRST NATIONAL FAIRNESS OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO ANNEX B. FIRST NATIONAL SHAREHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY FOR A DESCRIPTION OF THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED, AND QUALIFICATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY ORR MANAGEMENT IN CONNECTION WITH RENDERING ITS OPINION.


EXCHANGE OF FIRST NATIONAL STOCK CERTIFICATES

      As soon as practicable after the Effective Time (but in no event more than five days after the Effective Time), Carolina First Corporation or its transfer agent (in such capacity, the "Exchange Agent") will mail, and otherwise make available to each former record holder of shares of First National common stock, a form of the letter of transmittal and instructions for use in effecting surrender and exchange of certificates which immediately before the Effective Time represented shares of First National common stock ("Certificates") for payment therefor. Adequate provisions shall be made to permit Certificates to be surrendered and exchanged in person not later than the business day following the Effective Time.

FIRST NATIONAL SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE TRANSMITTAL FORMS.

      Upon receipt of such notice and transmittal form, each holder of Certificates at the Effective Time should send or provide the Certificate, or Certificates, to the Exchange Agent, whereupon the holder shall promptly receive the Carolina First Corporation common stock issuable to him in exchange for such Certificates. If any portion of the payment to be made upon surrender and exchange of a Certificate is to be paid to a person other than the person in whose name the Certificate is registered, it shall be a condition of such payment that the Certificate shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay in advance any transfer or other taxes or establish to the satisfaction of Carolina First Corporation that no such tax is applicable.

      Carolina First Corporation is not obligated to deliver the Carolina First Corporation common stock to which any former holder of First National common stock is entitled as a result of the Merger until such holder surrenders his or her Certificates, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond as may be reasonably required in each case by Carolina First Corporation or First National. In addition, no dividend or other distribution payable to the holders of record of Carolina First Corporation common stock as of any time subsequent to the Effective Time shall be paid to the holder of any certificate representing shares of First National Common Stock issued and outstanding at the Effective Time until such holder surrenders such Certificate to the Exchange Agent for exchange. However, upon surrender of the Certificates, both the Carolina First Corporation common stock certificate, together with all such withheld dividends or other distributions and any withheld cash payments in respect of fractional share interest, but without any obligation for payment of interest by such withholding, shall be delivered and paid with respect to each share represented by such Certificates.

      After the Effective Time, each outstanding Certificate shall be deemed for all corporate purposes (other than voting and the payment of dividends and other distributions to which the former shareholders of First National common stock may be entitled) to evidence only the right of the holder thereof to surrender such Certificate and receive the requisite number of shares of Carolina First Corporation common stock in exchange therefore (and cash in lieu of fractional shares) as provided in the Reorganization Agreement.


 CONDITIONS TO CONSUMMATION OF THE MERGER

      The obligations of Carolina First Corporation and Carolina First Bank to consummate the transactions contemplated in the Reorganization Agreement are subject to the satisfaction of the following conditions (among others) at or before the Closing Date: (i) the compliance by First National with its covenants set forth in the Reorganization Agreement and the material accuracy, on the Closing Date, of each of the representations and warranties of First National set forth in the Reorganization Agreement (subject to certain limited exceptions); (ii) the receipt by Carolina First Corporation of an opinion of counsel of First National in form and substance reasonably satisfactory to Carolina First Corporation and its counsel; (iii) that there shall have been no "material adverse event" (as defined in the Reorganization Agreement) with respect to First National through the Closing Date; (iv) the receipt of necessary regulatory approvals; (v) the receipt of the necessary shareholder approval of First National; (vi) that immediately prior to Closing, the First National allowance for loan losses meets certain requirements; (vii) the execution of the consulting agreement between Carolina First Corporation and James H. Grantham; and (viii) that the holders of 10% or more of the First National common stock outstanding at the time of the Shareholders' Meeting shall not have dissented to the Merger.

      The obligations of First National to consummate the transactions contemplated in the Reorganization Agreement are subject to the satisfaction of the following conditions (among others) at or before the Closing Date: (i) the compliance by Carolina First Corporation and Carolina First Bank with their respective covenants set forth in the Reorganization Agreement and the material accuracy, on the Closing Date, of each of the representations and warranties of Carolina First Corporation and Carolina First Bank set forth in the Reorganization Agreement (subject to certain limited exceptions); (ii) the receipt by First National of an opinion of counsel of Carolina First Corporation and Carolina First Bank in form and substance reasonably satisfactory to First National and its counsel; (iii) that there shall have been no "material adverse event" (as defined in the Reorganization Agreement) with respect to Carolina First Corporation or Carolina First Bank through the Closing Date; (iv) the receipt of necessary regulatory approvals; (v) the receipt of the necessary shareholder approvals of Carolina First Corporation and First National; (vi) the receipt of a tax opinion from Wyche, Burgess, Freeman & Parham, P.A., reasonably satisfactory to First National, opining, subject to reasonable qualifications, that the Merger shall, upon compliance with reasonable conditions, qualify as a tax-free reorganization under Section 368(a) of the Code; and (vii) the execution of the consulting agreement between Carolina First Corporation and James H. Grantham.

      Carolina First Corporation and First National may, to the extent permitted by applicable law, waive certain of the conditions imposed with respect to their respective obligations to consummate the Reorganization Agreement.

TERMINATION

      The Reorganization Agreement may be terminated at any time prior to the Closing Date: (a) by mutual consent of the parties; (b) by either Carolina First Corporation or First National, at that party's option, (i) if a permanent injunction or other order (including any order denying any required regulatory consent or approval) shall have been issued by any Federal or state court of competent jurisdiction in the United States or by any United States Federal or state governmental or regulatory body, which order prevents the consummation of the transactions contemplated herein, or (ii) if the requisite First National shareholder approval is not received at the Special Meeting; (c) by either Carolina First Corporation or First National if the other party (or its subsidiaries) has failed to comply with the agreements or fulfill the conditions contained in the Reorganization Agreement except that any such failure of compliance or fulfillment must result in a "material adverse event" (as defined in the Reorganization Agreement) and the breaching party must be given notice of the failure to comply and a reasonable period of time to cure; or (d) by either Carolina First Corporation or First National in the event that closing has not occurred by March 31, 1999.

 AMENDMENT

      The Reorganization Agreement may be amended or supplemented in writing by mutual agreement of Carolina First Corporation, Carolina First Bank and First National. The Reorganization Agreement also provides that Carolina First Corporation may restructure the transactions contemplated therein, provided that any such restructuring shall not (i) alter the type of consideration to be issued to the holders of First National common stock as provided for in the Reorganization Agreement, (ii) reduce the value of such consideration, (iii) adversely affect the intended tax-free treatment to First National's shareholders as a result of receiving such consideration or prevent the parties from obtaining the tax opinion of Wyche, Burgess, Freeman & Parham, P.A. referred to herein, (iv) materially impair the ability to receive the required regulatory approvals, or
(v) materially delay the closing.

CONDUCT OF FIRST NATIONAL'S AND CAROLINA FIRST CORPORATION'S BUSINESS PRIOR TO THE EFFECTIVE TIME

      Under the terms of the Reorganization Agreement, First National has agreed with respect to the conduct of its respective businesses pending closing, among other things: (a) to carry on its business only in the ordinary course and to use all reasonable efforts to preserve intact its business organization and goodwill, maintain the services of its present officers and employees and preserve its relationships with customers, suppliers and others having business dealings; (b) not to amend its charter or bylaws; (c) not to issue or acquire any shares of its capital stock of any class or any securities convertible into its capital stock or declare or pay any dividends or distributions, or make any change in its capital structure; (d) to promptly advise Carolina First Corporation of any material adverse change in the business of First National;
(e) not to breach the Reorganization Agreement or cause any of the representations of First National contained in the Reorganization Agreement to become untrue; (f) not to incur any indebtedness other than in the ordinary course of business; (g) except for Merger-related expenses and current contractual obligations, not to incur any expense in excess of $25,000; (h) not to grant any executive officers any increase in compensation (except in the ordinary course of business) or enter into any employment agreement; (i) not to engage in acquisitions, mergers or other reorganizations; (j) except as may be directed by any regulatory authority or in certain other limited instances, not change its lending, investment, liability management or other material banking or other policies in any material respect, or implement or adopt any change in accounting principles, practices or methods; or (k) except in limited instances, not impose, or permit or suffer the imposition of any liens on any of its assets.

      Under the terms of the Reorganization Agreement, Carolina First Corporation has agreed, with respect to the conduct of its business pending closing, among other things: (i) to carry on its business in substantially the same manner as heretofore conducted; (ii) not to amend its Articles of Incorporation or Bylaws in any manner that will adversely affect the First National shareholders in any material respect; (iii) to promptly advise First National of any material adverse change in its business; and (iv) not to take any action that would be contrary to or breach any of the terms or provisions of the Reorganization Agreement, or which would cause Carolina First Corporation's representations in the Reorganization Agreement to become untrue in any material respect.

 REQUIRED REGULATORY APPROVALS

      The Merger is subject to certain regulatory approvals as set forth below. To the extent that the following information describes statutes and regulations, it is qualified in its entirety by reference to the particular statutes and regulations promulgated under such statutes.

      The acquisition of First National as contemplated herein is subject to approval of the FDIC pursuant to both the Bank Merger Act (12 U.S.C. ss. 1828 et seq.) ("BMA") and Section 5(d)(3) of the Federal Deposit Insurance Act ("FDI Act"). The BMA requires that the relevant regulatory agency take into consideration, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. The BMA prohibits the FDIC from approving the acquisition (i) if such transaction would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or (ii) if the effect of such transaction in any section of the country may be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner be a restraint of trade, unless the relevant regulatory agency finds that the anticompetitive effects of such merger are clearly outweighed by the public interest and by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. In addition, the

FDIC must take into account the record of performance of the existing and proposed institutions under the Community Reinvestment Act of 1977 ("CRA") in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by such institutions. Applicable regulations also require publication of notice of the application for approval of the Merger and provide an opportunity for the public to comment on the application in writing and to request a hearing. Subject to certain exceptions, the BMA provides that no bank merger may be consummated until the 15th day after approval, during which time the United States Department of Justice ("DOJ") may challenge the Reorganization Agreement on antitrust grounds. Carolina First Corporation has submitted an application to the FDIC for approval to consummate the Merger.

      The Merger also is subject to approval by the State Board under Section 34-24-30 of the South Carolina Bank Holding Company Act ("SCBHCA"). Under
Section 34-24-50 of the SCBHCA, the State Board may approve the Merger only after determining that the Merger would not create anticompetitive or monopolistic effects on the South Carolina banking business. The State Board also must take into consideration the financial and managerial resources and future prospects of the companies and banks involved as well as the convenience and needs of the communities to be served. In making its determination, the State Board will wait until after the FDIC makes its determination and will deny the application only if the State Board finds that the FDIC's determination is not supported by evidence that is substantial when viewed in light of the whole record considered by the FDIC. Carolina First Corporation has submitted an application to the State Board for approval to consummate the Merger.

      First National is required to provide prior notice of the Merger to the Office of the Comptroller of the Currency (the "OCC"). This notice has been provided.

      Carolina First Corporation and First National are not aware of any other governmental approvals or actions that are required for consummation of the Merger except as described above. Should any such approval or action be required, it is presently contemplated that such approval or action would be sought or taken. There can be no assurance that any such approval or action, if needed, could be obtained or would not delay consummation of the Merger.

OPERATIONS AFTER THE MERGER

      After consummation of the Merger, it is expected all of the former First National banking locations will be operated as branch locations of Carolina First Bank and such locations are expected to conduct their business in generally the same manner as prior to the Merger. It is generally expected that the retained First National officers and employees will continue in similar positions of Carolina First Bank in an at-will employment capacity. In general, retained First National officers and employees will continue at approximately their current levels of compensation and will be eligible for benefits available to other similarly situated officers and employees of Carolina First Bank. After consummation of the Merger, it is anticipated that Carolina First Bank will continue to conduct its business in generally the same manner in which it is now conducted. See "--Interests of Certain Persons in the Merger."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         DIRECTORS. In accordance with the Reorganization Agreement, Carolina First Corporation will nominate and elect James H. Grantham to the Board of Directors of Carolina First Bank for a period of five years following the Merger.

         INDEMNIFICATION; ADVANCEMENT OF EXPENSES; DIRECTORS' AND OFFICERS' INSURANCE. The Reorganization Agreement provides that Carolina First Corporation will indemnify the First National directors and executive officers against certain liabilities (and will advance certain expenses) to the fullest extent that such persons would have been entitled to indemnification (or advancement of expenses) under the laws of the federal law of the United States of America and the First National Articles of Association and Bylaws as in effect on the date of the Reorganization Agreement. The Reorganization Agreement also provides that prior to closing, First National shall use its best efforts to extend its existing directors' and officers' liability insurance policy past the Closing Date (spending up to $25,000) and after closing, Carolina First Corporation shall take no action to terminate prematurely such policy.


         EMPLOYMENT AGREEMENTS. James H. Grantham, J. Rodger Anthony and certain other officers of First National (the "Officers"), have employment arrangements with First National which provide for certain payments, among other things, in connection with the termination of their employment after a change in control (as defined in such agreements). The payments and benefits to be paid or provided to each of the Officers under the employment contracts are expected to have a present value, determined as of the Effective Time, of approximately $375,000 and $300,000 in the case of Messrs. Grantham and Anthony, respectively, and approximately $346,000 in the aggregate for all other Officers.


      In connection with this transaction, Carolina First Corporation and James
H. Grantham will enter into a consulting agreement that will be effective upon consummation of the Merger, whereby Mr. Grantham, as an independent contractor, will assist Carolina First Corporation in the assimilation of First National. Compensation under such agreement is expected to be at a rate not in excess of his current total compensation and will include the provision of health and other employee benefits to Mr. Grantham and his family.

         OTHER MATTERS RELATED TO EMPLOYEES AND EMPLOYEE BENEFIT PLANS. In the Reorganization Agreement, Carolina First Corporation and First National agreed to cooperate to develop staffing plans which will result in retention of as many First National managers and employees as is practical (as determined by Carolina First Corporation). Carolina First Corporation agreed that First National employees shall also be eligible for consideration for any other available positions for which they are qualified at Carolina First Corporation and its subsidiaries. Carolina First Corporation agreed that those former First National employees who are employed by Carolina First Corporation or its subsidiaries immediately following the Closing Date: (i) will be eligible, on the same basis as current Carolina First Corporation employees, for all Carolina First Corporation Benefit Plans (as defined in the Reorganization Agreement); and (ii) will receive past service credit for eligibility and vesting (but not benefit accrual) purposes under Carolina First Corporation Benefit Plans for years of service with First National as if such service had been with Carolina First Corporation or its subsidiaries. Carolina First Corporation agreed that First National may elect to fully vest its employees under some or all First National Benefit Plans prior to consummation of the Merger. Any First National Benefit Plans that are intended to be qualified under Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code will be terminated by proper action of the Board of Directors of First National prior to the Effective Time. Carolina First Corporation further agrees that those former First National employees who are employed by Carolina First Corporation or its subsidiaries immediately following the Closing Date will not be subject to any pre-existing condition exclusion under Carolina First Corporation's medical Benefit Plans.

ACCOUNTING TREATMENT

      Carolina First Corporation expects to account for the acquisition of First National as a pooling-of-interests. For the transaction to qualify for the pooling-of-interests method, it must satisfy certain conditions, including the condition that substantially all (at least 90%) of the outstanding First National common stock must be exchanged for Carolina First Corporation common stock. Under the pooling-of-interests method, the assets and liabilities of Carolina First Bank and First National will be combined and carried forward at their previously recorded amounts. The revenues and expenses of Carolina First Bank and First National will be retroactively combined for the entire fiscal period in which the combination occurs and for all periods prior to the combination at historically recorded amounts.

 CERTAIN FEDERAL INCOME TAX CONSEQUENCES

      The following is a summary of certain material federal income tax consequences of the Merger, including certain consequences to holders of the First National common stock who are citizens or residents of the United States and who hold their shares as capital assets. It does not discuss all tax consequences that may be relevant to First National shareholders subject to special federal income tax treatment (such as insurance companies, dealers in securities, certain retirement plans, financial institutions, tax exempt organizations or foreign persons), or to First National shareholders who acquired their shares of First National's common stock pursuant to the exercise of employee stock options or rights or otherwise as compensation. Shareholders are urged to consult their own tax advisers as to the specific tax consequences to them of the Merger, including the applicability and effect of state, local and other tax laws. The following summary does not address the state, local or foreign tax consequences of the Merger, if any.

      Pursuant to the terms of the Reorganization Agreement, First National will receive the opinion of Wyche, Burgess, Freeman & Parham, P.A., dated as of the Effective Time, to the effect that based upon the Code and regulations thereunder and rulings issued by the IRS in transactions similar to those contemplated by the Reorganization Agreement and assuming the Merger occurs in accordance with the Reorganization Agreement and conditioned on the accuracy of certain representations made by First National and Carolina First Corporation, for federal income tax purposes:

      1. The Merger will qualify as a reorganization under the provisions of Section 368(a)(1)(A) and Section 368(a)(2)(D) of the Code, provided that substantially all of the assets of First National are acquired in such a Merger.

      2. No gain or loss will be recognized either to Carolina First Corporation or First National as a result of the Merger.

      3. No gain or loss will be recognized to the shareholders of First National upon their receipt of shares of Carolina First Corporation common stock in the Merger (disregarding for this purpose any cash received for fractional shares or in connection with the exercise of dissenters' rights).

      4. The receipt of cash by First National shareholders in the Merger in exchange for fractional shares will be treated for federal income tax purposes as a redemption of such shares.

      5. The tax basis of the Carolina First Corporation common stock so received by First National shareholders in connection with the Merger will be the same as the basis in the First National common stock surrendered in exchange for such Carolina First Corporation common stock as set forth above.

      6. The holding period of the Carolina First Corporation common stock received by a First National shareholder will include the holding period of the shares of First National surrendered therefor provided that the First National shares are capital assets in the hand of the shareholder at the time of the Merger.

     FRACTIONAL SHARE INTERESTS. A First National shareholder who receives cash in lieu of a fractional share interest in Carolina First Corporation common stock will be treated as having received the cash in redemption of the fractional share interest. The receipt of cash in lieu of a fractional share interest should generally result in capital gain or loss to the holder equal to the difference between the amount of cash received and the portion of the holder's federal income tax basis in the First National common stock allocable to the fractional share interest. Such capital gain or loss will be long-term capital gain or loss if the holder's holding period for the Carolina First Corporation common stock received, determined as set forth above, is longer than one year.

      CASH RECEIVED BY HOLDERS OF FIRST NATIONAL COMMON STOCK WHO DISSENT. A shareholder of First National who perfects his dissenter's rights under federal law and who receives payment of the value of his shares of First National common stock will be treated as having received such payment in redemption of such stock. Such redemption will be subject to the conditions and limitations of
Section 302 of the Code, including the attribution rules of Section 318 of the Code. In general, if the shares of First National common stock are held by the holder as a capital asset at the Effective Time, such holder will recognize capital gain or loss measured by the difference between the amount of cash received by such holder and the basis for such shares. Each holder of First National common stock who contemplates exercising his dissenter's rights should consult his own tax adviser as to the possibility that any payment to him will be treated as dividend income.

      THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED ON THE CODE (AND AUTHORITIES THEREUNDER) AS IN EFFECT ON THE DATE OF THIS PROXY STATEMENT/PROSPECTUS, WITHOUT CONSIDERATION OF THE PARTICULAR FACTS OR CIRCUMSTANCES OF ANY SHAREHOLDER. SHAREHOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISERS WITH RESPECT TO THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER IN THEIR PARTICULAR SITUATIONS, AS WELL AS CONSEQUENCES UNDER ANY APPLICABLE STATE, LOCAL OR FOREIGN TAX LAWS.

RESTRICTIONS ON RESALES BY AFFILIATES

      The issuance of the Carolina First Corporation Shares has been registered under the Securities Act. Accordingly, resales of the Carolina First Corporation Shares by non-affiliates of First National will not require registration. However, under existing law, any person who is an "affiliate" of First National (as defined below) at the time the proposed exchange is submitted to a vote of the First National shareholders who wishes to sell Carolina First Corporation Shares will be required either to (a) register the sale of the Carolina First Corporation Shares under the Securities Act, (b) sell in compliance with Rule 145 promulgated under the Securities Act (permitting limited sales under certain circumstances), or (c) utilize an exemption (if any) from registration. Rule 145(d) requires that persons deemed to be First National affiliates resell their Carolina First Corporation Shares pursuant to certain of the requirements of Rule 144 under the Securities Act if such Carolina First Corporation Shares are sold within one year after receipt thereof. After one year, if such person is not an affiliate of Carolina First Corporation and Carolina First Corporation is current in the filing of its periodic securities law filings, a former First National affiliate may freely sell the Carolina First Corporation Shares without limitation. After two years from the issuance of the Carolina First Corporation Shares, if such person is not a Carolina First Corporation affiliate at the time of sale or for at least three months prior to such sale, such person may freely sell such Carolina First Corporation Shares without limitation, regardless of the status of Carolina First Corporation's periodic securities law filings. First National has agreed that it will use its best efforts to cause affiliates of First National to agree in writing that they will not sell the Carolina First Corporation common stock to be received by them except as provided above. Stop transfer instructions will be given by Carolina First Corporation to the Exchange Agent with respect to the Carolina First Corporation common stock to be received by persons subject to the restrictions described above, and the certificates for such stock may be appropriately legended. An "affiliate" of First National, as defined by the rules promulgated pursuant to the Securities Act, is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, First National at the time of consummation of the Merger. In this context, an "affiliate" will generally include the following persons: directors or executive officers, and the holders of 10% or more of First National common stock (and any relative or spouse of any such person having the same home as such person and any trusts, estates, corporations, or other entities in which such persons have a 10% or greater beneficial or equity interest).


RIGHTS OF DISSENTING SHAREHOLDERS OF FIRST NATIONAL

      THE FOLLOWING DISCUSSION IS MERELY A SUMMARY OF RIGHTS OF DISSENTING SHAREHOLDERS PURSUANT TO FEDERAL LAW AND IS QUALIFIED IN ITS ENTIRETY BY THE PROVISIONS OF 12 U.S.C.SS 214A(B), A COPY OF WHICH IS INCLUDED HEREWITH AS ANNEX
C. DISSENTING SHAREHOLDERS HAVE ONLY THOSE RIGHTS PROVIDED BY 12 U.S.C.SS 214A(B). ANY SHAREHOLDER WISHING TO EXERCISE DISSENTERS' RIGHTS IS STRONGLY ADVISED TO CONSULT WITH AN ATTORNEY.

      Any shareholder of First National who has voted against the Merger at the Special Meeting, or has given notice in writing at or prior to such meeting to the presiding officer that he dissents from the Merger, shall be entitled to receive in cash the value of the shares so held by him upon written request made to Carolina First Corporation at any time before thirty days after the date of consummation of the Merger, accompanied by the surrender of his stock certificates.

      The value of such shares shall be ascertained, as of the date of the Special Meeting, by an appraisal made by a committee of three persons, composed of (1) one selected by the majority vote of the dissenting shareholders entitled to payment in cash; (2) one selected by the directors of Carolina First Bank; and (3) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his shares, appeal to the OCC, which shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the appealing shareholder.

      If, within 90 days from the date of consummation of the Merger, for any reason one or more of the appraisers is not selected, or the appraisers fail to determine the value of such shares, the OCC shall upon written request of any interested party cause an appraisal to be made which shall be final and binding on all parties. The expenses of the OCC in making the reappraisal or the appraisal, as the case may be, shall be paid by Carolina First Bank.

      In the event the OCC is requested to make an appraisal of the First National common stock, such valuation will be made in accordance with the guidelines set forth in the OCC's Bank Circular 259.


 RECOMMENDATION OF THE FIRST NATIONAL BOARD OF DIRECTORS

      THE BOARD OF DIRECTORS OF FIRST NATIONAL HAS CONCLUDED THAT THE MERGER IS IN THE BEST INTERESTS OF FIRST NATIONAL AND HAS AUTHORIZED CONSUMMATION THEREOF, SUBJECT TO APPROVAL OF THE FIRST NATIONAL SHAREHOLDERS, RECEIPT OF ALL REQUISITE REGULATORY APPROVALS, AND SATISFACTION OF CERTAIN OTHER CONDITIONS. THE BOARD OF DIRECTORS OF FIRST NATIONAL RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE REORGANIZATION AGREEMENT.

                 PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

      The unaudited Pro Forma Combined Condensed Balance Sheet is based on combining the historical consolidated balance sheet for Carolina First Corporation at March 31, 1998 with the historical consolidated balance sheet of First National at March 31, 1998, adjusting for the issuance of additional shares expected to be issued in the Merger.

      The unaudited Pro Forma Combined Capitalization is based on combining the historical consolidated capitalization of Carolina First Corporation at March 31, 1998 with the historical capitalization of First National at March 31, 1998, adjusting for the issuance of additional shares expected to be issued in the Merger.

      The unaudited Pro Forma Combined Condensed Statement of Income is based on combining the historical consolidated statements of income of Carolina First Corporation for the year ended December 31, 1997 with the historical consolidated statements of income of First National for the twelve months ended December 31, 1997, and the historical consolidated statements of income of Carolina First Corporation for the three months ended March 31, 1998 with the historical consolidated statements of income of First National for the three months ended March 31, 1998. Historical earnings for First National, which has a June 30 fiscal year, have been adjusted to reflect a December 31 fiscal year-end by adding the subsequent six-month period and subtracting the comparable preceding year interim results from the results for the year ended June 30, 1997.

      For 1996 and 1995, the unaudited Pro Forma Combined Condensed Statements of Income are presented combining the historical consolidated statements of income of Carolina First Corporation for the years ended December 31 with the historical consolidated statements of income of First National for its fiscal years ended June 30, 1997 and June 30, 1996, respectively.

      The Merger is expected to be accounted for under the pooling of interests method of accounting, and pro forma data are derived in accordance with such method.

      The pro forma data do not, given the operational and market overlap between Carolina First Corporation and First National, reflect any potential benefits from potential cost savings or synergies expected to be achieved following the Merger. The pro forma data also exclude merger costs related to the Merger.

     Financial information presented at and for the three months ended March 31, 1998 and for the twelve months ended December 31, 1997 also includes pro forma data for Carolina First Corporation's pending acquisitions of Colonial Bank of South Carolina, Inc. ("Colonial") and Poinsett Financial Corporation ("Poinsett"). See "INFORMATION ABOUT CAROLINA FIRST CORPORATION - Recent Developments."

      Information set forth below should be read in conjunction with such historical and pro forma financial statements and the notes thereto. The unaudited pro forma information is provided for informational purposes only and is not necessarily indicative of actual results that would have been achieved had the Merger been consummated at the beginning of the period presented, nor is it necessarily indicative of future results.

                                UNAUDITED PRO FORMA COMBINED CAPITALIZATION
                                             AT MARCH 31, 1998
                                 (Dollars in thousands, except share data)




                                                                                                      Purchase
                                Carolina First    First              Pro Forma                       Accounting  Pro Forma
                                 Corporation   National Adjustments  Combined    Colonial  Poinsett Adjustments  Combined
                                ------------  ---------  ----------  ----------  --------  --------  ----------  --------
LONG-TERM DEBT
  Subordinated notes             $   25,522      $   --      $   --    $ 25,522     $    --  $    --  $     --      $ 25,522
  FHLB advances                      10,000          --          --      10,000       4,000       --        --        14,000
  ESOP debt                           2,800          --          --       2,800          --       --        --         2,800
  Mortgage debt                       1,073          --          --       1,073          --       --        --         1,073
                                   --------      ------      ------   ---------        ----      ---       ---      --------
   Total long-term debt              39,395         --          --      39,395       4,000       --        --        43,395
                                   --------     ------       -----   ---------      ------      ---       ---       -------

SHAREHOLDERS' EQUITY
  Common stock                       17,710         200       2,108(a)   20,018         583        2       504 (c)    21,107
  Surplus                           201,967         300      (2,108)(a) 200,159       4,412    1,387    21,424 (c)   230,782
                                                                                                         3,400 (d)
  Retained earnings                  23,337      15,038        (750)(b)  37,625         231    3,512    (3,743)(c)    37,625

  Nonvested restricted stock and
    guarantee of ESOP debt           (3,617)       --          --      (3,617)           --       --        --        (3,617)
Unrealized gain (loss) on
    securities available for sale     3,986         333         --        4,319         (2)        3        --         4,320
                                  ---------      -------  --------     --------      -------    -----   ----------   --------
    Total shareholders' equity      243,383      15,871       (750)     258,504      5,224     4,904    21,585       290,217
                                    -------      -------   --------    --------  ----------  -------  ------------   -------
    Total capitalization           $282,778     $15,871   $   (750)    $297,899    $ 9,224   $ 4,904  $ 21,585      $ 333,612
                                   ========     ======= ============   ========   =========  =======  ============  =========

-------------------



(a) To reflect the issuance of 2,307,938 shares of Carolina First Corporation common stock to holders of First National's common stock based on an assumed market price of $26.00 per share of Carolina First Corporation common stock.
(b) To record estimated Merger costs, including transaction costs and buyout of employee contracts.
(c) To reflect the issuance of 490,978 shares of Carolina First Corporation common stock to holders of Colonial's common stock and 598,017 shares of Carolina First Corporation common stock to holders of Poinsett's common stock, based on an assumed market price of $26.00 per share of Carolina First Corporation common stock.
(d) To record the value of options acquired.

                          UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                                MARCH 31, 1998
                                  (DOLLARS IN THOUSANDS, EXCEPT FOOTNOTES)



                                                                                                      Purchase
                                Carolina First    First              Pro Forma                       Accounting  Pro Forma
                                 Corporation   National Adjustments  Combined    Colonial  Poinsett Adjustments  Combined
                                ------------  ---------  ----------  ----------  --------  --------  ----------  --------
ASSETS
  Cash and due from banks          $ 67,095   $   4,712   $   --     $ 71,807   $ 2,027    $ 16,194   $   --      $ 90,028
  Interest-bearing bank balances     47,229          --       --       47,229     4,129          --       --        51,358
  Fed funds sold & resale
    agreements                      105,000       6,575       --      111,575        --          --       --       111,575
  Investment securities             389,951      40,121       --      430,072      4,024      1,483     (308)(b)   435,271
  Loans held for sale               139,033          --       --      139,033         --         --       --       139,033
  Loans held for investment       1,366,018      64,012       --    1,430,030     44,940     68,631       --     1,543,601
    Less unearned income            (10,461)         --       --      (10,461)        --        (30)      --       (10,491)
    Less allowance for loan losses  (15,349)       (712)      --      (16,061)      (368)      (561)      --       (16,990)
                                  ----------      -----   --------   --------    --------     -------    ------    --------
      Net loans                    1,479,241     63,300       --    1,542,541     44,572     68,040       --     1,655,153
  Premises and equipment              38,774      1,566       --       40,340      1,798      2,231       350(c)    44,719
  Intangible assets                   56,885         --       --       56,885        224         --    23,909(d)    81,018
  Other assets                        66,572      1,265       --       67,837        662        921        --       69,420
                                 ------------  ---------- --------   --------- ---------    -------     ------ ----------
      Total assets               $ 2,250,747  $ 117,539   $   --   $2,368,286   $ 57,436   $ 88,869   $ 23,951  $2,538,542
                                 ===========  =========   ======== ==========   ========   ========   ========  ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
  Liabilities
    Deposits
      Noninterest-bearing        $   228,866  $  17,481  $   --    $  246,347   $   3,146 $   3,060   $   --    $  252,553
      Interest-bearing             1,597,163     78,760      --     1,675,923      40,480    78,624       --     1,795,027
                                   ---------     ------    -----   ---------     -------  ---------   ---------  ---------
      Total deposits               1,826,029     96,241      --     1,922,270      43,626    81,684       --     2,047,580
    Borrowed funds                   149,785      4,572      --       154,357       8,500     2,044       --       164,901
    Other liabilities                 31,550        855      750(a)   33,155           86       237      866 (e)    35,844
                                   ---------     ------     ----     -------     -------  --------    ---------   --------
                                                                                                       1,500 (a)
         Total liabilities         2,007,364    101,668      750   2,109,782       52,212    83,965    2,366     2,248,325
                                   ---------   -------     ----    ---------      ------    ------      -----     ---------
Total shareholders' equity           243,383     15,871     (750)(a) 258,504        5,224     4,904   18,185 (f)   290,217
                                     -------     ------      -----   -------     --------  --------   ----------  --------
                                                                                                       3,400 (g)
Total liabilities and
          shareholders' equity   $ 2,250,747  $ 117,539   $  --  $ 2,368,286     $ 57,436 $  88,869  $23,951   $ 2,538,542
                                 ===========  =========   ====== ===========     ======== =========  =======   ===========

(a) To record estimated Merger costs, including transactions costs and buyout of employee contracts.
(b) To remove the carrying value of Colonial shares owned by Carolina First Corporation.
(c) To adjust the fixed assets and property of Colonial to estimated market value.
(d) To record the excess cost of acquisition over the estimated market value of the net assets acquired (goodwill of $18,630,000), the valuation of options acquired (goodwill of $3,400,000) and the core deposit premium ($1,879,000).
(e) To adjust the deferred tax liabilities as a result of the purchase accounting adjustments using Carolina First's statutory rate of 38%.
(f) To give effect to the acquisitions of Colonial and Poinsett, assuming the issuance of 490,978 and 598,017 shares of Carolina First Corporation common stock, respectively, based on an assumed market price of $26.00 per share of Carolina First Corporation common stock and conversion ratios of 0.885 and 3.154, respectively. The total value of Carolina First Corporation common stock exchanged would be $12,765,000 and $15,548,000, respectively.
(g) To record the value of options acquired.

                            UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                                      Twelve Months Ended December 31, 1997
                                    (Dollars in thousands, except share data)









                                                                                                      Purchase
                                Carolina First    First              Pro Forma                       Accounting  Pro Forma
                                 Corporation   National Adjustments  Combined    Colonial  Poinsett Adjustments  Combined
                                ------------  ---------  ----------  ----------  --------  --------  ----------  --------
Interest income                 $   135,706    $ 8,400   $   --   $ 144,106   $   3,968    $ 6,076   $    --    $154,150
Interest expense                     69,000      3,204       --      72,204       2,203      3,251        --      77,658
                                    -------   --------    -----     -------   ---------     ------    ------      ------
  Net interest income                66,706      5,196       --      71,902       1,765      2,825        --      76,492

Provision for loan losses            11,646        151       --      11,797         309         69        --      12,175
                                    -------     ------    -----     -------    --------   --------    ------      ------

Net interest income after
  provision for loan losses          55,060      5,045       --      60,105       1,456      2,756        --      64,317

Noninterest income                   19,615        528       --      20,143         335        819        --      21,297
Noninterest expenses                 52,243      3,019       --      55,262       1,807      2,864       881(a)   61,174
                                    -------   --------    -----     -------   ---------     ------                ------
                                                                                                         342(b)
                                                                                                          18(c)

  Income before income taxes         22,432      2,554       --      24,986         (16)       711    (1,241)     24,440

Income taxes                          8,092        788       --       8,880          59        240      (137)(d)   9,042
                                   --------     ------    -----      ------     -------    --------     -------     -----

  Net income                     $   14,340  $   1,766   $   --  $   16,106        ($75)  $    471  $   (1,104)  $15,398
                                 ==========  =========   ======  ==========        =====  ========  ============ =======

Net income per common share:
  Basic                               $1.19      $22.08 $   --         $1.13      ($0.15)    $2.48  $      --      $1.00
  Diluted                              1.18       22.08     --          1.11       (0.15)     2.45         --       0.99

Average shares outstanding:
  Basic                          11,989,517      80,000      --   14,297,455     486,851   189,426         --  15,325,730
  Diluted                        12,175,561      80,000      --   14,483,499     497,362   192,045         --  15,529,336


(a) Record amortization of goodwill using the straight-line method over 25 years.
(b) Record amortization of core deposit intangible using the sum-of-the-year's digits method over 10 years.
(c) To increase depreciation expense from mark-up of Colonial premises and equipment to an estimated market value.
(d) To show impact of taxes at 38% tax rate.

                            UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                                        Three Months Ended March 31, 1998
                                    (Dollars in thousands, except share data)





                                                                                                      Purchase
                                Carolina First    First              Pro Forma                       Accounting  Pro Forma
                                 Corporation   National Adjustments  Combined    Colonial  Poinsett Adjustments  Combined
                                ------------  ---------  ----------  ----------  --------  --------  ----------  --------
Interest income                   $   42,127    $ 2,160   $   --    $ 44,287   $   1,122    $ 1,643   $    --    $  47,052
Interest expense                      21,900        829       --      22,729         601        916        --       24,246
                                     -------     ------    -----     -------     -------   --------    ------    --------
  Net interest income                 20,227      1,331       --      21,558         521        727        --       22,806

Provision for loan losses              2,136         --       --       2,136          20        326        --        2,482
                                      ------      -----    -----      ------     -------   --------    ------     -------

Net interest income after
  provisions for loan losses          18,091      1,331       --      19,422         501        401        --       20,324

Noninterest income                     4,613        134       --       4,747          79        284        --        5,110
Noninterest expenses                  15,259        805       --      16,064         477        828          220(a) 17,679
                                      -------     ------    -----     -------     -------    -------                --------
                                                                                                             86 (b)
                                                                                                              4 (c)

  Income before income taxes           7,445        660       --       8,105         103       (143)       (310)     7,755

Income taxes                           2,751        219       --       2,970          33        (45)        (34)(d)  2,924
                                     --------     ------    -----      ------     -------    --------      -------  -------

  Net income                       $   4,694    $   441   $   --   $   5,135    $     70    $   (98)   $   (276)   $ 4,831
                                   =========    =======   ======   =========    ========    ========   =========  =======

Net income per common share:
  Basic                                $0.28       $5.51 $   --         $0.27      $ 0.12    ($0.52)    $  --        $0.24
  Diluted                               0.28        5.51     --          0.27        0.12     (0.52)       --         0.24

Average shares outstanding:
  Basic                           16,588,163      80,000      --   18,896,101     583,019   189,615         --  20,010,119
  Diluted                         16,922,202      80,000      --   19,230,140     593,530   189,615         --  20,353,460

----------------



(a) Record amortization of goodwill using the straight-line method over 25 years.
(b) Record amortization of core deposit intangible using the sum-of-the-year's digits method over 10 years.
(c) To increase depreciation expense from mark-up of Colonial premises and equipment to an estimated market value.
(d) To show impact of taxes at 38% tax rate.

               UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                        (Dollars in thousands, except share data)



                                       Twelve Months Ended
                                    December 31,      June 30,
                                        1996            1997
                                   ------------------ ------
                                   Carolina First    First                    Pro Forma
                                    Corporation     National  Adjustments     Combined
                                   ------------   ----------   -----------   ----------
Interest income                     $ 116,872        $ 7,964   $       --     $ 124,836
Interest expense                       59,802          3,074           --        62,876
                                    ---------       --------   ----------     ---------
  Net interest income                  57,070          4,890           --        61,960

Provision for loan losses              10,263            184           --        10,447
                                   ----------      ---------      -------     ---------

  Net interest income after
     provision for loan losses         46,807          4,706           --        51,513

Noninterest income                     21,341            409           --        21,750
Noninterest expenses                   51,675          2,834           --        54,509
                                      -------       --------       ------     ---------

  Income before income taxes           16,473          2,281           --        18,754

Income taxes                            5,999            677           --         6,676
                                       ------       --------       ------      --------

  Net income                           10,474          1,604           --        12,078

Dividends on preferred stock               63             --           --            63
                                    ---------         ------       ------      --------

  Net income applicable to
    common shareholders             $  10,411      $   1,604      $    --   $    12,015
                                     ========       ========       =======    ========

Net income per common share:
  Basic                             $    0.97      $   20.05      $    --     $    0.92
  Diluted                                0.92          20.05           --          0.88

Average shares outstanding:
  Basic                            10,705,107         80,000           --    13,013,045
  Diluted                          11,368,035         80,000           --    13,675,973


                UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                         (Dollars in thousands, except share data)




                                      Twelve Months Ended
                                     December 31,   June 30,
                                          1995       1996
                                   -----------------------
                                   Carolina First    First                   Pro Forma
                                    Corporation    National  Adjustments     Combined
                                   -------------   --------  -----------    ------------

Interest income                     $ 101,750        $ 6,967   $       --     $ 108,717
Interest expense                       50,978          2,897           --        53,875
                                    ---------       --------   ----------     ---------
  Net interest income                  50,772          4,070           --        54,842

Provision for loan losses               6,846             --           --         6,846
                                    ---------      ---------      -------      --------

  Net interest income after
     provision for loan losses         43,926          4,070           --        47,996

Noninterest income                     17,326            427           --        17,753
Noninterest expenses                   46,882          2,817           --        49,699
                                      -------       --------       ------     ---------

  Income before income taxes           14,370          1,680           --        16,050

Income taxes                            4,956            494           --         5,450
                                       ------       --------       ------      --------

  Net income                            9,414          1,186           --        10,600

Dividends on preferred stock            2,752             --           --         2,752
                                     --------         ------       ------      --------

  Net income applicable to
    common shareholders              $   6,662    $   1,186      $     --     $   7,848
                                     ========     ========       ========      ========

Net income per common share:
  Basic                             $    0.89      $   14.82      $    --     $    0.80
  Diluted                                0.84          14.82           --          0.79

Average shares outstanding:
  Basic                             7,516,620         80,000           --     9,824,558
  Diluted                          11,183,726         80,000           --    13,491,664


                      INFORMATION ABOUT CAROLINA FIRST CORPORATION

    GENERAL

          CAROLINA FIRST CORPORATION. Carolina First Corporation is a bank holding company headquartered in Greenville, South Carolina which engages in a general banking business through its four principal operating subsidiaries: (1) Carolina First Bank, a South Carolina-chartered bank headquartered in Greenville, South Carolina, (2) Carolina First Mortgage Company, a mortgage loan origination and servicing company headquartered in Columbia, South Carolina, (3) Blue Ridge Finance Company, Inc., an automobile finance company headquartered in Greenville, South Carolina, and
    (4) Resource Processing Group, Inc., a credit card origination and servicing company headquartered in Columbia, South Carolina. Through its subsidiaries, Carolina First Corporation provides a full range of banking services, including mortgage, trust and investment services, designed to meet substantially all of the financial needs of its customers. Carolina First Corporation, which commenced operations in December 1986, currently conducts business in 61 locations in South Carolina and is one of the largest independent South Carolina-headquartered financial institutions. At March 31, 1998, it had total assets of approximately $2.3 billion, total loans of approximately $1.5 billion, total deposits of approximately $1.8 billion and approximately $245 million in shareholders' equity.

          Carolina First Corporation was formed principally in response to opportunities resulting from the takeovers of several South Carolina-based banks by large southeastern regional bank holding companies. A significant number of Carolina First Corporation's executive officers and management personnel were previously employed by certain of the larger South Carolina-based banks that were acquired by these southeastern regional institutions. Consequently, these officers and management personnel have significant customer relationships and commercial banking experience that have contributed to Carolina First Corporation's loan and deposit growth. Carolina First Corporation targets individuals and small- to medium-sized businesses in South Carolina that require a full range of quality banking services typically provided by larger regional banking concerns, but that prefer the personalized service afforded by a South Carolina-based institution.

          Carolina First Corporation's objective is to become the leading South Carolina-based banking institution headquartered in the state. It believes that it can accomplish this goal by being a "super-community" bank which offers both the personalized service and "relationship" banking typically found in community banks, as well as the sophisticated banking products offered by the regional and super-regional institutions. Carolina First Corporation currently serves four principal market areas: the Greenville metropolitan area and surrounding counties (located in the upstate region of South Carolina); the Columbia metropolitan area and surrounding counties (located in the midlands region of South Carolina); Georgetown and Horry counties (located in the northern coastal region of South Carolina); and the Charleston metropolitan area (located in the central coastal region of South Carolina). Carolina First Corporation's market areas are located in the four largest Metropolitan Statistical Areas of the state. Carolina First Corporation also has branch locations in other counties in South Carolina.

          Carolina First Corporation began its operations with the de novo opening of Carolina First Bank in Greenville and has pursued a strategy of growth through internal expansion and through the acquisition of branch locations and financial institutions in selected market areas. Its more significant acquisitions include the acquisition in August 1990 of First Federal Savings and Loan Association of Georgetown (subsequently renamed Carolina First Savings Bank, which was subsequently merged into Carolina First Bank on February 3, 1995), the acquisition of 12 branch locations of Republic National Bank in March 1993, and the acquisition of First Southeast Financial Corporation in November 1997. Approximately half of Carolina First Corporation's total deposits have been generated through acquisitions. Carolina First Corporation anticipates that it will continue to expand in the future and is frequently in discussions regarding possible acquisitions. See "--Recent Developments."

      Carolina First Corporation is a legal entity separate and distinct from its subsidiary bank and non-banking subsidiaries. Accordingly, the right of Carolina First Corporation, and thus the right of Carolina First Corporation's creditors and shareholders, to participate in any distribution of the assets or earnings of any subsidiary is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of Carolina First Corporation in its capacity as a creditor may be recognized. The principal source of Carolina First Corporation's revenues is dividends from its subsidiaries.

      CAROLINA FIRST BANK. Carolina First Bank is a South Carolina-chartered, Federal Reserve non-member bank and a wholly-owned subsidiary of Carolina First Corporation. It currently engages in a general banking business through 58 locations, which are located throughout South Carolina. It began its operations in December 1986 and at March 31, 1998 had total assets of approximately $2.2 billion, total loans of approximately $1.5 billion and total deposits of approximately $1.9 billion. Its deposits are insured by the FDIC.

      CAROLINA FIRST MORTGAGE COMPANY. Carolina First Mortgage Company is a South Carolina corporation which principally originates and services one-to-four family mortgage loans through its six offices located in South Carolina. It is headquartered in Columbia, South Carolina. At March 31, 1998, Carolina First Mortgage Company was servicing or subservicing approximately 20,504 loans having an aggregate principal balance of approximately $1.8 billion.

      BLUE RIDGE FINANCE COMPANY, INC. On December 29, 1995, Carolina First Corporation acquired Blue Ridge Finance Company, an automobile finance company headquartered in Greenville, South Carolina. Blue Ridge operates from one location and, at March 31, 1998, had approximately $22 million in total assets. Blue Ridge is engaged primarily in indirect automobile lending.

      RESOURCE PROCESSING GROUP, INC. On June 1, 1998, Carolina First Corporation acquired Resource Processing Group, Inc., a credit card origination and servicing company headquartered in Columbia, South Carolina. Resource Processing Group, Inc. operates from one location and, at March 31, 1998, was servicing approximately $350 million in credit card receivables.

 CAPITAL ADEQUACY

      CAROLINA FIRST CORPORATION. The Federal Reserve has adopted risk-based capital guidelines for bank holding companies. Under these guidelines, the minimum ratio of total capital to risk-weighted assets (including certain off-balance sheet activities, such as standby letters of credit) is 8%. At least half of the total capital is required to be "Tier 1 capital," principally consisting of common shareholders' equity, noncumulative preferred stock, a limited amount of cumulative perpetual preferred stock, and minority interests in the equity accounts of consolidated subsidiaries, less certain goodwill items. The remainder (Tier 2 capital) may consist of a limited amount of subordinated debt and intermediate-term preferred stock, certain hybrid capital instruments and other debt securities, perpetual preferred stock, and a limited amount of the general loan loss allowance. In addition to the risk-based capital guidelines, the Federal Reserve has adopted a minimum Tier 1 (leverage) capital ratio under which a bank holding company must maintain a minimum level of Tier 1 capital (as determined under applicable rules) to average total consolidated assets of at least 3% in the case of bank holding companies which have the highest regulatory examination ratios and are not contemplating significant growth or expansion. All other bank holding companies are required to maintain a ratio of at least 100 to 200 basis points above the stated minimum. At March 31, 1998, Carolina First Corporation was in compliance with both the risk-based capital guidelines and the minimum leverage capital ratio.


      CAROLINA FIRST BANK. As a state-chartered, FDIC-insured institution which is not a member of the Federal Reserve System, Carolina First Bank is subject to capital requirements imposed by the FDIC. The FDIC requires state-chartered nonmember banks to comply with risk-based capital standards substantially similar to those required by the Federal Reserve, as described above. The FDIC also requires state-chartered nonmember banks to maintain a minimum leverage ratio similar to that adopted by the Federal Reserve. Under the FDIC's leverage capital requirement, state nonmember banks that (a) receive the highest rating during the examination process and (b) are not anticipating or experiencing any significant growth are required to maintain a minimum leverage ratio of 3% of Tier 1 capital to total assets; all other banks are required to maintain a minimum ratio of 100 to 200 basis points above the stated minimum, with an absolute minimum leverage ratio of not less than 4%. At March 31, 1998, Carolina First Corporation and Carolina First Bank were both in compliance with each of the applicable regulatory capital requirements.

     PRO FORMA REGULATORY CAPITAL. The following tables sets forth Carolina First Bank's and Carolina First Corporation's regulatory capital position at March 31, 1998, on a historical basis as well as a pro forma basis assuming consummation of the Merger. See "PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION."

CAROLINA FIRST BANK

                                                 At March 31, 1998
                                      ---------------------------------------
                                          Historical          Pro Forma
                                      -----------------    --------------------
                                              (Dollars in thousands)

Shareholders' Equity..............    $ 216,150    9.75%   $ 231,271   9.90%
                                      =========    ====     =========   ====

Regulatory Capital
Tier 1 risk-based:
  Actual..........................   $  161,095   10.20%  $   175,883  10.77%
  Required*.......................       63,158    4.00        65,353   4.00
                                     ----------    ----  ------------   ----
  Excess..........................   $   97,937    6.20%  $   110,530   6.77%
                                     ==========    ====   ===========   ====
Total risk-based:
  Actual..........................   $  175,284   11.10%  $   190,784  11.68%
  Required*.......................      126,316    8.00       130,706   8.00
                                     ----------    ----   -----------   ----
  Excess..........................   $   48,968    3.10%  $    60,078   3.68%
                                     ==========    =====  ===========   ====
Leverage:
  Actual..........................   $  161,095    7.45%  $   175,883   7.71%
  Required*.......................       86,524    4.00        91,225   4.00
                                     ----------    ----    ----------   ----
  Excess..........................   $   74,571    3.45%  $    84,658   3.71%
                                     ==========    =====  ===========   =====

Total risk-based assets...........   $1,578,949            $1,633,822
                                     ==========            ==========

Total assets......................   $2,217,672            $2,335,211
                                     ==========            ==========
---------------------------
* For capital adequacy purposes.



CAROLINA FIRST CORPORATION
                                                At March 31, 1998
                                     --------------------------------------
                                         Historical             Pro Forma
                                     -------------------   -----------------
                                              (Dollars in thousands)

Shareholders' Equity.............    $  243,383   10.81%  $   258,504  10.92 %
                                     ==========   =====   ===========  =====

Regulatory Capital
Tier 1 risk-based:
  Actual.........................    $  181,432   11.31%  $   199,836  12.04%
  Required*......................        64,150    4.00        66,405   4.00
                                    -----------   -----   -----------  -----
  Excess.........................    $  117,282    7.31%  $   133,431   8.04%
                                     ==========   ======  ===========  =====
Total risk-based:
  Actual.........................    $  222,281   13.86%  $   241,397  14.54%
  Required*......................       128,300    8.00       132,810   8.00
                                    -----------   -----   -----------  -----
  Excess.........................   $    93,981    5.86%   $  108,587   6.54%
                                    ===========    ====   ===========   ====
Leverage:
  Actual.........................   $   181,432    8.27%  $   199,836   8.65%
  Required*......................        87,759    4.00        92,461   4.00
                                    -----------    ----  ------------   ----
  Excess.........................   $    93,673    4.27%  $   107,375   4.65%
                                    ===========    ====   ===========   ====

Total risk-based assets..........    $1,603,755            $1,660,128
                                     ==========            ==========

Total assets.....................    $2,250,747            $2,368,286
                                     ==========            ==========
---------------------------------------
* For capital adequacy purposes.

RECENT DEVELOPMENTS

      SECOND QUARTER 1998 EARNINGS AND FINANCIAL DATA. On July 16, 1998, Carolina First Corporation announced its earnings and other financial data at and for the quarter ended June 30, 1998. For the quarter, Carolina First Corporation's net income totaled $5.5 million, or $0.33 per diluted share, compared with second quarter 1997 net income of $4.7 million, or $0.41 per diluted share. Second quarter 1997 earnings included a $1.5 million after-tax gain on the sale of branches. At June 30, 1998, Carolina First Corporation's total assets, loans, deposits and shareholders' equity were approximately $2.3 billion, $1.6 billion, $1.8 billion and $257 million, respectively. At June 30, 1998, Carolina First Corporation's ratio of nonperforming assets to loans and other real estate owned was 0.16%.


      ACQUISITION OF RESOURCE PROCESSING GROUP, INC. On June 1, 1998, Carolina First Corporation acquired Resource Processing Group, Inc., a credit card origination and servicing company headquartered in Columbia, South Carolina ("RPGI"), through the merger of RPGI with and into an interim subsidiary of Carolina First Corporation. The RPGI transaction was accounted for as a purchase and resulted in the issuance of approximately 398,600 shares of Carolina First Corporation common stock for the outstanding shares of RPGI common stock. Additional shares of Carolina First Corporation common stock may become issuable in the event that certain performance related criteria are met. At June 30, 1998, RPGI operated through one location, had approximately $16.0 million in assets and was servicing approximately $350 million in credit card receivables. For the years ended December 31, 1996 and 1997, RPGI had net income of approximately $448,000 and a loss of $2,296,000, respectively. RPGI does not have any receivables associated with credit cards or other loans.


      PENDING ACQUISITION OF POINSETT FINANCIAL CORPORATION. On June 26, 1998, Carolina First Corporation signed a definitive agreement to acquire Poinsett Financial Corporation through the merger of Poinsett with and into Carolina First Corporation. Poinsett is a thrift holding company headquartered in Travelers Rest, South Carolina, and owns 100% of the stock of Poinsett Bank, F.S.B. At June 30, 1998, Poinsett operated through three locations and had total assets, loans, deposits and shareholders' equity of approximately $88.3 million, $67.5 million, $81.6 million and $5.8 million, respectively. Under the terms of the merger agreement, Poinsett shareholders will receive compensation of $82.00 per share for each Poinsett share (for an aggregate consideration amount of approximately $15.5 million), payable in the form of Carolina First Corporation common stock. The Carolina First Corporation common stock will be determined in a manner similar to which it is being determined for purposes of the Merger (i.e. based on the 20 trading days immediately prior to the closing date of the transaction, except in certain instances involving a change of control, in which case the value may be determined based on the 20 trading days immediately prior to the announcement regarding such matter).

      PENDING ACQUISITION OF COLONIAL BANK OF SOUTH CAROLINA, INC. On July 9, 1998, Carolina First Corporation signed a definitive agreement to acquire Colonial Bank of South Carolina, Inc. through the merger of Colonial with and into Carolina First Bank. Colonial is a state-chartered banking corporation headquartered in Camden, South Carolina. At June 30, 1998, Colonial operated through four locations and had total assets, loans, deposits and shareholders' equity of approximately $59.8 million, $48.1 million, $43.0 million and $5.3 million, respectively. Under the terms of the merger agreement, Colonial shareholders will receive compensation of $23.00 per share for each Colonial share (for an aggregate consideration amount of approximately $12.8 million, excluding the shares owned by Carolina First Corporation), payable in the form of Carolina First Corporation common stock. The Carolina First Corporation common stock will be determined in a manner similar to which it is being determined for purposes of the Merger (i.e. based on the 20 trading days immediately prior to the closing date of the transaction, except in certain instances involving a change of control, in which case the value may be determined based on the 20 trading days immediately prior to the announcement regarding such matter).

      OTHER ACQUISITIONS. Carolina First Corporation continues to explore opportunities to acquire banks and other companies engaging in financial institutions-related activities. It is not presently known whether, or on what terms, such discussions will result in further acquisitions. Carolina First Corporation's acquisition strategy is flexible in that it does not require Carolina First Corporation to effect specific acquisitions so as to enter certain markets or to attain specified growth levels. Rather than being market driven or size motivated, Carolina First Corporation's acquisition strategy reflects its willingness to consider potential acquisitions wherever and whenever such opportunities arise based on the then-existing market conditions and other circumstances. Carolina First Corporation's acquisitions may be made by the exchange of stock, through cash purchases, or with other consideration. Other than as described above, Carolina First Corporation does not currently have any definitive understandings or agreements for any acquisitions material to Carolina First Corporation. However, Carolina First Corporation anticipates that it will continue to expand by acquisition in the future.

                        INFORMATION ABOUT FIRST NATIONAL

HISTORY AND BUSINESS

      FIRST NATIONAL. First National, a national banking association, was organized in 1947 for the purpose of conducting a general banking business in Pickens County, South Carolina. At March 31, 1998, First National had total assets of $117.5 million, total deposits of $96.2 million and shareholders' equity of $15.9 million. First National is regulated by the OCC and its deposits are insured up to applicable limits under the Bank Insurance Fund of the FDIC.

      First National's principal business consists of accepting deposits from the general public through a variety of deposit programs and originating commercial, consumer and mortgage loans.

RECENT DEVELOPMENTS

Second Quarter 1998 Earnings and Financial Data

For the quarter ended June 30, 1998 First National Bank's net income totaled $475,000 or $5.94 per share. This compares to $445,000 or $5.56 per share for the quarter ended June 30, 1997. As of June 30, 1998, First National Bank's total assets, loans, deposits, and shareholders equity were $120,621,585, $64,634,259.09, $97,629,495, and $16,350,170, respectively. At June 30, 1998,
First National Bank's ratio of nonperforming assets to loans and other real estate owned was 1.97%.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS

This discussion is intended to assist in understanding the financial condition and results of operations of First National, and should be read in conjunction with the financial statements and related notes contained elsewhere herein.

EARNINGS PERFORMANCE

NINE MONTHS ENDED MARCH 31, 1998 COMPARED WITH NINE MONTHS ENDED MARCH 31, 1997

Net income for the nine months ended March 31, 1998 was $1,322,656 or $16.53 per share. This compares to net income of $1,146,883 or $14.34 per share for the nine months ended March 31, 1997. This was an increase of $175,773 or $2.20 per share. The increase in earnings reflects a rise in net interest income resulting from management's increased emphasis on loan growth and a continued effort to control operating expenses.

1997 COMPARED WITH 1996


First National experienced record earnings of $1,604,221 or $20.05 per share for the year ended June 30, 1997. This compared to $1,185,842 or $14.82 per share for the year ended June 30, 1996. This was an increase of $418,379 or $5.23 per share, a 35% increase. The improvement in earnings was achieved by an $819,874 or a 20% rise in net interest income and a $16,396 or a .58% decline in noninterest expenses. Due to strong loan growth, the provision for loan losses amounted to $183,973 for the year ended June

30, 1997. This compared to no provision for loan losses for the year ended June 30, 1996. Noninterest income remained relatively flat at $409,023 and $427,149 for the years ended June 30, 1997 and 1996, respectively.

1996 COMPARED WITH 1995

Net income for the year ended June 30, 1996 was $1,185,842 or $14.82 per share. This compared to net income of $960,903 or $12.01 per share for the year ended June 30, 1995. This was an increase of $224,939 or $2.81 per share, a 23.4% increase. The improvement in earnings in 1996 was largely the result of a $147,224 or a 5% decline in noninterest expenses. Net interest income grew by $50,213 or 1.25% to $4,069,885 for the year ended June 30, 1996. First National made no provision for loan losses in 1996 versus a $78,803 provision for loan losses in 1995. Noninterest income grew a modest 3% to $427,149 for the year ended June 30, 1996.

NET INTEREST INCOME

Net interest income is the amount of interest earned on interest earning assets (loans, investment securities, and federal funds sold), less the interest expense incurred on interest bearing liabilities (interest bearing deposits), and is the principal source of First National's earnings. Net interest income is affected by the level of interest rates, volume and mix of interest earning assets and interest bearing liabilities and the relative funding of these assets.

For the year ended June 30, 1997, net interest income increased $819,874 or 20.14% to $4,889,759. Much of this growth can be attributed to a 19.19% increase in loan interest income and fees. For the years ended June 30, 1997 and 1996 loan interest income amounted to $5,397,700 and $4,528,821, respectively. Investment income grew 6.7% to $2,419,445 for the year ended June 30, 1997. Much of this growth is attributed to First National's restructuring of the investment portfolio to improve yield and earnings. Due to strong loan growth, fed funds sold income declined by 14.0% to $147,077 in 1997. A favorable rate environment contributed to only a 6.11% rise in interest expense for the twelve months ended June 30, 1997. This resulted in a .08% reduction in First National's total cost of funds to 3.19%. For the year ended June 30, 1997 the net interest margin improved by .48% to 5.08%.

Net interest income was $4,069,885 and $4,019,672 for the years ended June 30, 1996 and 1995, respectively. The nominal $50,213 or 1.25% increase in 1996 when compared to 1995 is largely attributed to a $224,154 or an 8.39% rise in interest expense. This increase contributed to a .17% decline in First National's net interest margin to 4.63% for the year ended June 30, 1996. This decline occurred despite an 11.70% increase in loan interest income and fees.

For the nine months ended March 31, 1998, net interest income increased $381,000 or 10.57% to $3,985,000 when compared to the nine months ended March 31, 1997. This increase is attributed to a rise in investment income resulting from the recent restructuring of the investment portfolio and an increased emphasis on loan growth.

The table "Comparative Average Balances, Yields and Rates" provides a detailed analysis of the effective yields and rates on the categories of interest earning assets and interest bearing liabilities for the years ended June 30, 1997, and 1996 and the nine months ended March 31, 1998.

COMPARATIVE AVERAGE BALANCES, YIELDS AND RATES
      (Dollars in thousands)

                                            Year Ended                     Year Ended              Nine months ended
                                           June 30, 1996                  June 30,  1997            March 31, 1998
                                    ----------------------------     --------------------------    ----------------------
                                    Average   Income/   Yield/     Average   Income/  Yield/  Average   Income/  Yield/
                                    Balances  Expense    Rate      Balances  Expense  Rate    Balances  Expense   Rate
                                    --------  -------   -------    --------  -------  -----   --------  -------  ------
ASSETS
  Earning assets
   Loans (including fees)            $ 47,907  $ 4,529     9.45%      $ 55,466 $ 5,398   9.73%  $ 61,974  $ 4,472   7.22%
   Securities                          38,230    2,267     5.93%        39,584   2,419   6.11%    39,702    1,774   4.47%
   Federal funds sold                   1,850      171     5.24%           625     147   5.32%     3,474      193   5.55%
                                        -----      ---                     ---     ---             -----      ---
     Total earnings assets             87,987    6,967     7.92%        95,675   7,964   8.32%   105,150    6,439   6.12%
                                       ------    -----                  ------   -----           -------    -----
  Non-earning assets
   Cash and due from banks              4,575                            4,768                     5,001
   Property and equipment               1,638                            1,611                     1,575
   Other                                1,423                            1,454                     1,370
                                     --------                        ---------                ----------

     Total assets                    $ 95,624                        $ 103,508                 $ 113,097
                                     ========                        =========                 =========

LIABILITIES
  Interest-bearing liabilities
   Demand and savings deposits       $ 28,611   $  838     2.93%      $ 29,161 $   796   2.73%  $ 31,855  $   602   1.89%
   Time deposits >$100,000              8,737      451     5.16%        10,338     474   4.59%    11,441      379   3.31%
   Time deposits <$100,000             27,598    1,577     5.71%        29,882   1,700   5.69%    32,253    1,347   4.18%
   Repurchase agreements                  998       31     3.10%         1,313     104   7.92%     3,084      127   4.12%
                                          ---       --     -----         -----     ---   -----     -----      ---   -----
   Total interest bearing liabilities  65,944    2,897     4.39%        70,694   3,074   4.35%    78,633    2,455   3.12%
  Noninterest-bearing liabilities
   Noninterest-bearing deposits        16,608                           18,432                    18,497
   Other liabilities                      646                              664                       765
                                          ---                              ---                       ---

     Total liabilities                 83,198                           89,790                    97,895
  Stockholders' equity                 12,426                           13,718                    15,202
                                       ------                           ------                    ------

     Total liabilities and stockholders'
              equity               $   95,624                        $ 103,508                 $ 113,097
                                   ==========                        =========                 =========

Net interest income and net yield
  on earning assets (1)                        $ 4,070     4.63%               $ 4,890   5.11%             $ 3,984  3.79%
                                                =======                       =========                   ========
Interest rate spread (2)                                   3.53%                         3.97%                      3.00%



(1) Net interest income divided by total average earning assets.
(2) Total interest earning assets yield minus total interest bearing liabilities rate.

      The table "Volume and Rate Variance Analysis" provides a summary of changes in net interest income resulting from changes in volumes of interest earning assets and interest bearing liabilities, and the rates earned and paid on such assets and liabilities. As reflected in the table, net interest income for 1997 increased $820,000. Increased volumes accounted for $443,000 or 54.0% of the increase in net interest income, with changes in rates accounting for $377,000 or 46.0% of the increase. The rate/volume variance for each category has been allocated on a consistent basis between rate and volume variances based on the percentage of rate or volume variance to the sum of the two absolute variances.

VOLUME AND RATE VARIANCE ANALYSIS
      (Dollars in thousands)


                                  June 30, 1996 compared      June 30, 1997 compared
                                       to June 30, 1997          to March 31, 1998
                              ------------------------------ ----------------------------

                                    Amount      Amount            Amount    Amount
                                    Caused      Caused            Caused    Caused
                                       By          By                By        By
                             Total  Change in   Change in   Total Change in Change in
                            Change  Volume (1)   Rate (1)  Change Volume (1) Rate (1)
                            ------  ----------  ---------  ------ ---------- --------
Earning assets
  Loans (including fees)   $ 869     $ 715      $ 154     $ (926)  $ 634  $ (1,560)
  Securities                 152        80         72       (645)      7      (652)
  Federal funds sold          (24)     (113)       89        46      670      (624)
                              ----     -----       --        --      ---      -----
    Total interest income    997       682        315     (1,525)  1,311    (2,836)
                             ---       ---        ---     -------  -----    -------

Interest-bearing liabilities
  Demand and savings deposits$  (42)$   16     $   (58) $   (194) $   74  $   (268)
  Time deposits >$100,000     23        83         (60)      (95)     50      (146)
  Time deposits <$100,000    123       131          (8)     (353)    135      (488)
  Repurchase agreements       73         9         64        23      140      (117)
                              --         -         --        --      ---      -----
   Total interest expense    177       239         (62)     (619)    399    (1,018)
                             ---       ---         ----     -----    ---    -------
     Net interest income  $  820    $  443      $  377   $  (906) $  912 $  (1,818)
                             ===       ===         ===      =====    ===    =======


(1)The rate/volume variance for each category has been allocated on a consistent basis between rate and volume variances based on the percentage of rate or volume variance to the sum of the two absolute variances.

INTEREST RATE SENSITIVITY

      Interest rate sensitivity management is concerned with the management of the timing and magnitude of repricing assets compared to liabilities and is an important part of asset/liability management. It is the objective of interest rate sensitivity management to generate stable growth in net interest income, and to control the risks associated with interest rate movement. The Asset/Liability Management Committee, along with First Nationals' asset/liability management consultant, monthly reviews interest rate risk exposure and the expected interest rate environment so that adjustments in interest rate sensitivity can be timely made.

      The table, "Interest Sensitivity Analysis," indicates that, on a cumulative basis through twelve months, rate sensitive liabilities exceeded rate sensitive assets, resulting in a liability sensitive position at the end of March 31, 1998 of $31,970,000. When interest sensitive assets exceed interest sensitive liabilities for a specific repricing "horizon," a positive interest sensitivity gap results. The gap is negative when interest sensitive liabilities exceed interest sensitive assets, as is the case at March 31, 1998 with respect to the one year time horizon. For a bank with a negative gap, falling interest rates would be expected to have a positive effect on net interest income and rising rates would be expected to have the opposite effect.

      The table below reflects the balances of interest earnings assets and interest bearing liabilities at the earlier of their repricing or maturity dates. Scheduled payment amounts to amortizing fixed rate loans are reflected at each scheduled payment date. Variable rate amortizing loans reflect scheduled payments at each scheduled payment date until the loan may be repriced contractually; the unamortized balances are reflected at that point. Overnight federal funds sold are reflected in the earliest repricing interval due to the immediately available nature of these funds. Interest bearing liabilities with no contractual maturity, such as interest bearing transaction accounts and savings deposits are reflected in the earliest repricing interval due to contractual arrangements which give management the opportunity to vary the rates paid on these deposits within a thirty-day or shorter period. However, First National is under no obligation to vary the rates paid on those deposits within any given period. Fixed rate time deposits, principally certificates of deposit, are reflected at their contractual maturity dates. Variable rate time deposits, principally Individual Retirement Accounts, are reflected at the earlier of their next repricing or maturity dates.

      During 1997, management managed the repricing characteristics of the loan portfolio by increasing the proportion of variable rate versus fixed rate loans in order to stabilize First National's negative gap ratio. The success of this strategy was evidenced by the increase in net interest income due to rate changes during 1997. During 1998, management will attempt to reduce First National's liability sensitive position by further increasing the mix of variable versus fixed rate loans and attempting to extend the maturities of fixed rate time deposits. This strategy is designed to provide a stable net interest spread and soften the negative effects of any increase in interest rates that might occur.

INTEREST RATE SENSITIVITY AS OF MARCH 31, 1998

(Dollars in thousands)        Within     4-12   Over 1-5     Over 5
                             3 months   months    years       years       Total
                             --------   ------   -------     -------     -------
Assets
  Earning assets
   Loans (including fees)  $ 23,332 $   7,989   $ 23,697    $ 8,282     $ 63,300
  Securities                  1,115     2,403     20,657     15,946       40,121
  Federal funds sold          6,575        --         --         --        6,575
                              -----    ------     ------     ------        -----
    Total earning assets     31,022    10,392     44,354     24,228      109,996
Non-earning assets
  Cash and due from banks        --        --         --      4,712        4,712
  Property and equipment         --        --         --      1,566        1,566
  Other                          --        --         --      1,265        1,265
                           --------  --------   --------   --------    ---------
    Total assets           $ 31,022  $ 10,392   $ 44,354   $ 31,771    $ 117,539
                           ========  ========   ========   ========    =========

LIABILITIES
  Interest-bearing
   liabilities
   Demand and savings
     deposits              $ 33,990  $     --   $    --  $       --     $ 33,990
   Time deposits >$100,000    5,293     5,206        610        628       11,737
   Time deposits <$100,000    9,285    15,038      7,608      1,102       33,033
   Repurchase agreements      4,572        --         --         --        4,572
                              ----- ---------   --------   --------        -----
     Total interest bearing
       liabilities           53,140    20,244      8,218       1,730      83,332
  Noninterest-bearing
   liabilities
   Non-interest bearing
    deposits                     --        --         --     17,481       17,481
   Other liabilities             --        --         --        855          855
                           --------  --------   --------        ---          ---

     Total liabilities       53,140    20,244      8,218     20,066      101,668
     Stockholders' equity        --        --         --     15,871       15,871
                           --------  --------    -------     ------       ------

  Total liabilities and
    stockholders'
       equity              $ 53,140  $ 20,244    $ 8,218   $ 35,937    $ 117,539
                           ========  ========    =======   ========    =========

Interest sensitive gap    $ (22,118) $ (9,852)  $ 36,136  $  22,498     $ 26,664
Cumulative interest
  sensitive gap           $ (22,118) $(31,970)  $  4,166  $  26,664     $     --

PROVISION FOR LOAN LOSSES

      The provision for loan losses is charged to earnings based on management's continuing review and evaluation of the loan portfolio and general economic conditions. Provisions for loan losses were $184,000 for the year ended June 30, 1997. No provision for loan losses was made for the year ended June 30, 1996. The larger provision in 1997 resulted principally from an increase in loan volume.

      Net loan charge-offs for 1997 totaled $26,000, compared with $70,000 in 1996. Management is not aware of any trend toward significantly higher charge-offs in any particular loan category in 1997. See "Nonperforming Loans; Other Problem Assets" and "Allowance for Loan Losses" for a discussion of the factors management considers in its review of the adequacy of the allowance and provisions for loan losses.

      For the nine months ended March 31, 1998, the provision for loan losses was $75,000 and for the same period, net charge-offs were $17,000.

OTHER INCOME

      For the year ended June 30, 1997, other income decreased $18,126 or 4.2% from the 1996 period. This decrease primarily resulted from an increase in losses on the sale of securities of $99,561. Offsetting these losses were increases in service fees on deposits of $29,749 and an increase in other fees of $51,686.

      For the year ended September 30, 1996, other income increased $12,699 or 3.1% from the comparable period in 1995. Losses on the sale of securities for 1996 increased $8,550 from 1995. This was more than offset by an increase of $13,384 in service fees on deposits and an increase of $7,865 in other fees.

GENERAL AND ADMINISTRATIVE EXPENSES

      For the year ended June 30, 1997, general and administrative expenses grew $16,396 or 0.6% to $2,833,588. The increased expenses reflect slightly higher salaries and other operating expenses.

     General and administrative expenses for the year ended June 30, 1996 decreased $147,224 or 5.0% over the 1995 period.

INCOME TAXES

      For 1997, federal and state income tax expense increased $183,000 or 37.0% from the 1996 period due to the increase in operating earnings. Income taxes for 1997 were charged to expense at the regular income tax rates. Management estimates that the effective combined federal and state income tax rates on income before income taxes will be approximately 38% for 1998.


INVESTMENT PORTFOLIO

      At June 30, 1997, securities comprised approximately 36.2% of First National's assets. The following table summarizes the carrying value amounts of securities held by First National at each of the dates indicated.
Available-for-sale securities are stated at estimated fair value and held-to-maturity and investment securities are stated at amortized cost.

SECURITIES PORTFOLIO COMPOSITION
               (Dollars in thousands)


                                                          JUNE 30,                                      MARCH 31,
                                      1996                            1997                                 1998
                           -----------------------------------   ------------------------------  ---------------------------
                            Book    Net Unrealized    Fair       Book   Net Unrealized    Fair    Book  Net Unrealized  Fair
                            Value      Holding       Value       Value      Holding      Value   Value      Holding     Value
                                     Gain/(Loss)                           Gain/(Loss)                    Gain/(Loss)

AVAILABLE FOR SALE:
  U.S. Treasury obligations $  8,419 $     (78)    $ 8,341    $  5,263       $ 31    $  5,294   $  3,583      $  30   $  3,613
  U.S. Agency obligations      7,488      (100)      7,388      20,944         53      20,997     21,027        162     21,189
  Municipal obligations           --        --          --       8,046         75       8,121      8,946        283      9,229
  Mortgage backed obligations     --        --          --       4,605         15       4,620      5,005         61      5,066
  Corporate obligations          247        --         247         249          1         250      1,006          3      1,009
                             -------   -------   ---------      ------     ------    ------       ------      -----     ------
                            $ 16,154    $ (178)   $ 15,976    $ 39,107      $ 175    $ 39,282   $ 39,567      $ 539   $ 40,106
                            ========    =======   ========    ========      =====    ========   ========      =====   ========

HELD TO MATURITY:
  U.S. Treasury obligations $ 16,437  $    (27)   $ 16,410          --        --          --         --         --         --
  U.S. Agency obligations        898       (13)        885          --        --          --         --         --         --
  Municipal obligations        6,574       (65)      6,509          --        --          --         --         --         --
                              ------   --------   --------      ------    ------      ------     ------     ------     ------

                            $ 23,909  $   (105)   $ 23,804     $    --   $    --      $    --   $    --    $    --     $   --
                            ========  =========   ========     =======   =======      =======   =======    =======     ======

SECURITIES PORTFOLIO MATURITIES AND YIELDS
                 (Dollars in thousands)
                                                          MARCH 31, 1998
                                                   Book         Fair
                                                   Value       Value   Yield (%)
                                                   -----       -----   -----

AVAILABLE FOR SALE:
  U.S. Treasury obligations
   0 to 1 years                                 $ 1,793    $ 1,798        6.53
   1 to 5 years                                   1,790      1,815        6.53
                                                  -----      -----
     Total                                        3,583      3,613        6.53

  U.S. Agency obligations
   0 to 1 years                                   1,500      1,503        6.25
   1 to 5 years                                  14,661     14,794        6.54
   5 to 10 years                                  4,866      4,892        6.69
                                                  -----      -----
     Total                                       21,027     21,189        6.55

  Municipal obligations
   0 to 1 years                                     200        202        7.14
   1 to 5 years                                   2,758      2,843        7.95
   5 to 10 years                                  3,655      3,758        7.54
   Over 10 years                                  2,333      2,426        8.02
                                                  -----      -----
     Total                                        8,946      9,229        7.78

  Mortgage backed obligations
   5 to 10 years                                  5,005      5,066        6.73

  Corporate obligations
   1 to 5 years                                   1,006      1,009        6.17

  TOTAL
   0 to 1 years                                   3,493      3,503        6.45
   1 to 5 years                                  20,215     20,461        6.71
   5 to 10 years                                 13,526     13,716        6.93
   Over 10 years                                  2,333      2,426        8.02
                                                  -----      -----        ----
                                               $ 39,567   $ 40,106        6.84
                                               ========   ========        ====

LOAN PORTFOLIO COMPOSITION

      Management believes the loan portfolio is adequately diversified. There are no significant concentrations of loans in any particular individuals or industry or group of related individuals or industries, and there are no foreign loans.

     The amount of loans outstanding at June 30, 1996 and 1997 and at March 31, 1998 are shown in the following table according to type of loan:

LOAN PORTFOLIO COMPOSITION
   (Dollars in thousands)
                                            JUNE 30,               MARCH 31,
                                    -----------------------      ------------
                                       1996         1997             1998

Real estate - mortgage               $ 21,150     $ 24,957          $ 25,250
Real estate - construction              8,835       11,084            10,346
Commercial                             10,050       13,756            16,513
Installment loans to individuals       10,599       11,161            11,770
Other                                     145          344               133
                                     --------      -------        ----------

                                     $ 50,779     $ 61,302          $ 64,012
                                      =======     ========          ========


      A certain degree of risk taking is inherent in the extension of credit. Management has established loan and credit policies designed to control both the types and amounts of risks assumed and to ultimately minimize losses. Such policies include limitations on loan-to-collateral values for various types of collateral, requirements for appraisals of real estate collateral, problem loan management practices and collection procedures, and nonaccrual and charge-off guidelines.

      Commercial loans primarily represent loans made to businesses, and may be made on either a secured or an unsecured basis. When taken, collateral consists of liens on receivables, equipment, inventories, furniture and fixtures. Unsecured business loans are generally short-term with emphasis on repayment strengths and low debt to worth ratios. During 1997, total commercial and industrial loans increased $3,264 or 23.7%. Also, loans for business purposes that are secured by real estate (nonfarm, nonresidential) increased by $638 or 6.3% during 1997. Commercial lending involves significant risk because repayment usually depends on the cash flows generated by a borrower's business, and the debt service capacity of a business can deteriorate because of downturns in national and local economic conditions. To control risk, sophisticated initial and continuing financial analysis of a borrower's financial information is required.

      Real estate construction loans generally consist of financing the construction of 1-4 family dwellings and some nonfarm, nonresidential real estate. Usually, loan to cost ratios are limited to 75% and permanent financing commitments are required prior to the advancement of loan proceeds.

      Loans secured by real estate mortgages comprised approximately 59% and 59% of First National's loam portfolio at end of 1997 and 1996, respectively. Residential real estate loans consist mainly of first and second mortgages on single family homes, with some multifamily loans. Loan-to-value ratios for these instruments are generally limited to 95%. Nonfarm, nonresidential loans are secured by business and commercial properties with loan-to-value ratios generally limited to 80%. The repayment of both residential and business real estate loans is dependent primarily on the income and cash flows of the borrowers, with the real estate serving as a secondary or liquidation source of repayment.

NONPERFORMING LOANS; OTHER PROBLEM ASSETS

NON-ACCRUAL AND PAST DUE LOANS
      (Dollars in thousands)
                                            JUNE 30,               MARCH 31,
                                     ----------------------     -------------
                                       1996        1997              1998

Non-accrual loans                      $ 344      $ 582             $ 442
Loans contractually past due              --         12                --
  90 days or more on which
  interest is still being accrued

Other real estate owned                   59        164                 8

Total nonperforming assets             $ 403      $ 758             $ 450
                                       =====      =====             =====

When a loan is 90 days past due as to interest or principal or there is serious doubt as to collectibility, the accrual of interest income is generally discontinued unless the estimated net realizable value of collateral is sufficient to assure collection of the principal balance and accrued interest. Previously accrued interest on loans placed in a nonaccrual status is reversed against current income, and subsequent interest income is recognized when received. At March 31, 1998, First National had $442,000 in non-accrual loans, no loans past due 90 days and still accruing interest, and $8,000 in other real estate owned, compared to $582,000, $12,000 and $164,000, respectively, at June 30, 1997. Non-accrual loans amounted to 0.7% of total loans at March 31, 1998, compared to 1.0% of total loans at June 30, 1997.

When the collectibility of a significant amount of principal is in serious doubt, the principal balance is reduced to the estimated fair value of collateral by charge-off to the allowance for loan losses and any subsequent collections are credited first to the remaining principal balance and then to the allowance for loan losses as a recovery of the amount charged off. A nonaccrual loan is not returned to accrual status unless principal and interest are current and the borrower has demonstrated the ability to continue making payments as agreed.

Net loan charge-offs for 1997 were $26,000 or 0.05% of average loans compared to $70,000 or 0.15% of average loans for 1996. During the nine month period ended March 31, 1998, net charge-offs were $17,000 or .03% of average loans.

POTENTIAL PROBLEM LOANS

      Management has identified and maintains a list of potential problem loans. These are loans that are not included in the nonaccrual or the past due 90 days or more and still accruing categories. A loan is added to the potential problem list when management becomes aware of information about possible credit problems of borrowers that causes serious doubts as to the ability of such borrowers to comply with the current loan repayment terms.

      The total amount of loans determined by management to be potential problem loans was $3,667,266 at June 30, 1997 and $4,082,355 at March 31, 1998. These
amounts do not represent management's estimate of potential losses since a large proportion of such loans is secured by various types of collateral.

OTHER REAL ESTATE OWNED

      Real estate owned consists of foreclosed and in-substance foreclosed properties and was $8,000 at March 31, 1998, $164,000 at June 30, 1997 and $59,000 at June 30, 1996. Real estate owned is located in areas where sales of the property are expected to be moderate to quick. Real estate owned is initially recorded at the lower of net loan principal balance or its estimated fair market value less estimated selling costs. The estimated fair value is determined by appraisal at the time of acquisition.

ALLOWANCE FOR LOAN LOSSES

      The allowance for loan losses is increased by direct charges to operating expense. Losses on loans are charged against the allowance in the period in which management has determined that it is more likely than not such loans have become uncollectible. Recoveries of previously charged off loans are credited to the allowance. The table "Summary of Loan Loss Experience" summarizes loan balances at the end of each period indicated, changes in the allowance arising from charge-offs and recoveries by loan category, and additions to the allowance which have been charged to expense.

SUMMARY OF LOAN LOSS EXPERIENCE
         (Dollars in thousands)
                                            JUNE 30,           MARCH 31,
                                     --------------------   --------------
                                        1996        1997          1998

Balance at beginning of period        $ 566        $ 496         $ 654
Charge-offs:
  Real estate                            (66)        (27)           --
  Installment                             (6)         (5)             (29)
  Commercial                             --           --               (3)

Recoveries:
  Real estate                            --           --            --
  Installment                             1            5            15
  Commercial                              1            1            --

Net charge-offs                          (70)        (26)              (17)

Provision charged to expense             --          184            75

Balance at end of period             $   496     $   654        $  712
                                     ========    ========       ======

Net charge-offs to average loans        0.15%       0.05%         0.03%
                                    =========    ========       =======


      In reviewing the adequacy of the allowance for loan losses at each year end, management took into consideration the historical loan losses experienced by First National, current economic conditions affecting the borrowers' ability to repay, the volume of loans, the trends in delinquent, nonaccruing, and potential problem loans, and the quality of collateral securing nonperforming and problem loans. After charging off all known losses, management considers the allowance for loan losses adequate to cover its estimate of possible future loan losses inherent in the loan portfolio as of June 30, 1997 and at March 31, 1998.

      In calculating the amount required in the allowance for loan losses, management applies a consistent methodology that is updated monthly. The methodology utilizes a loan risk grading system, detailed loan reviews to assess credit risks, mix of the loan portfolio and the overall quality of the loan portfolio, as well as other off-balance-sheet credit risks such as loan commitments and standby letters of credit. Also, the calculation provides for management's assessment of trends in national and local economic conditions that might affect the general quality of the loan portfolio. Regulators review the adequacy of the allowance for loan losses as part of their examination of First National and may require adjustments to the allowance based upon information available to them at the time of the examination. Although management's calculation of the allowance for loan losses does not provide an allocation by individual loan categories, the various categories have differing degrees of risk.

DEPOSITS

      The average amounts and percentage composition of deposits held by First National for the years ended June 30, 1997 and 1996 and the nine months ended March 31, 1998 are summarized below:

AVERAGE DEPOSITS
   (Dollars in thousands)

                                                   JUNE 30,                        MARCH 31
                                          1996                 1997                   1998
                                         Amount       %       Amount    %       Amount       %
                                        --------   ------    --------  ---      -------     ----
Noninterest-bearing demand             $ 16,608     20.4    $ 18,432   21.0    $ 18,497     19.7
Interest-bearing demand and savings      28,611     35.1      29,161   33.2      31,855     33.9
Time deposits $100,000 and greater        8,737     10.7      10,338   11.8      11,441     12.1
Time deposits under $100,000             27,598     33.8      29,882   34.0      32,253     34.3
                                         ------    -----      ------  -----      ------    -----
                                       $ 81,554    100.0    $ 87,813  100.0    $ 94,046    100.0
                                         ======    =====      ======  =====      ======    =====


      Average wholesale time deposits (certificates generated through corporations, banks, credit unions, etc., on a national level) were $8,737,000 in 1996, $10,338,000 in 1997, and $11,441,000 through the first nine months of 1998. The vast majority of time deposits of $100,000 and over are acquired from customers within First National's service area in the ordinary course of business. It is a common industry practice not to consider these types of deposits as core deposits because their retention can be expected to be heavily influenced by rates offered, and therefore they have the characteristics of shorter-term purchased funds. Wholesale time deposits involve the maintenance of an appropriate matching of maturity distribution and a diversification of sources to achieve an appropriate level of liquidity. Such deposits are generally more volatile and interest rate sensitive than other deposits.

RETURN ON EQUITY AND ASSETS

      The following table shows the return on assets (net income divided by average total assets), return on equity (net income divided by average equity), and equity to assets ratio (average equity divided by average total assets) for each period indicated.

RETURN ON EQUITY AND ASSETS

                                                                     FOR THE
                                                                   NINE MONTHS
                                         FOR THE YEARS ENDED          ENDED
                                               JUNE 30,             MARCH 31,
                                        ---------------------     -------------
                                        1996            1997          1998
                                        -----           ----         ------
Return on average equity                9.57%          11.70%        11.55%
Return on average assets                1.24%           1.53%         1.56%
Average equity to average assets       12.93%          13.11%        13.53%

LIQUIDITY

      Liquidity is the ability to meet current and future obligations through liquidation or maturity of existing assets or the acquisition of additional liabilities. Adequate liquidity is necessary to meet the requirements of customers for loans and deposit withdrawals in the most timely and economical manner. Some liquidity is ensured by maintaining assets which may be immediately converted into cash at minimal cost (amounts due from banks and federal funds sold). However, the most manageable sources of liquidity are composed of liabilities, with the primary focus on liquidity management being on the ability to obtain deposits within First National's service area. Core deposits (total deposits less wholesale time deposits) provide a relatively stable funding base, and were equal to $77,475,000 or 88.2% of total assets at June 30, 1997 compared with $72,817 or 89.3% at the end of fiscal 1996. Asset liquidity is provided from several sources, including amounts due from banks and federal funds sold, and funds from maturing loans. First National also has available unused short-term lines of credit to purchase up to $2.0 million of federal funds from unrelated correspondent institutions. Management believes that First National's overall liquidity sources are adequate to meet its operating needs.

CAPITAL RESOURCES

      The equity capital of First National increased by $1,627,510 and $957,407 during 1997 and 1996, respectively, as the result of net income. During the first nine months of the 1998 fiscal year, First National also increased equity capital $1,339,291.

      First National is subject to regulatory capital adequacy standards. Under these standards, financial institutions are required to maintain certain minimum ratios of capital to risk-weighted assets and average total assets. Under the provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), federal financial institution regulatory authorities are required to implement prescribed "prompt corrective actions" upon the deterioration of the capital position of a bank. If the capital position of an affected institution were to fall below certain levels, increasingly stringent regulatory corrective actions are mandated.

      First National's March 31, 1998 capital ratios are presented in the following table, compared with the "well capitalized" and minimum ratios under the FDIC regulatory definitions and guidelines:

                                            Total
                                           Capital        Tier 1      Leverage
                                           -------       --------   -----------
Minimum requirement                         8.00%          4.00%        3.00%

Well-capitalized requirement               10.00%          6.00%        5.00%
                                           ------         ------      ------


Actual                                     22.89%         21.91%       13.58%



INFLATION

      Since the assets and liabilities of a bank are primarily monetary in nature (payable in fixed, determinable amounts), the performance of a bank is affected more by changes in interest rates than by inflation. Interest rates generally increase as the rate of inflation increases, but the magnitude of the change in rates may not be the same.

      While the effect of inflation on banks is normally not as significant as is its influence on those businesses which have large investments in plant and inventories, it does have an effect. During periods of high inflation, there are normally corresponding increases in the money supply, and banks will normally experience above-average growth in assets, loans and deposits. Also general increases in the prices of goods and services will result in increased operating expenses.


CORRESPONDENT BANKING

      Correspondent banking involves the providing of services by one bank to another bank which does not provide that service for itself from an economic or practical standpoint. First National uses correspondent services offered by larger banks, including check collections, purchase of Federal funds, security safekeeping, investment services, coin and currency supplies, overline and liquidity loan participations and sales of loans to or participations with correspondent banks and other secondary lenders.


DATA PROCESSING

      First National has a data-processing department which performs a full range of data processing for First National. Such services include an automated general ledger, deposit accounting and commercial and installment lending data processing.


EMPLOYEES

      At March 31, 1998, First National employed 50 persons on a full-time basis, and two persons on a part-time basis.


MONETARY POLICIES

      The results of operations of First National are affected by credit policies of monetary authorities, particularly the Federal Reserve. The instruments of monetary policy employed by the Federal Reserve include open market operations in U.S. Government securities, changes in the discount rate on member bank borrowings, changes in reserve requirements against member bank deposits and limitations on interest rates which member banks may pay on time and savings deposits. In view of changing conditions in the national economy and in the money markets, as well as the effect of action by monetary and fiscal authorities, including the Federal Reserve, no prediction can be made as to possible future changes in interest rates, deposit levels, loan demand or the business and earnings of First National.


SUPERVISION AND REGULATION

      First National operates in a highly regulated environment, and its business activities are governed by statute, regulation and administrative policies. The business activities of First National are supervised by a number of federal regulatory agencies, including the Federal Reserve, the OCC and the FDIC.

      First National was organized as a national banking association under the National Bank Act. Its deposits are insured to $100,000 per account by the FDIC, subject to aggregation rules. First National is subject to supervision and periodic examination by the OCC, which oversees substantially all aspects of First National's operations, including security devices and procedures, loan and securities policies, adequacy of capitalization and loss reserves, loan portfolio evaluation, payment of dividends, location of branch offices and facilities, reserves against deposits, maintenance of required books and records, and adequacy of staff training to carry on safe lending and deposit gathering practices.

      All national banks are required to be members of the Federal Reserve System. First National is subject to rules and regulations from time to time promulgated by the Board of Governors of the Federal Reserve System. Also, the Glass-Steagall Act prohibits Federal Reserve member banks from being affiliated with any company engaged principally in the issue, flotation, underwriting, public sale or distribution of securities. However, the OCC has ruled that national banks may engage in discount brokerage activities.

      The Change in Bank Control Act provides that the OCC must be notified in writing in advance if any person or persons acting in concert propose to acquire 25% or more of any class of First National's voting stock. In addition, if any person or persons acting in concert purpose to acquire 10% or more of any class of First National's voting stock, such person or persons will be presumed to have acquired control of First National (subject to rebuttal) if (i) First National has issued any class of securities subject to the registration requirements of Section 12 of the Securities Exchange Act of 1934, or (ii) immediately after the transaction, no other person will own a greater proportion of the class of voting securities. Approval of the OCC is required before any change in control of First National may be effectuated.

      In addition to a variety of generally applicable state and federal laws governing businesses and employers, such as the Equal Employment Opportunity Act prohibiting employment discrimination, the Occupational Safety and Health Act governing employee working conditions, First National is subject to a variety of special federal statutes and regulations applicable only to financial institutions. These include (i) the Truth in Lending Act and Federal Reserve Regulation Z, which require disclosure of the terms of consumer finance transactions and regulate certain credit card practices, (ii) the Equal Credit Opportunity Act and Federal Reserve Regulation B, which prohibit discrimination in the evaluation and extension of credit, (iii) the Home Mortgage Disclosure Act and Federal Reserve Regulation C, which are intended to provide information to enable the public and public officials to determine if a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves, (iv) the Electronic Funds Transfer Act and Federal Reserve Regulation E, which provide for consumer rights and safeguards in electronic funds transfer systems, (v) the Community Reinvestment Act and regulations applicable thereto, which require financial institutions to meet their obligation to provide for the total credit needs of the communities they serve, including their assets in loans to low and moderate income borrowers, (vi) the Fair Debt Collection Practices Act, which govern practices which may be used by associations and other credit grantors to eliminate abusive debt collection practices, (vii) the Fair Credit Reporting Act, which governs the collection and use of credit information by credit reporting agencies to insure the confidentiality, accuracy, relevancy, and proper utilization of consumer credit information, (viii) the Right to Financial Privacy Act, which imposes a duty to maintain the confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records,
(ix) the Bank Secrecy Act, which requires banks to file a report with the Internal Revenue Service of each deposit, withdrawal, exchange of currency or other payment or transfer, by, through, or to First National which involves a transaction in currency of more than $10,000, and (x) the Financial Institutions Regulatory and Interest Rate Control Act of 1978 and Federal Reserve Regulation O, which place restrictions on extensions of credit to executive officers, directors and principal shareholders of First National.

      National banks are subject to restrictions under federal law in dealing with affiliates. For instance, extensions of credit to an affiliate, investment in the securities of an affiliate and the purchase of assets from an affiliate are limited to no more than 10% of First National's capital stock and surplus to any single affiliate and 20% to all affiliates.

      The National Bank Act imposes on national banks to same limitations on branch banking as are imposed by state law on state-chartered banks in the state where the national bank is located. In South Carolina, a bank may establish branch offices throughout the state by means of merger with an existing bank or by opening branches de novo. South Carolina prohibits a bank from merging with another bank unless the target bank has been in existence for at least five years. South Carolina law likewise prohibits First National from being acquired by a bank holding company until it has been in existence and continuously operating for at least two years.

      In August, 1989, the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 ("FIRREA") was enacted. FIRREA, among other things, abolished the Federal Savings and Loan Insurance Corporation and established two new insurance funds under the jurisdiction of the FDIC: the Savings Association Insurance Fund ("SAIF") and the Bank Insurance Fund ("BIF"). The law also provided for a phased-in increase in the rate of annual insurance assessments paid by a bank, deposits of which are insured by the BIF from the current rate of 1/18th of 1% of such bank's average assessment base (as defined) to 0.15% of such assessment base on and after January 1, 1991, subject to increases in the assessment rate to a rate not in excess of 0.325% of such assessment base upon the occurrence of certain circumstances relating to the BIF.

      FIRREA also gives banking agencies more potent enforcement mechanisms. The authority of a banking agency to issue a cease-and-desist order now specifically includes the power to order affirmative action to correct any harm resulting from a violation or practice. The non-exhaustive list of actions that may be ordered includes restitution, reimbursement, indemnification or guaranty against loss if violation or practice showed a reckless disregard for the law, applicable regulations or a prior banking agency order. Other specific actions which may be ordered include restricting the growth of the institutions, disposing of any loan or assets, rescinding contracts, hiring qualified officers or employees, or "other action as the banking agency determines to be appropriate." Moreover, the power to issue a cease-and-desist order includes "the authority to place limitations on the activities or functions of an insured depository institution or any institution-affiliated party."

      Finally, FIRREA expanded the enforcement powers of bank regulatory agencies, including the expansion of the FDIC's power to act as a conservator and receiver for troubled financial institutions. The FDIC may appoint itself conservator or receiver for an insured depository institution for any of the following reasons: the institution is insolvent in that the assets of the institution are less than its obligations to creditors and others; a substantial dissipation of the assets or earnings has occurred due to any violation of law or regulation of any unsafe or unsound practice; the institution is in an unsafe or unsound position to transact business including substantially insufficient capital or otherwise; the institution has willfully violated a cease-and-desist order that has become final; the institution conceals or withholds its books or records from banking regulators; it is unlikely that the institution will be able to meet depositors' demands or pay its obligations in the normal course of business; the institution has or is likely to incur losses that will deplete all or substantially all of its capital and there is no reasonable prospect for the capital to be replenished without federal assistance; or there exists one or more violations of laws, rules or regulations or an unsafe or unsound practice or condition that is likely to cause insolvency or substantially dissipate the assets or earnings or is likely to weaken the bank's condition or seriously prejudice the depositors' interests. The FDIC as conservator or receiver may take over the assets of and operate the institution with all of the powers of its management, may conduct all business of the institution, and perform all of the functions of the institution in its own name. The FDIC may take action to put the institution in a sound and solvent condition and dispose of it as a going concern, or it may liquidate it and proceed to realize upon its assets.

      The FDICIA, which was enacted on December 19, 1991, provides for a number of reforms relating to the safety and soundness of the deposit insurance system, supervision of domestic and foreign depository institutions and improvement of accounting standards. One aspect of FDICIA involves the development of a regulatory monitoring system requiring "prompt corrective action" on the part of banking regulators with regard to certain classes of undercapitalized institutions. While FDICIA does not change any of the minimum capital requirements, it directs each of the federal banking agencies to issue regulations putting the monitoring plan into effect. FDICIA creates five "capital categories" ("well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized") which are defined in FDICIA and which will be used to determine the severity of corrective action the appropriate regulator may take in the event an institution reaches a given level of undercapitalization. For example, an institution which becomes "undercapitalized" must submit a capital restoration plan to the appropriate regulator outlining the steps it will take to become adequately capitalized. Upon approving the plan, the regulator will monitor the institution's compliance. Before a capital restoration plan will be approved, an entity controlling a bank (i.e., holding companies) must guarantee compliance with the plan until the institution has been adequately capitalized for four consecutive calendar quarters. The liability of the holding company is limited to the lesser of 5% of the institution's total assets or the amount which is necessary to bring the institution into compliance with all capital standards. In addition, "undercapitalized" institutions will be restricted from paying management fees, dividends and other capital distributions, will be subject to certain asset growth restrictions and will be required to obtain prior approval from the appropriate regulator to open new branches or expand into new lines of business.

      As an institution drops to lower capital levels, the extent of action to be taken by the appropriate regulator increases, restricting the types of transactions in which the institution may engage and ultimately providing for the appointment of a receiver for certain institutions deemed to be critically undercapitalized.

      FDICIA also provides that banks will have to meet new safety and soundness standards that must be adopted by the regulators. Regulators are charged with promulgating regulations defining operational and managerial standards relating to internal controls, loan documentation, credit underwriting, interest rate exposure, asset growth, director and officer compensation, asset quality, earnings and stock valuation.

      Both the capital standards and the safety and soundness standards which FDICIA seeks to implement are designed to bolster and protect the deposit insurance fund. The BIF funding provisions under FDICIA could result in a significant increase in the assessment rate on deposits over the next 15 years. No assurance can be given at this time as to what the level of premiums will be over this 15 year period.

     In response to the directive issued by FDICIA, the regulators have issued regulations which, among other things, prescribe the capital thresholds for each of the five capital categories established by FDICIA. The following table reflects the proposed capital thresholds:

                                Total Risk-based  Tier 1 Risk-based   Tier 1 Leverage
                                 Capital Ratio      Capital Ratio          Ratio
Well capitalized (1)                  10%                6%                  5%
Adequately capitalized (1)             8%                4%                  4%(2)
Undercapitalized (3)                 < 8%              < 4%                < 4%
Significantly undercapitalized (3)   < 6%                3%                < 3%
Critically undercapitalized          --                 --                 < 2%

------------------------
(1)   An institution must meet all three minimums.
(2) 3% for composite CAMELS 1-rated institutions, subject to appropriate federal banking agency guidelines.
(3) An institution falls into this category if it is below the specified capital level for ANY of the three capital measures.

      With respect to the compliance with federal, state and local provisions relating to the protection of the environment, First National does not believe that such compliance will have any substantial or material effect upon the capital expenditures, earnings and competitive position of First National.

      The scope of regulation and permissible activities of First National is subject to change by future federal and state legislation.

DESCRIPTION OF PROPERTY

      First National's main office, which is located on approximately five acres of land on Pendleton Street in Easley, South Carolina, is a two story building containing approximately 8,000 square feet. The main office consists of a main banking floor with eight teller stations and eleven offices, a night depository, a drive-in window, three vaults, and a board room. The second floor of the facility consists of a lounge and storage rooms.

      First National's data processing center is located adjacent to the main office with approximately 3,000 square feet of work space. This two story facility consists of five offices, a record vault, a lounge, storage rooms, and an operating area.

      A spare office building is also located adjacent to the main office. This single story, two office facility contains approximately 1,500 square feet of work space.

      In addition to its main location, First National has a branch office located on approximately one acre of land on East Main Street in Pickens, South Carolina. The branch office is a single story building containing approximately 2,700 square feet. The branch consists of six teller stations, two offices, a drive-up window, a lounge, and a vault.

      First National's branch office in Liberty, South Carolina is located on approximately one acre of land on North Commerce Street. The branch office is a single story building containing approximately 2,250 square feet. The branch consists of six teller stations, two offices, a drive-up window, a lounge, and a vault.

      First National's Easley, South Carolina branch office is located on approximately one acre of land on Calhoun Memorial Highway. The branch office is a single story building containing approximately 2,250 square feet. The branch consists of six teller stations, three offices, a drive-up window, a lounge, and a vault.

      First National owns all of its banking locations. First National does not own any other real estate. The net book value of First National's land and buildings was $1,342,476 on June 30, 1998.

LEGAL PROCEEDINGS

      There are no material pending legal proceedings to which First National is a party of which any of its properties is subject; nor are there material proceedings known to be contemplated by an governmental authority; nor are there material proceedings known to First National, pending or contemplated, in which any director, officer or affiliate of First National or any holder of 5% or more of First National's outstanding stock, or any associate of any of the foregoing is a party or has an interest adverse to First National.

MARKET FOR COMMON STOCK AND DIVIDENDS

      There is very limited trading in the First National common stock. The common stock is not a Nasdaq quoted stock, nor is it quoted by the National Quotation Bureau, Inc., nor are there any market makers. Management is aware of only one transaction in the First National common stock in 1998, which was the sale of 200 shares at $75.00 per share. Such trade may not be an arm's length transactions and may not be indicative of the market value of the First National common stock. Management is not aware of any other trades in First National common stock during 1998.

      As of July 15, 1998, there were approximately 146 holders of record of First National's common stock, excluding individual participants in security position listings.

      First National paid cash dividends of $2.35 per share in fiscal year ended June 30, 1996, $2.45 per share in fiscal year ended June 30, 1997 and $2.70 per share in fiscal year ended June 30, 1998. Federal banking regulations restrict the amount of dividends that First National can pay to shareholders. Generally, the approval of the OCC is required to pay dividends in excess of First National's earnings retained in the current year plus retained net profits for the preceding two years.

MANAGEMENT AND PRINCIPAL SHAREHOLDERS OF FIRST NATIONAL

      The following table sets forth (i) as of July 15, 1998, the number and percent of total outstanding shares of First National common stock beneficially owned by all directors and executive officers of First National individually and by all directors and executive officers of First National as a group, and (ii) pro forma upon consummation of the Merger, the number and percent of total outstanding shares of Carolina First Corporation common stock beneficially owned by such persons individually and as a group.

                                                                                Pro Forma After Merger
                                                                        --------------------------------------
                               Number of First                                     Number of          Percent
Name and address of          National Shares Bene-     Percent         Carolina First Corporation        of
5%  Beneficial Owner            ficially Owned         of Class          Shares Beneficially Owned     Class
--------------------          -------------------     --------          -------------------------     -------

Kenneth D. Acker                      400                 *                  11,540                     *

J. Rodger Anthony                     100                 *                   2,885                     *

Dorothy G. Deglmann-                9,903               12.4%               285,694                    1.4%
   Schwartz
   2724 Wilmot Ave.,
   Columbia, S.C.

James H. Grantham                  24,079               30.1%               694,660                    3.4%
   200 South Pendleton St.
   Easley, S.C.

G.L. Grantham III                   6,036                7.5%               174,134                     *
   204 Augusta St.
   Easley, S.C.

Richard A. Jones                      400                 *                  11,540                     *

Richard A. Jones, Jr.               5,234                6.5%               150,997                     *
   1306 South Church St.
   Greenville, S.C.

Christopher P. Robinson               500                 *                  14,425                     *

All Executive Officers and
  Directors as a group
  (8 persons)                      46,652               58.3%             1,345,873                    6.6%

----------------------
* Less than 1%.

                       COMPARATIVE RIGHTS OF SHAREHOLDERS

      At the Effective Time, all of the outstanding shares of First National common stock will be converted into Carolina First Corporation common stock. Accordingly, shareholders of First National will become shareholders of Carolina First Corporation, and their rights as Carolina First Corporation shareholders will be determined by South Carolina law and Carolina First Corporation's Articles of Incorporation and Bylaws. The rights of Carolina First Corporation shareholders differ from the rights of First National's shareholders with respect to certain important matters, including the required shareholder votes as to mergers, consolidations, exchanges, sales of assets or dissolution, removal of directors and amendments to the articles of incorporation, classification of the board of directors, cumulative voting rights, nomination of directors, and statutory and other restrictions on certain business combinations and control share acquisitions.

      A comparison of the respective rights of First National shareholders and Carolina First Corporation shareholders with respect to these matters is set forth immediately below. A description of the Carolina First Corporation common stock is set forth below under "CAROLINA FIRST CORPORATION CAPITAL STOCK."


COMPARISON OF CAROLINA FIRST CORPORATION COMMON STOCK AND FIRST NATIONAL COMMON STOCK

      The rights of Carolina First Corporation shareholders are governed by Carolina First Corporation's Articles of Incorporation and Bylaws and the applicable provisions of the South Carolina Business Corporation Act of 1988, as amended (the "SCBCA"). By contrast, the rights of First National shareholders are governed by First National's Articles of Association and Bylaws and by federal law. If the holders of First National common stock approve the Merger Agreement and the Merger is subsequently consummated, holders of First National common stock will become holders of Carolina First Corporation common stock. Although it is impracticable to note all the differences between the SCBCA and federal law generally, and all of the differences between the applicable governing documents of Carolina First Corporation and First National, the following is intended to be a summary of certain significant differences between the rights of holders of Carolina First Corporation common stock and First National common stock. This comparison of the rights of holders of First National common stock and Carolina First Corporation common stock is based on the current terms of the governing documents of the respective companies and on the current provisions of state and federal law and is qualified in its entirety thereby.

      CAPITALIZATION. The authorized capital stock of First National consists of 80,000 shares of First National common stock, par value $2.50 per share. As of July 15, 1998, First National had 80,000 shares of common stock outstanding. The authorized capital stock of Carolina First Corporation consists of 100,000,000 shares of Carolina First Corporation common stock, par value $1.00 per share, and 10,000,000 shares of "blank check" preferred stock. As of July 15, 1998, Carolina First Corporation had 18,144,302 shares of common stock outstanding and no shares of preferred stock outstanding.

      VOTING IN GENERAL. In general, holders of both First National common stock and Carolina First Corporation common stock are entitled to one vote per share and to the same and identical voting rights as other holders of such common stock. However, in the election of directors, First National shareholders have the right to cumulate votes, i.e. the right to give one candidate as many votes as equals the number of directors multiplied by the number of his shares, or to distribute them on the same principle among as many candidates as he shall think fit. Holders of Carolina First Corporation common stock are not entitled to cumulate votes under any circumstances.


      DISSENTERS' RIGHTS. First National's shareholders have the right, in cases of merger or consolidation, to be paid the fair value of their shares under applicable dissenters' rights provisions. Because Carolina First Corporation common stock is traded on the Nasdaq National Market, its share-holders do not have similar rights.


      MERGERS, CONSOLIDATIONS, EXCHANGES, SALES OF ASSETS OR DISSOLUTION. A vote of two-thirds of the outstanding shares of First National is required to approve any merger, consolidation, exchange, sale of substantially all of the assets of, or dissolution of First National. Carolina First Corporation's Articles of Incorporation require the affirmative vote of holders of at least 80% of the outstanding stock of Carolina First Corporation entitled to vote for approval before Carolina First Corporation may (a) merge or consolidate with any other corporation, (b) sell or exchange all or a substantial part of its assets to or with any other corporation, or (c) issue or deliver any stock or other securities in exchange or payment for any properties or assets of any other corporation, or securities issued by any other corporation, or in a merger of any subsidiary of Carolina First Corporation with or into any other corporation (the foregoing being hereinafter referred to as a "business combination"). This 80% supermajority is reduced to 66.67% if such business combination was approved and recommended without condition by the affirmative vote of at least 80% of the directors.

      DIRECTORS. The Articles of Association of First National provide for a Board of Directors having not less than five or more than twenty-five members as determined from time to time by vote of a majority of the members of the Board of Directors or by resolution of the shareholders of First National. Vacancies may be filled by the other or remaining directors, provided, however, that the directors may not increase the number of directors to a number that (i) exceeds by more than two the number of directors last elected by the shareholders where the number was fifteen or less, or (ii) exceeds by more than four the number of directors last elected by shareholders where the number was 16 or more. Carolina First Corporation's Articles of Incorporation provide that the number of directors shall be set by the Board of Directors or the shareholders. However, the Board of Directors cannot change the size of the Board by more than 30% without shareholder approval. Vacancies may be filled by existing directors. The Carolina First Corporation Board of Directors currently has thirteen members. In accordance with Carolina First Corporation's Articles of Incorporation, whenever the Board consists of nine or more persons, the Board shall be divided into three classes of directors (with each class having as close to an equal number as possible). The members of each class are elected for staggered three-year terms.

      NOMINATION OF DIRECTORS. The Articles of Association of First National provide that nominations for election to the board of directors may be made by the board of directors or by any shareholder of First National entitled to vote for election of directors. Nominations other than those made by or on behalf of the existing First National management must be made in writing and be delivered or mailed to the president of First National and to the OCC not less than 14 days nor more than 50 days prior to any meeting of shareholders called for the election of directors; provided, however, that if less than 21 days notice of the meeting is given to shareholders, such nominations must be mailed or delivered to the president of First National and to the OCC not later than the close of business on the seventh day following the day on which the notice of meeting was mailed. Such notification must contain certain specified information to the extent known to the notifying shareholder. Carolina First Corporation's Articles of Incorporation provide that, in addition to the Board of Directors, any shareholder entitled to vote for the election of directors may make nominations for the election of directors only by giving written notice to the Secretary of Carolina First Corporation at least 30 days but not more than 60 days prior to the annual meeting of shareholders at which directors are to be elected, unless such requirement is waived in advance of the meeting by the Board of Directors.



      INDEMNIFICATION OF OFFICERS AND DIRECTORS. The SCBCA and federal law, and the governing documents of both Carolina First Corporation and First National, generally provide that the parties have the power to indemnify any director, officer or employee, his or her heirs, executors or administrators, and agents for expenses, judgments, decrees and any liability incurred in actions to which the director, officer or employee is a party, or potential party, by reason of the performance of his official duties, assuming he conducted himself in good faith and reasonably believed his conduct in his official capacity to be in the parties' best interest. Such indemnification provisions do not apply in instances where such person acted in bad faith or engaged in conduct against the interest of First National or Carolina First Corporation.

      ASSESSMENT. Under the National Bank Act, if the capital stock of a national bank (such as First National) is impaired, by losses or otherwise, the OCC is authorized to seek payment of the deficiency by assessment upon its shareholders, pro rata, but the assessment is only enforceable by selling the stock of any shareholder who does not pay the assessment. There are no assessment provisions applicable to Carolina First Corporation common stock.

      CONVERSION; REDEMPTION; SINKING FUND. Neither Carolina First Corporation common stock nor First National common stock is convertible, redeemable nor entitled to any sinking fund.

      LIQUIDATION RIGHTS. In the event of the liquidation, dissolution or winding-up of the affairs of First National, holders of outstanding shares of First National common stock are entitled to share, in proportion to their respective interests, in First National's assets and funds remaining after payment, or provision for payment, of all debts and other liabilities of First National. In the event of the liquidation, dissolution or winding-up of the affairs of Carolina First Corporation, holders of Carolina First Corporation common stock are entitled to share, pro rata, in Carolina First Corporation's assets and funds remaining after payment, or provision for payment, of all debts and other liabilities of Carolina First Corporation, and after payment of all amounts due to holders of Preferred Stock upon liquidation.

      DIVIDENDS. Holders of First National common stock and Carolina First Corporation common stock are entitled to receive such dividends as the respective Board of Directors may declare out of funds legally available therefor.

      AMENDMENT. First National's Articles of Association provide that they may be amended by the affirmative vote of a majority of First National's shareholders, unless a greater vote is required by law. Carolina First Corporation's Articles of Incorporation generally may be amended only upon the approval of holders of two-thirds of the outstanding shares entitled to vote, and with respect to the items listed below, such two-thirds requirement is increased to 80%:
      (i) supermajority voting requirements to approve certain mergers, sales or exchanges of assets or stock exchanges (See "--Shareholder Voting in Certain Business Combinations");
      (ii) provisions regarding the Board of Director's powers to evaluate proposals for business combinations;
      (iii) provision of notice requirements for shareholder nominations of directors;
      (iv) supermajority voting requirements for removal of directors without cause;
      (v)     provision of staggered terms for three classes of directors; and
      (vi)    supermajority voting provisions for dissolution of Carolina
              First Corporation.

If 80% of the directors approve amendments pertaining to the Articles of Incorporation listed above, then only the affirmative vote of shareholders holding two-thirds of the outstanding shares entitled to vote is needed to approve the amendments.

      ANTI-TAKEOVER MEASURES. First National has not implemented any material anti-takeover measures. By contrast, Carolina First Corporation has implemented a number of provisions which have the effect of impeding a takeover of Carolina First Corporation that is not favored by Carolina First Corporation management. Furthermore, South Carolina law has business combination and control share acquisition statutes which may serve to impede takeovers not favored by management.

      The South Carolina control share statute provides that upon the acquisition by a person of certain threshold percentages of stock (20%, 33% and 50%), a shareholders' meeting must be held in order to determine whether or not to confer voting rights upon such acquiring person's shares. An affirmative vote of holders of a majority of all outstanding company's stock (excluding shares held by the acquiring person, company officers and company employees who are also directors of the company) is required to confer voting rights upon such acquiring person's shares.

      The South Carolina business combinations statute provides that a 10% or greater shareholder of a resident domestic corporation cannot engage in a "business combination" (as defined in the statute) with such corporation for a period of two years following the date on which the 10% shareholder became such, unless the business combination or the acquisition of shares is approved by a majority of the disinterested members of such corporation's board of directors before the 10% shareholder's share acquisition date. This statute further provides that at no time (even after the two-year period subsequent to such share acquisition date) may the 10% shareholder engage in a business combination with the relevant corporation unless certain approvals of the board of directors or disinterested shareholders are obtained or unless the consideration given in the combination meets certain minimum standards set forth in the statute.

      There are no comparable federal statutes which are applicable to First National.

      OTHER CONSIDERATIONS. Shares of common stock of First National, being stock of a national bank, may be treated differently from shares of Carolina First Corporation for state and local tax purposes, including for purposes of any intangibles taxes. First National shareholders should consult their tax advisers with respect to relevant differences in First National common stock and Carolina First Corporation common stock.

      Generally, First National is prohibited from purchasing its own shares. Carolina First Corporation, however, may purchase, hold and dispose of its own shares subject only to restrictions on distributions by a corporation which prohibit any distribution which would render a company insolvent.


                    CAROLINA FIRST CORPORATION CAPITAL STOCK

 COMMON STOCK

      Carolina First Corporation has 100,000,000 shares of common stock authorized, of which 18,144,302 shares were outstanding as of July 15, 1998. The holders of the Carolina First Corporation common stock are entitled to dividends when, as and if declared by the Board of Directors in their discretion out of funds legally available therefor. The principal source of funds for Carolina First Corporation is dividends from its subsidiaries. Carolina First Corporation's subsidiaries are subject to certain legal restrictions on the amount of dividends they are permitted to pay. See "INFORMATION ABOUT CAROLINA FIRST CORPORATION." All outstanding shares of Carolina First Corporation common stock are fully paid and nonassessable. No holder of Carolina First Corporation common stock has any redemption or sinking fund privileges, any preemptive or other rights to subscribe for any other shares or securities, or any conversion rights. In the event of liquidation, the holders of Carolina First Corporation common stock are entitled to receive pro rata any assets distributable to shareholders in respect of shares held by them, subject to the rights of any senior stock which may be issued in the future. Holders of the Carolina First Corporation common stock are entitled to one vote per share.

 PREFERRED STOCK



     Carolina First Corporation has 10,000,000 shares of "blank check" preferred stock authorized ("Preferred Stock"), none of which is outstanding. Carolina First Corporation's Board of Directors has the sole authority, without shareholder vote, to issue shares of authorized but unissued Preferred Stock to whomever and for whatever purposes it, in its sole discretion, deems appropriate. The relative rights, preferences and limitations of the Preferred Stock are determined by Carolina First Corporation's Board of Directors in its sole discretion. Among other things, the Board may designate with respect to the Preferred Stock, without further action of the shareholders of Carolina First Corporation, the dividend rate and whether dividends shall be cumulative or participating or possess other special rights, the voting rights, Carolina First Corporation's rights and terms of redemption, the liquidation preferences, any rights of conversion and any terms related thereto, and the price or other consideration for which the Preferred Stock shall be issued. The Preferred Stock could be utilized by Carolina First Corporation to impede the ability of third parties who attempt to acquire control of Carolina First Corporation without the cooperation of Carolina First Corporation's Board of Directors.

CERTAIN MATTERS

     SHAREHOLDERS' RIGHTS AGREEMENT. In 1993, the Carolina First Corporation Board of Directors adopted a Shareholders' Rights Agreement, which was subsequently amended and restated in December 1996 ("Rights Agreement"). Under the Rights Agreement, the Board of Directors declared a distribution of one common stock purchase right (a "Right") for each outstanding share of Carolina First Corporation common stock outstanding on November 23, 1993 and each share to be issued by Carolina First Corporation thereafter. Each Right entitles the registered holder to purchase from Carolina First Corporation one-half share of Carolina First Corporation common stock at a cash exercise price of $30.00, subject to adjustment.

      Initially, the Rights are not exercisable and no separate rights certificates are distributed. However, the Rights will separate from the Carolina First Corporation common stock and a "Distribution Date" will occur upon the earlier of (i) the close of business on the 10th calendar day after the Share Acquisition Date (as defined below), or (ii) the close of business on the 10th business day after the date of (x) the commencement, by any person, other than an "exempt person", of, or (y) the first public announcement of the intention of any person (other than an exempt person) to commence, a tender or exchange offer if, upon consummation thereof, such person would be an Acquiring Person (defined as a person or group which has acquired beneficial ownership of 20% or more of the outstanding shares of the Carolina First Corporation common stock) (the date of said announcement being referred to as the "Share Acquisition Date"). Until the Distribution Date, (i) the Rights will be evidenced by the Carolina First Corporation common stock certificates and will be transferred with and only with such certificates, and (ii) the surrender for transfer of any certificates for Carolina First Corporation common stock will also constitute the transfer of the Rights associated with the Carolina First Corporation common stock represented by such certificate. The Rights are not exercisable until the Distribution Date and will expire at the close of business on December 18, 2006, unless previously redeemed by Carolina First Corporation as described below. As soon as practicable after the Distribution Date, rights certificates will be mailed to holders of record of Carolina First Corporation common stock as of the close of business on the Distribution Date and, thereafter, the separate rights certificates alone will represent the Rights. Except as otherwise determined by the Board of Directors, only shares of Carolina First Corporation common stock issued prior to the Distribution Date will be issued with Rights.


      In the event that (i) a person acquires beneficial ownership of 20% or more of the Carolina First Corporation common stock, (ii) Carolina First Corporation is the surviving corporation in a merger with an Acquiring Person or any Affiliate or Associate (as defined in the Rights Agreement) and the Carolina First Corporation common stock is not changed or exchanged, (iii) an Acquiring Person engages in one of a number of self-dealing transactions specified in the Rights Agreement, or (iv) an event occurs which results in an Acquiring Person's ownership interest being increased by more than 1% (e.g., a reverse stock split), proper provision will be made so that each holder of a Right will thereafter have the right to receive upon exercise thereof at the then current exercise price, that number of shares of Carolina First Corporation common stock (or in certain circumstances, cash, property, or other securities of Carolina First Corporation) having a market value of two times such exercise price. However, the Rights are not exercisable following the occurrence of any of the events set forth above until such time as the Rights are no longer redeemable as set forth below. Notwithstanding any of the foregoing, Rights that are or were beneficially owned by an Acquiring Person shall become null and void. In the event that following the Share Acquisition Date, (i) Carolina First Corporation is acquired in a merger or other business combination transaction, or (ii) 50% or more of Carolina First Corporation's assets or earning power is sold, each holder of a Right shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a market value equal to two times the exercise price of the Right. At any time after any person becomes an Acquiring Person and prior to such time such Acquiring Person, together with its Affiliates and Associates, becomes the Beneficial Owner of 50% or more of the outstanding Carolina First Corporation common stock, the Board of Directors may exchange the Rights (other than Rights which have become void), in whole or in part, at the exchange rate of one share of Carolina First Corporation common stock per Right, subject to adjustment as provided in the Rights Agreement.

      The exercise price payable, and the number of shares of Carolina First Corporation common stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution
(i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Carolina First Corporation common stock, (ii) if holders of the Carolina First Corporation common stock are granted certain rights or warrants to subscribe for Carolina First Corporation common stock or securities convertible into Carolina First Corporation common stock at less than the current market price of the Carolina First Corporation common stock, or
(iii) upon the distribution to holders of the Carolina First Corporation common stock of evidence of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

      The Rights may be redeemed in whole, but not in part, at a price of $.001 per Right (payable in cash, Carolina First Corporation common stock or other consideration deemed appropriate by the Board of Directors) by the Board of Directors at any time prior to a Share Acquisition Date or the final expiration date of the Rights (whichever is earlier); provided that under certain circumstances, the Rights may not be redeemed unless there are Disinterested Directors (as defined in the Rights Agreement) in office and such redemption is approved by two-thirds of such Disinterested Directors. After the redemption period has expired, Carolina First Corporation's right of redemption may be reinstated upon the approval of the Board of Directors if an Acquiring Person reduces his beneficial ownership to 15% or less of the outstanding shares of Carolina First Corporation common stock in a transaction or series of transactions not involving Carolina First Corporation and there are no other Acquiring Persons. Immediately upon the action of the Board of Directors ordering redemption of the Rights, the Rights will terminate and thereafter the only right of the holders of Rights will be to receive the redemption price.

      Any of the provisions of the Rights Agreement may be amended by the Board of Directors of Carolina First Corporation prior to the Distribution Date. After the Distribution Date, the provisions of the Rights Agreement, other than those relating to the principal economic terms of the Rights, may be amended by the Board to cure any ambiguity, defect or inconsistency, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person), or to shorten or lengthen any time period under the Rights Agreement. Amendments adjusting time periods may, under certain circumstances, require the approval of two-thirds of Disinterested Directors, or otherwise be limited. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Shareholder Rights Agreement, a copy of which has been included in Carolina First Corporation's public filings with the Securities and Exchange Commission.


       MANAGEMENT CONTRACTS. Carolina First Corporation has entered into Noncompetition, Severance and Employment Agreements with Mack I. Whittle, Jr., William S. Hummers III, James W. Terry, Jr., David L. Morrow and Joseph C. Reynolds. These agreements set forth general provisions regarding compensation, confidentiality, termination and noncompetition. However, they also provide that in the event that the named executive's employment with Carolina First Corporation is voluntarily or involuntarily terminated after a "change in control" (as defined in such agreements), then, except in very limited instances, the named executive becomes entitled to receive immediately amounts substantially equal to three years' compensation (including bonus compensation).


      BOARD OF DIRECTORS.

      Classification of Board of Directors. Carolina First Corporation's Board of Directors currently consists of thirteen persons. In accordance with its Articles of Incorporation, whenever the Board consists of nine or more persons, the Board shall be divided into three classes of directors (with each class having as close to an equal number as possible). The members of each class are elected for staggered three-year terms. The staggering of Board terms has the effect of making it more difficult to replace current Directors than would otherwise be the case. Accordingly, unless the shareholders vote to remove one or more Directors as described below, it would take three annual meetings for shareholders to change the members of the entire Board of Directors. Carolina First Corporation's Articles of Incorporation also provide that any shareholder entitled to vote for the election of directors may make nominations for the election of directors only by giving written notice to the Secretary of Carolina First Corporation at least 30 days but not more than 60 days prior to the annual meeting of shareholders at which directors are to be elected, unless such requirement is waived in advance of the meeting by the Board of Directors.

      Removal of Directors. Carolina First Corporation's Articles of Incorporation require the affirmative vote of the holders of not less than 80% of the outstanding voting securities of Carolina First Corporation to remove any Director or the entire Board of Directors without cause. Directors may be removed for cause as provided under South Carolina law.

      Limitation of Director Liability. The members of the Board of Directors of Carolina First Corporation are exempt under Carolina First Corporation's Articles of Incorporation from personal monetary liability to the extent permitted by Section 33-2-102(e) of the SCBCA. This statutory provision provides that a director of the corporation shall not be personally liable to the corporation or any of its shareholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not be deemed to eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involved gross negligence, intentional misconduct, or a knowing violation of law, (iii) imposed under Section 33-8-330 of the SCBCA (improper distribution to shareholder), or (iv) for any transaction from which the director derived an improper personal benefit.

      Evaluation of Proposed Business Combinations. Carolina First Corporation's Articles of Incorporation provide that the Board of Directors, when evaluating any proposed business combination with Carolina First Corporation, shall give due consideration to (i) all relevant factors, including without limitation, the social, legal, environmental and economic effects on the employees, customers, suppliers and other constituencies of Carolina First Corporation, and on its subsidiaries, the communities and geographical areas in which Carolina First Corporation and its subsidiaries operate or are located, and on any of the businesses and properties of Carolina First Corporation or any of its subsidiaries, as well as such other factors as the directors deem relevant, and
(ii) not only the consideration being offered in relation to the then current market price for Carolina First Corporation's outstanding shares, but also in relation to the then current value of Carolina First Corporation in a freely-negotiated transaction and in relation to the Board of Directors' estimate of the future value of Carolina First Corporation (including the unrealized value of its properties and assets) as an independent going concern.

      VOTING.

      Voting For Directors. Carolina First Corporation's Articles of Incorporation provide that shareholders may not cumulate votes for the election of directors. Accordingly, holders of more than 50% of the shares voting at the election of directors can elect all of the directors if they choose to do so and, in such event, the holders of the remaining shares (less than 50%) voting are not able to elect any board members. In cases where there are more nominees for Directors than positions available, the nominees receiving the largest number of votes are elected.


      Supermajority Voting Requirements. Carolina First Corporation's Articles of Incorporation require the affirmative vote of holders of at least 80% of the outstanding stock of Carolina First Corporation entitled to vote for approval before Carolina First Corporation may (i) merge or consolidate with any other corporation, (ii) sell or exchange all or a substantial part of its assets to or with any other corporation, or (iii) issue or deliver any stock or other securities of its issue in exchange or payment for any properties or assets of any other corporation, or securities issued by any other corporation, or in a merger of any subsidiary of Carolina First Corporation with or into any other corporation (the foregoing being hereinafter referred to as a "business combination"). This 80% supermajority is reduced to the percentage required by applicable law if such business combination was approved (or adopted) and recommended without condition by the affirmative vote of at least 80% of the directors. The Articles of Incorporation expressly permit the Board of Directors to condition its approval (or adoption) of any business combination upon the approval of holders of 80% of the outstanding stock of Carolina First Corporation entitled to vote on such business combination. The 80% supermajority provision is not applicable to any transaction solely between Carolina First Corporation and another corporation, 50% or more of the voting stock of which is owned by Carolina First Corporation. Under present South Carolina law, a merger or the sale of substantially all the assets requires the approval of holders of two-thirds of the outstanding shares entitled to vote. The amendment of the foregoing business combination provisions requires the approval of holders of 80% of the outstanding shares entitled to vote. The foregoing supermajority voting provision could impede the ability of third parties who attempt to acquire control of Carolina First Corporation without the cooperation of Carolina First Corporation's Board of Directors.

     CONTROL SHARE ACQUISITION/BUSINESS COMBINATION STATUTES. The SCBCA has business combination and control share acquisition statutes which may serve to impede takeovers not favored by management. See "COMPARATIVE RIGHTS OF SHAREHOLDERS -- Change in Control, Business Combinations and Anti-Takeover Provisions."

     TRANSFER AGENT. The transfer agent for the Carolina First Corporation common stock is Reliance Trust Company, Atlanta, Georgia.

     DIVIDEND REINVESTMENT PLAN. Carolina First Corporation has in place a dividend reinvestment plan with respect to the Carolina First Corporation common stock. As set forth in the plan, holders of such shares may elect to receive Carolina First Corporation common stock in lieu of receiving the cash dividends to which such holder may otherwise be entitled. The plan also provides for purchases of Carolina First Corporation common stock through optional cash payments.


                                  LEGAL MATTERS

      Certain legal matters in connection with the Reorganization Agreement, including the validity of the Carolina First Corporation Shares offered hereby, will be passed upon for Carolina First Corporation by Wyche, Burgess, Freeman & Parham, P.A., Greenville, South Carolina. Wyche, Burgess, Freeman & Parham, P.A. is also rendering a tax opinion to First National regarding the Reorganization Agreement. As of July 15, 1998, members and attorneys of Wyche, Burgess, Freeman & Parham, P.A. beneficially owned a total of approximately 18,944 shares of Carolina First Corporation common stock.

      Certain legal matters in connection with the Reorganization Agreement will be passed upon for First National by Sinkler & Boyd, P.A., Columbia, South Carolina.


                                     EXPERTS

      The financial statements of First National as of June 30, 1995, 1996 and 1997, and for each of the years in the three-year period ended June 30, 1997, have been included herein and in the registration statement in reliance upon the report of Elliott, Davis & Company, LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

      The consolidated financial statements of Carolina First Corporation as of December 31, 1997 and 1996 and for each of the years in the three year period ended December 31, 1997 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.


                                    OTHER MATTERS

      The Board of Directors of First National is not aware of any other matters which may be presented for action at the Special Meeting, but if other matters do properly come before the meeting, it is intended that the shares of First National common stock represented by proxies in the accompanying form will be voted by the persons named in the proxies in accordance with their best judgment.



                      FIRST NATIONAL BANK OF PICKENS COUNTY

                          INDEX TO FINANCIAL STATEMENTS


REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS..........................F-2

BALANCE SHEETS..............................................................F-3

STATEMENTS OF INCOME........................................................F-4

STATEMENTS OF STOCKHOLDERS' EQUITY..........................................F-5

STATEMENTS OF CASH FLOWS....................................................F-6, 7

NOTES TO FINANCIAL STATEMENTS...............................................F-8 - 17





                                                            MEMBERS OF THE
                                                            AMERICAN INSTITUTE
                                                            OF CERTIFIED PUBLIC
                                                            ACCOUNTANTS

                                                            GREENVILLE, S.C.
                                                            GREENWOOD, S.C.
                                                            ANDERSON, S.C.
                                                            AIKEN, S.C.
                                                            COLUMBIA, S.C.

                     (ELLIOTT, DAVIS & COMPANY, LLP. logo)
                          CERTIFIED PUBLIC ACCOUNTANTS


               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS





The Directors and Stockholders
FIRST NATIONAL BANK OF PICKENS COUNTY
Easley, South Carolina

              We have audited the accompanying balance sheets of FIRST NATIONAL BANK OF PICKENS COUNTY as of June 30, 1996 and 1997, and the related statements of income, stockholders' equity and cash flows for each of the three years in the period ended June 30, 1997. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

              We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

              In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of FIRST NATIONAL BANK OF PICKENS COUNTY as of June 30, 1996 and 1997 and the results of its operations and its cash flows for each of the three years in the period ended June 30, 1997, in conformity with generally accepted accounting principles.


                                        /s/ Elliott, Davis & Company, LLP


August 1, 1997

             Internationally - Moore Stephens Elliott Davis, L.L.C.
               870 S. PLEASANTBURG DRIVE     POST OFFICE BOX 6286
                      GREENVILLE, SOUTH CAROLINA 29606-6286
              TELEPHONE (864) 242-3370     TELEFAX (864) 232-7161



                      FIRST NATIONAL BANK OF PICKENS COUNTY
                                 BALANCE SHEETS


                                                                                JUNE 30,                    MARCH 31,
                                                                     ----------------------------------   --------------
                                                                               1996               1997         1998
                                                                              ------              ------     --------
                                                                                                           (UNAUDITED)
                                     ASSETS

CASH AND DUE FROM BANKS                                              $      4,244,781   $       5,289,515   $    4,711,705
FEDERAL FUNDS SOLD                                                            875,000             375,000        6,575,000
SECURITIES
   Available for sale                                                      15,975,675          39,281,700       40,120,586
   Held to maturity                                                        23,909,128                   -                -
LOANS                                                                      50,282,979          60,648,241       63,299,710
PROPERTY AND EQUIPMENT                                                      1,637,671           1,583,179        1,566,660
ACCRUED INTEREST RECEIVABLE                                                 1,123,953           1,130,327        1,163,358
OTHER ASSETS                                                                  307,908             344,660          101,508
                                                                     ----------------   -----------------   --------------
                                                                     $     98,357,095   $     108,652,622   $  117,538,527
                                                                     ================   =================   ==============

                      LIABILITIES AND STOCKHOLDERS' EQUITY

DEPOSITS                                                             $     83,773,957   $      91,849,627   $   99,734,038
SECURITIES SOLD UNDER REPURCHASE
   AGREEMENTS                                                               1,027,726           1,594,807        1,078,710
ACCRUED INTEREST PAYABLE                                                      484,865             571,093          611,338
OTHER LIABILITIES                                                             166,348             105,386          243,581
                                                                     ----------------   -----------------   --------------
                                                                           85,452,896          94,120,913      101,667,667
                                                                     ----------------   -----------------   --------------
COMMITMENTS AND CONTINGENCIES - NOTE 9
STOCKHOLDERS' EQUITY
   Common stock - $2.50 par value; 80,000 shares
      authorized and issued                                                   200,000             200,000          200,000
   Capital surplus                                                            300,000             300,000          300,000
   Retained earnings                                                       12,515,040          13,923,261       15,037,920
   Net unrealized holding gain (loss) on securities
      available for sale                                                     (110,841)            108,448          332,940
                                                                     ----------------   -----------------   --------------
                                                                           12,904,199          14,531,709       15,870,860
                                                                     ----------------   -----------------   --------------
                                                                     $     98,357,095   $     108,652,622   $  117,538,527
                                                                     ================   =================   ==============



         The accompanying notes are an integral part of these financial statements.



                      FIRST NATIONAL BANK OF PICKENS COUNTY
                              STATEMENTS OF INCOME

                                                                                                             FOR THE NINE
                                                                                                            MONTHS ENDED
                                                                    FOR THE YEARS ENDED JUNE 30,               MARCH 31,
                                                            --------------------------------------------    -------------
                                                                 1995             1996            1997             1998
                                                                                                               (UNAUDITED)

INTEREST INCOME
   Loans (including fees)                                 $    4,054,585   $    4,528,821   $   5,397,700   $    4,472,657
   Securities                                                  2,561,176        2,267,444        2,419,445       1,825,239
   Federal funds sold                                             77,070          170,933         147,077          193,178
                                                          --------------   --------------   -------------   --------------
         Total interest income                                 6,692,831        6,967,198       7,964,222        6,491,074
INTEREST EXPENSE                                               2,673,159        2,897,313       3,074,463        2,505,866
                                                          --------------   --------------   -------------   --------------
         Net interest income                                   4,019,672        4,069,885       4,889,759        3,985,208
PROVISION FOR LOAN LOSSES                                         78,803                -         183,973           75,000
                                                          --------------   --------------   -------------   --------------
         Net interest income after provision
            for loan losses                                    3,940,869        4,069,885       4,705,786        3,910,208
                                                          --------------   --------------   -------------   --------------
NONINTEREST INCOME
   Service charges on deposits accounts                          344,418          357,802         387,551          298,751
   Other service charges and fees                                 70,620           78,485         130,171           93,893
   Loss on sale of securities                                       (588)          (9,138)       (108,699)         (7,035)
                                                          --------------   --------------   -------------   -------------
         Total noninterest income                                414,450          427,149         409,023          385,609
                                                          --------------   --------------   -------------   --------------
NONINTEREST EXPENSES
   Salaries and employee benefits                              1,679,267        1,638,527       1,696,810        1,276,041
   Occupancy, office and equipment                               596,704          616,037         534,465          519,805
   Other operating expenses                                      688,445          562,628         602,313          565,737
                                                          --------------   --------------   -------------   --------------
         Total noninterest expenses                            2,964,416        2,817,192       2,833,588        2,361,583
                                                          --------------   --------------   -------------   --------------
         Income before income taxes                            1,390,903        1,679,842       2,281,221        1,934,234
PROVISION FOR INCOME TAXES                                       430,000          494,000         677,000          603,575
                                                          --------------   --------------   -------------   --------------
         Net income                                       $      960,903   $    1,185,842   $   1,604,221   $    1,330,659
                                                          ==============   ==============   =============   ==============
NET INCOME PER COMMON SHARE                               $        12.01   $        14.82   $       20.05   $        16.63
                                                          ==============   ==============   =============   ==============

         The accompanying notes are an integral part of these financial statements.



                      FIRST NATIONAL BANK OF PICKENS COUNTY
                       STATEMENTS OF STOCKHOLDERS' EQUITY




                                                                                               NET UNREALIZED
                                                                                              HOLDING  GAIN
                                                                                             (LOSS) ON SECURITIES      TOTAL
                                               COMMON STOCK      CAPITAL        RETAINED          AVAILABLE          STOCKHOLDERS'
                                        SHARES       AMOUNT      SURPLUS        EARNINGS          FOR SALE             EQUITY
                                        ------       ------      --------       --------       -----------------      --------

BALANCE, JUNE 30, 1994                   80,000   $   200,000  $   300,000   $  10,744,295   $    (269,904)  $     10,974,391

 Cash dividends                             -             -            -          (188,000)            -             (188,000)

 Change in  net unrealized holding
   loss on securities available
   for sale                                 -             -            -               -           199,498            199,498

 Net income                                 -             -            -           960,903             -              960,903
                                        ------    ----------   ----------    -------------   -------------   ----------------
BALANCE, JUNE 30, 1995                   80,000       200,000      300,000      11,517,198         (70,406)        11,946,792

 Cash dividends                             -             -            -          (188,000)            -             (188,000)

 Change in  net unrealized holding
   loss on securities available
   for sale                                 -             -            -               -           (40,435)           (40,435)

 Net income                                 -             -            -         1,185,842             -            1,185,842
                                        ------    ----------   ----------    -------------   -------------   ----------------
BALANCE, JUNE 30, 1996                   80,000       200,000      300,000      12,515,040        (110,841)        12,904,199

 Cash dividends                               -             -            -        (196,000)              -           (196,000)

 Change in net unrealized holding
   loss on securities available
   for sale                                   -             -            -               -         219,289            219,289

 Net income                                   -             -            -       1,604,221               -          1,604,221
                                        -------   -----------  -----------   -------------   -------------   ----------------

BALANCE, JUNE 30, 1997                   80,000       200,000      300,000      13,923,261         108,448         14,531,709

 Cash dividends                               -             -            -        (216,000)              -           (216,000)

 Change in net unrealized holding
   gain on securities available
   for sale                                   -             -            -               -         224,492            224,492

 Net income                                   -             -            -       1,330,659               -          1,330,659
                                        -------   -----------  -----------   -------------   -------------   ----------------

BALANCE, MARCH 31, 1998                  80,000   $   200,000  $   300,000   $  15,037,920   $     332,940   $     15,870,860
                                        =======   ===========  ===========   =============   =============   ================

      The accompanying notes are an integral part of these financial statements.

                      FIRST NATIONAL BANK OF PICKENS COUNTY
                            STATEMENTS OF CASH FLOWS


                                                                                                             FOR THE NINE
                                                                                                             MONTHS ENDED
                                                                    FOR THE YEARS ENDED JUNE 30,               MARCH 31,
                                                       ----------------------------------------------------  -----------
                                                               1995               1996             1997               1998
                                                       -----------------   --------------   -------------------   -----------
                                                                                                                  (UNAUDITED)

OPERATING ACTIVITIES
   Net income                                          $         960,903   $    1,185,842   $     1,604,221  $       1,330,659
   Adjustments to reconcile net income to net
     cash provided by operating activities
     Amortization of premiums and accretion
        of discounts on securities                               265,965          155,244            23,584             52,274
     Depreciation                                                165,967          180,006           158,960            101,051
     Deferred tax expense (benefit)                                    -            4,500            (3,800)                 -
     Provision for loan losses                                    78,803                -           183,973                  -
     Gain on sale of other real estate owned                     (12,531)          (3,500)             (936)            (4,419)
     Gain on the sale of property and equipment                        -           (5,132)                -                  -
     Loss on sale of securities                                      588            9,138           108,699              7,035
     Increase in accrued interest receivable                      32,910          (71,625)           (6,374)            33,031
     Decrease (increase) in other assets                         (58,223)          56,021           (62,459)           243,042
     Increase  in accrued interest payable                       134,331           14,984            86,228             40,245
     Decrease in other liabilities                                25,521           (5,840)          (60,962)          (138,195)
                                                       -----------------   --------------   ---------------  -----------------
        Net cash provided by operating activities              1,594,234        1,519,638         2,031,134          1,664,723
                                                       -----------------   --------------   ---------------  -----------------
INVESTING ACTIVITIES
   Purchase of securities available for sale                    (293,210)      (7,765,065)      (23,904,091)        (8,775,810)
   Purchase of securities held to maturity                    (2,431,893)      (5,705,079)         (294,922)                 -
   Proceeds from the sale of securities held
     to maturity                                               1,299,703          501,563         3,252,607                  -
   Proceeds from the sale of securities available
     for sale                                                          -        1,507,453        12,985,293          6,322,623
   Proceeds from the maturity of securities held
     to maturity                                               7,066,768        4,822,000         1,750,000                  -
   Proceeds from the maturity of securities
     available for sale                                          500,000        3,100,000         7,035,626          2,000,000
   Net decrease (increase) in federal funds sold              (1,225,000)       1,950,000           500,000         (6,200,000)
   Net increase in loans                                      (7,415,629)      (4,995,455)      (10,709,587)        (2,651,469)
   Purchase of property and equipment                            (65,457)        (202,893)         (104,469)           (95,948)
   Proceeds from the sale of property and equipment                    -           27,750                 -                  -
   Proceeds from sale of other real estate owned                 298,307          266,156            56,392              5,757
                                                       -----------------   --------------   ---------------  -----------------
Net cash used for investing activities                        (2,266,411)      (6,493,570)       (9,433,151)        (9,394,847)
                                                       -----------------   --------------   ---------------  -----------------

                                                                    (Continued)


                      FIRST NATIONAL BANK OF PICKENS COUNTY
                            STATEMENTS OF CASH FLOWS

                                                                                                               FOR THE NINE
                                                                                                             MONTHS ENDED
                                                                    FOR THE YEARS ENDED JUNE 30,                MARCH 31,
                                                       ----------------------------------------------------  ------------
                                                                1995              1996             1997          1998
                                                       -----------------   --------------   ----------------  ------------
                                                                                                               (UNAUDITED)

FINANCING ACTIVITIES
   Net increase (decrease) in deposits                           (65,731)       4,443,032         8,075,670          7,884,411
   Net increase in securities sold under
     repurchase agreements                                       969,667           58,059           567,081           (516,097)
   Cash dividends paid                                          (188,000)        (188,000)         (196,000)          (216,000)
                                                       -----------------   --------------   ---------------  -----------------
        Net cash provided by financing activities                715,936        4,313,091         8,446,751          7,152,314
                                                       -----------------   --------------   ---------------  -----------------
        Net increase (decrease) in cash and due
           from banks                                             43,759         (660,841)        1,044,734           (577,810)

CASH AND DUE FROM BANKS,
   BEGINNING OF YEAR                                           4,861,863        4,905,622         4,244,781          5,289,515
                                                       -----------------   --------------   ---------------  -----------------

CASH AND DUE FROM BANKS,
   END OF YEAR                                         $       4,905,622   $    4,244,781   $     5,289,515  $       4,711,705
                                                       =================   ==============   ===============  =================

CASH PAID FOR
   Interest                                            $       2,538,828   $    2,882,329   $     2,988,235  $       2,465,621
                                                       =================   ==============   ===============  =================
   Income taxes                                        $         433,585   $      381,656   $       783,903  $         478,025
                                                       =================   ==============   ===============  =================

NONCASH INVESTING ACTIVITY
   Additions to other real estate owned                $         225,128   $      242,053   $       160,352  $               -
                                                       =================   ==============   ===============  =================

   The accompanying notes are an integral part of these financial statements.

                      FIRST NATIONAL BANK OF PICKENS COUNTY
                          NOTES TO FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ACTIVITIES

   BUSINESS ACTIVITY
      FIRST NATIONAL BANK OF PICKENS COUNTY (the Bank) is primarily engaged in the business of accepting savings and demand deposits insured by The Federal Deposit Insurance Corporation, and providing mortgage, consumer and commercial loans to the general public.

   CONCENTRATIONS OF CREDIT RISK
      The Bank makes loans to individuals and small businesses located primarily in upstate South Carolina for various personal and commercial purposes. The Bank has a diversified loan portfolio and the borrowers' ability to repay their loans is not dependent upon any specific economic sector.

      The Bank places its temporary cash investments with high credit quality financial institutions. At times such investments may be in excess of the FDIC insurance limits.

   ESTIMATES
      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of interest and noninterest income and expenses during the reporting period. Actual results could differ from those estimates.

   SECURITIES
      The Bank accounts for securities in accordance with Statement of Financial Accounting Standards (SFAS) No. 115 "Accounting for Certain Investments in Debt and Equity Securities." Under the statement, debt securities are classified upon purchase as available for sale, held to maturity or trading. Such assets classified as available for sale are carried at fair value. Net unrealized holding gains or losses are reported as a component of stockholders' equity net of deferred income taxes. Securities classified as held to maturity are carried at cost, adjusted for the amortization of premiums and the accretion of discounts. In order to qualify as held to maturity, the Bank must have the ability to hold the securities to maturity. The Bank has no trading securities.

      Gains or losses on disposition of securities are based on the difference between the net proceeds and the adjusted carrying amount of the securities sold, using the specific identification method. Premiums and discounts on securities are amortized or accreted as adjustments to income over the estimated life of the security using a method approximating the level yield method. The fair value of securities is based on quoted market prices or dealer quotes.

   LOANS
      Loans are recorded at cost. Mortgage loans consist principally of conventional one to four family residential loans and interim and permanent financing of non-residential loans that are secured by real estate. Commercial loans are made primarily on the strength of the borrower's general credit standing, the ability to generate repayment from income sources and the collateral securing such loans. Consumer loans generally consist of home equity loans, second mortgage loans, automobile and other personal loans.
                                                                     (Continued)

      In many lending transactions, collateral is taken to provide an additional measure of security. Generally, the cash flow or earning power of the borrower represents the primary source of repayment, and collateral liquidation as a secondary source of repayment. The Bank determines the need for collateral on a case-by-case basis. Factors considered include the current and prospective creditworthiness of the customer, terms of the instrument and economic conditions.

   INTEREST INCOME ON LOANS
      Interest on loans is accrued daily based on the principal amount outstanding. The Bank places loans on non-accrual status when they become greater than 90 days delinquent and management has determined that collectibility of the accrued interest is doubtful. When a loan is placed in non-accrual status, all accrued interest receivable from the current year is reversed as a charge against income. When interest is received on a non-accrual loan, it is recognized as a principal reduction or interest income based upon management's determination of the loan's ultimate collectibility.

   ALLOWANCE FOR LOAN LOSSES
      The Bank provides for loan losses on the allowance method. Accordingly, all loan losses are charged to the related allowance and all recoveries are credited to the allowance. Additions to the allowance for possible loan losses are provided by charges to operations based on various factors which, in management's judgment, deserve current recognition in estimating possible losses. Such factors considered by management include the market value of the underlying collateral, the borrowers' ability to repay from other economic resources, growth and composition of the loan portfolios, the relationship of the allowance for loan losses to outstanding loans, loss experience, delinquency trends and economic conditions. Management evaluates the carrying value of loans periodically, and the allowance is adjusted accordingly. While management uses the best information available to make evaluations, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluations.

      The Company accounts for impaired loans in accordance with the provisions of SFAS No. 114, "Accounting by Creditors for Impairment of a Loan." SFAS No. 114, as amended by SFAS No. 118, requires that impaired loans be measured based on the present value of expected future cash flows or the underlying collateral values as defined in the pronouncement. The Company includes the provisions of SFAS No. 114, if any, in the allowance for loan losses. When the ultimate collectibility of an impaired loan's principal is in doubt, wholly or partially, all cash receipts are applied to principal. When this doubt does not exist, cash receipts are applied under the contractual terms of the loan agreement first to principal then to interest income. Once the recorded principal balance has been reduced to zero, future cash receipts are applied to interest income, to the extent that any interest has been foregone. Further cash receipts are recorded as recoveries on any amounts previously charged off. As of June 30, 1997 and 1996, the Bank had no impaired loans.

   OTHER REAL ESTATE OWNED
      Real estate acquired in settlement of loans represents real estate acquired through foreclosure and is initially recorded at the lower of cost (principal balance of the former mortgage loan less any specific valuation allowances) or estimated fair value less costs to sell. Subsequent improvements are capitalized. Costs of holding real estate, such as property taxes, insurance, maintenance and interest expense, less related revenues during the holding period, are expensed as period costs. Market values of real estate are reviewed regularly, and allowances for possible losses are established when the carrying values of real estate acquired in settlement of loans exceeds fair values less estimated costs to sell. Gains on the sale of real estate are recorded at the time of the sale provided certain criteria relating to property type, cash down payment, loan terms and other factors are met.

   PROPERTY AND EQUIPMENT
      Property and equipment are stated at cost. Major renewals and betterments are capitalized, while maintenance and repairs which do not improve or extend the useful lives of the assets are charged to expense as incurred. Assets are depreciated over their estimated useful lives using primarily the straight-line method.
                                                                     (Continued)

   INCOME TAXES
      Income taxes are accounted for under SFAS 109. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is established for deferred tax assets that may not be realized.

   NET INCOME PER COMMON SHARE
      Earnings per share is based on the weighted average number of common shares outstanding.

   STATEMENTS OF CASH FLOWS
      In accordance with the provisions of SFAS No. 95, "Statement of Cash Flows", the Company considers cash and cash equivalents to be those amounts included in the balance sheet caption "Cash and Due from Banks".

   RECLASSIFICATIONS
      Certain prior year amounts have been reclassified to conform with the current presentation. These reclassifications have no effect on previously reported net income.


NOTE 2 - SECURITIES

   AVAILABLE FOR SALE - The amortized cost, gross unrealized holding gains and losses and fair values of securities available for sale consist of the following:


                                                                                        GROSS
                                                                 AMORTIZED          UNREALIZED HOLDING
                                                                   COST              GAINS      LOSSES         FAIR VALUE
                                                                 --------          --------    -------        ------------
JUNE 30, 1996
     U. S. Treasury obligations                         $         8,418,768  $          -   $    77,776    $      8,340,992
     U. S. Agency obligations                                     7,487,592             -       100,079           7,387,513
     Corporate obligations                                          248,090             -           920             247,170
                                                        -------------------  ------------   -----------    ----------------
                                                        $        16,154,450  $          -   $   178,775    $     15,975,675
                                                        ===================  ============   ===========    ================
JUNE 30, 1997
     U. S. Treasury obligations                         $         5,262,939  $     31,718   $       291    $      5,294,366
     U. S. Agency obligations                                    20,944,155        81,344        28,971          20,996,528
     Municipal obligations - tax exempt                           8,046,057       117,770        42,758           8,121,069
     Mortgage backed obligations                                  4,604,939        21,809         7,221           4,619,527
     Corporate obligations                                          248,693         1,517             -             250,210
                                                        -------------------  ------------   -----------    ----------------
                                                        $        39,106,783  $    254,158   $    79,241    $     39,281,700
                                                        ===================  ============   ===========    ================

   HELD TO MATURITY - The amortized cost, gross unrealized holding gains and losses and fair values of securities held to maturity consist of the following:

JUNE 30, 1996
     U. S. Treasury obligations                         $        16,437,341  $     53,967   $    81,004    $     16,410,304
     U. S. Agency obligations                                       897,861             -       13,329              884,532
     Municipal obligations - tax exempt                           6,573,926        52,340       117,720           6,508,546
                                                        -------------------  ------------   -----------    ----------------
                                                        $        23,909,128  $    106,307   $   212,053    $     23,803,382
                                                        ===================  ============   ===========    ================

                                                                     (Continued)

NOTE 2 - SECURITIES, CONTINUED

           The amortized cost and fair value of securities by contractual maturities are as follows:

                                                              AVAILABLE FOR SALE                      HELD TO MATURITY
                                                      --------------------------------      ---------------------------------
                                                         AMORTIZED                            AMORTIZED
                                                         COST             FAIR VALUE           COST             FAIR VALUE
                                                     ----------------   ---------------   ----------------   -----------------
JUNE 30, 1996
     Due in one year or less                         $      4,447,208   $     4,427,253   $      7,525,966  $      7,545,157
     Due after one year through five years                  8,267,384         8,156,080         11,997,433        11,951,069
     Due after five years through ten years                 3,439,858         3,392,342          3,504,384         3,451,806
     Due after ten years                                            -                 -            881,345           855,350
                                                     ----------------   ---------------   ----------------  ----------------
                                                     $     16,154,450   $    15,975,675   $     23,909,128  $     23,803,382
                                                     ================   ===============   ================  ================
JUNE 30, 1997
     Due in one year or less                         $      4,516,657   $     4,527,147   $              -  $              -
     Due after one year through five years                 22,122,605        22,233,200                  -                 -
     Due after five years through ten years                 5,924,091         5,951,356                  -                 -
     Due after ten years                                    1,938,491         1,950,470                  -                 -
                                                     ----------------   ---------------   ----------------  ----------------
                                                           34,501,844        34,662,173                  -                 -
     Mortgage backed obligations                            4,604,939         4,619,527                  -                 -
                                                     ----------------   ---------------   ----------------  ----------------
                                                     $     39,106,783   $    39,281,700   $              -  $              -
                                                     ================   ===============   ================  ================

           Securities with an amortized cost of $9,757,254 and $11,715,912 and a fair value of $9,766,539 and $11,774,734, at June 30, 1996 and 1997,
respectively, were pledged as collateral for certain deposits.

           On October 1, 1996, the Bank sold held to maturity securities with an amortized cost of $3,289,022 and realized a loss of $36,415. The Bank sold these securities and replaced them with higher yielding securities to improve the overall securities portfolio yield. In accordance with Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities," the Bank reclassified its remaining held to maturity securities into the available for sale classification on October 1, 1996. These securities had an amortized cost of $19,160,124 and an unrealized gain of $10,508 on the reclassification date. During the year ended June 30, 1996 the Bank sold a held to maturity security with an amortized cost of $500,059 and realized a gain of $1,504. The Bank sold this security to maximize the security's life-time yield. The sale occurred within 45 days of the security's maturity date. During the year ended June 30, 1995 the Bank sold two held to maturity securities with an amortized cost of $1,299,703 and realized a loss of $588. The Bank sold these securities in order to improve their short-term liquidity. The sales occurred within fifteen days of the securities maturity dates.

           Gross realized gains and gross realized losses on sales or calls of available for sale securities were $798 and $11,440, respectively, in 1996 and $4,147 and $76,431, respectively, in 1997.

NOTE 3 - LOANS

            Loans consist of the following:
                                                                       JUNE 30,
                                                     ---------------------------------
                                                             1996                1997
                                                     -----------------  -------------
   Mortgage Loans
     Construction                                    $     8,835,000    $      11,084,000
     Residential                                          11,976,000           14,869,000
     Commercial                                            9,174,000           10,088,000
                                                     ---------------    -----------------
        Total real estate loans                           29,985,000           36,041,000
                                                     ---------------    -----------------

                                                                     (Continued)

NOTE 3 - LOANS, CONTINUED
                                                                           JUNE 30,
                                                                --------------------------------
                                                                        1996             1997
                                                                ---------------  --------------
   Consumer and Commercial
     Consumer                                                        10,599,000       11,161,000
     Commercial                                                      10,050,000       13,756,000
     Other                                                              160,142          345,782
                                                                --------------- ----------------
        Total consumer and commercial loans                          20,809,142       25,262,782
                                                                --------------- ----------------
        Total loans                                                  50,794,142       61,303,782
   Less unearned interest                                                14,723            1,979
   Less allowance for loan losses                                       496,440          653,562
                                                                ---------------  ---------------
            NET LOANS                                           $    50,282,979  $    60,648,241
                                                                ===============  ===============

            Contractual principal repayments of fixed rate loans are approximated as follows:
                                                     JUNE 30,
                                       -----------------------------
                                               1996            1997
                                       ---------------  -----------
   Due in one year or less             $    12,260,000  $    17,731,000
   Due from one year to five years          16,479,000       21,415,000
   Due beyond five years                     7,318,000        7,997,000
                                       ---------------  ---------------
                                       $    36,057,000  $    47,143,000
                                       ===============  ===============

            Variable rate loans totaled approximately $14,895,000, $14,737,000 and $14,161,000 at June 30, 1995, 1996 and 1997, respectively, including $1,100,000, $735,000 and $575,000, in adjustable-rate mortgages. All such loans are subject to rate adjustments within one year.

            Changes in the allowance for loan losses are summarized as follows:

                                                                        JUNE 30,
                                                   --------------------------------------------------
                                                      1995                    1996            1997
                                                   ---------------    ---------------  ----------------
BALANCE, BEGINNING OF YEAR                         $       532,315    $       566,193  $       496,440
   Provision for loan losses                                78,803                  -          183,973
   Loans charged off, net of recoveries                    (44,925)           (69,753)         (26,851)
                                                   ---------------    ---------------  ---------------
BALANCE, END OF YEAR                               $       566,193    $       496,440  $       653,562
                                                   ===============    ===============  ===============

            At June 30, 1995, 1996 and 1997, loans which were accounted for on a nonaccrual basis totaled $606,000, $344,000 and $583,178. The amount the Bank will ultimately realize from the loans could differ from their carrying value because of future developments affecting the underlying collateral or the borrower's ability to repay the loans. During the years ended June 30, 1995, 1996 and 1997, the Bank recognized interest income on these loans of $56,532, $34,218 and $40,370, respectively. Under the original terms of these loans, the Bank would have recognized interest income of approximately $58,900, $38,600 and, $45,557, respectively.

            In the normal course of business, the Bank has made loans to certain directors, officers, employees and their affiliates under terms consistent with the Bank's normal lending policies. The unpaid principal balances of such loans totaled approximately $179,000, $291,000 and $574,000 at June 30, 1995, 1996 and
1997, respectively.
                                                                     (Continued)

NOTE 4 - PROPERTY AND EQUIPMENT
            Property and equipment consist of the following:
                                                                                        JUNE 30,
                                                                            -------------------------------
                                                                                    1996            1997
                                                                            ---------------  --------------
   Land                                                                      $      317,131   $      321,131
   Building                                                                       1,696,897        1,740,873
   Furniture, fixtures and equipment                                              1,365,595        1,388,766
                                                                            ---------------  ---------------
                                                                                  3,379,623        3,450,770
   Less accumulated depreciation                                                  1,741,952        1,867,591
                                                                            ---------------  ---------------
                                                                            $     1,637,671  $     1,583,179
                                                                            ===============  ===============

           Depreciation expense for the years ended June 30, 1995, 1996 and 1997 was $165,967, $180,006 and $158,960, respectively.

NOTE 5 - DEPOSITS

            Deposits consist of the following:
                                                                                          JUNE 30,
                                                                            -------------------------------
                                                                                    1996            1997
                                                                            ---------------  -----------
   Demand (noninterest-bearing)                                        $17,351,698         $ 19,512,048
   Demand (interest-bearing) and savings                                28,601,023           29,719,787
   Time
     $100,000 and over                                                  9,530,000            11,145,000
     Under $100,000                                                     28,291,236           31,472,792
                                                                        ----------          -----------
        TOTAL                                                          $83,773,957         $ 91,849,627
                                                                       ===========         ============

            Scheduled maturities of time deposits are approximated as follows:
                                                                                                      JUNE 30,
                                                                          -------------------------------------------------
                                                                            1995                    1996             1997
                                                                         ---------------    ---------------  --------------
   One year or less                                                      $    34,312,667    $    32,073,236  $    34,471,792
   From one year to five years                                                   535,000          5,748,000        8,146,000
                                                                         ----------------   ---------------  ---------------
                                                                         $    34,847,667    $    37,821,236  $    42,617,792
                                                                         ===============    ===============  ===============

           Interest expense on time deposits in excess of $100,000 was approximately $260,600, $405,211 and, $410,864 for the years ended June 30, 1995, 1996 and 1997, respectively.

NOTE 6 - SECURITIES SOLD UNDER REPURCHASE AGREEMENTS

            Securities sold under repurchase agreements consist of the following:

                                                                                                       JUNE 30,
                                                                                               1996              1997
                                                                                            ---------------  --------
   U. S. Government securities with an amortized cost of $1,066,585
     ($1,062,000 fair value) and $1,789,108 ($1,805,158 fair value) at
     June 30, 1996 and 1997, respectively, are used as collateral for
     the agreements.                                                                        $     1,027,726  $     1,594,807
                                                                                            ===============  ===============

                                                                     (Continued)

            The Bank enters into sales of securities under agreements to repurchase. These obligations to repurchase securities sold are reflected as liabilities in the balance sheets. The dollar amount of securities underlying the agreements are book entry securities maintained by a safekeeping agent. The weighted-average interest rate of these agreements was 5.25 percent and 5.0 percent at June 30, 1996 and 1997, respectively. Securities sold under repurchase agreements averaged approximately $590,000 and $1,527,000 during 1996 and 1997, respectively. The maximum amounts outstanding at any month-end were $1,027,726 and $1,594,807 during 1996 and 1997, respectively.

NOTE 7 - LINES OF CREDIT

            At June 30, 1997, the Bank had one unused short-term line of credit totaling $2,000,000 to purchase Federal Funds from an unrelated bank. This line of credit is available on a one-to-seven day basis for general corporate purposes of the Bank. This lender has reserved the right to withdraw this line at its option.

NOTE 8 - INCOME TAXES

            The following summary of the provision for income taxes includes tax deferrals which arise from temporary differences in the recognition of certain items of revenue and expense for tax and financial reporting purposes:

                                                                                     FOR THE YEARS ENDED JUNE 30,
                                                                          -------------------------------------------------
                                                                            1995                   1996             1997
                                                                         ---------------    ---------------     -----------
   Current income tax expense
     Federal                                                             $      374,100      $      413,900  $      622,800
     State                                                                        60,400             75,600          58,000
                                                                         ---------------    ---------------  --------------
                                                                                 434,500            489,500         680,800
   Deferred income tax expense (benefit) due to the loan
     loss provision                                                               (4,500)             4,500          (3,800)
                                                                         ---------------    ---------------  --------------
            Provision                                                    $       430,000    $       494,000  $      677,000
                                                                         ===============    ===============  ==============

            The provision for income taxes differs from the amount of income tax computed at the federal statutory rate on income before income taxes due to tax exempt interest income.

            Deferred tax assets are included in other assets and consist of the following:

                                                                                            JUNE 30,
                                                                         ------------------------------------------------
                                                                                1995                1996         1997
                                                                         ---------------    ---------------    ---------
   Loan loss provision                                                   $       135,573    $       131,074  $      134,874
   Net unrealized holding (gain) loss on securities available for sale            43,152             67,935         (66,468)
                                                                         ---------------    ---------------  --------------
                                                                         $       178,725    $       199,009  $       68,406
                                                                         ===============    ===============  ==============

NOTE 9 - COMMITMENTS AND CONTINGENCIES

           The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statements of financial position. The contract amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.
                                                                     (Continued)

   Financial instruments whose contract amounts represent credit risk at June 30, 1997:

                                                         CONTRACT
                                                          AMOUNT
                                                   -----------------
     Commitments to extend credit                  $       7,664,000
                                                   =================
     Standby letters of credit                     $         204,000
                                                   =================

          Commitments to extend credit are agreements to lend as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Bank upon extension of credit is based on management's credit evaluation.

          The Bank is party to litigation and claims arising in the normal course of business. Management, after consultation with legal counsel, believes that the liabilities, if any, arising from such litigation and claims will not be material to the Bank's financial position.


NOTE 10 - REGULATORY MATTERS

          The Bank is subject to the dividend restrictions set forth by the Comptroller of the Currency. Under such restrictions, the Bank may not, without the prior approval of the Comptroller of the Currency, declare dividends in excess of the sum of the current year's earnings, as defined, plus the retained earnings, as defined, from the prior two years.

          The Bank is required by the Federal Reserve Bank to maintain average cash reserve balances at the Federal Reserve Bank and in working funds. The average amounts of the required reserve balances for the years ended June 30, 1996 and 1997 were approximately $689,000 and $771,000, respectively.

          The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. The regulations require the Bank to meet specific capital adequacy guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital classification is also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

          Quantitative measures established by regulation to ensure capital adequacy require the maintenance of minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets, and Tier I capital to average assets. Management believes, as of June 30, 1997, that the bank meets all capital adequacy requirements to which it is subject.

          As of June 30, 1997, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank's category.
                                                                     (Continued)


NOTE 10 - REGULATORY MATTERS, CONTINUED
                                                                                                              TO BE WELL
                                                                                                       CAPITALIZED UNDER
                                                                                    FOR CAPITAL       PROMPT CORRECTIVE
                                                                             ADEQUACY PURPOSES         ACTION PROVISIONS
                                                              ACTUAL               MINIMUM                    MINIMUM
                                                  ----------------------     --------------------     ----------------------
                                                     AMOUNT        RATIO       AMOUNT         RATIO        AMOUNT     RATIO
                                                     ------        ------      -------        ------       ------     -------
                                                                           (AMOUNTS IN $000)
JUNE 30, 1996
   Total Capital (to risk-weighted assets)       $    13,511      25.33%   $     4,267        8.0%   $       5,334    10.0%
   Tier I Capital (to risk-weighted assets)           13,015      24.40          2,133        4.0            3,200     6.0
   Tier I Capital (to average assets)                 13,015      13.37          3,895        4.0            4,869     5.0

JUNE 30, 1997
   Total Capital (to risk-weighted assets)            15,186      23.11          5,258        8.0            6,572    10.0
   Tier I Capital (to risk-weighted assets)           14,531      22.11          2,629        4.0            3,943     6.0
   Tier I Capital (to average assets)                 14,531      13.36          4,349        4.0            5,437     5.0



NOTE 11 - EMPLOYEE BENEFIT PLAN

            The Bank maintains a Profit Sharing Plan for all eligible employees. The Bank contributes to the Plan annually upon approval by the Board of Directors. Contributions made for the years ended June 30, 1995, 1996 and 1997 were approximately $182,000, $169,400 and $155,700, respectively.


NOTE 12 - FAIR VALUE OF FINANCIAL INSTRUMENTS

            SFAS 107, "Disclosures about Fair Value of Financial Instruments" requires disclosure of fair value information, whether or not recognized in the statement of financial position, when it is practical to estimate the fair value. SFAS 107 defines a financial instrument as cash, evidence of an ownership interest in an entity or contractual obligations which require the exchange of cash or other financial instruments. Certain items are specifically excluded from the disclosure requirements, including the Bank's common stock, property and equipment and other assets and liabilities.

            Fair value approximates book value for the following financial instruments due to the short-term nature of the instrument: cash and due from banks and federal funds sold.

            Fair value for variable rate loans that reprice frequently and for loans that mature in less than one year is based on the carrying value. Fair value for mortgage loans, personal loans and all other loans (primarily commercial) is based on the discounted present value of the estimated future cash flows. Discount rates used in these computations approximate the rates currently offered for similar loans of comparable terms and credit quality.

            Fair value for noninterest-bearing deposit accounts and interest-bearing deposit accounts with no fixed maturity date is equal to the carrying value. Securities sold under repurchase agreements and certificate of deposit accounts maturing within one year are valued at their carrying value. Certificate of deposit accounts maturing after one year are estimated by discounting cash flows from expected maturities using current interest rates on similar instruments.

            Fair value for the Bank's variable rate off-balance sheet financial instruments and for off-balance sheet financial instruments that mature in less than one year is based on the carrying value.
                                                                     (Continued)

            The Bank has used management's best estimate of fair value based on the above assumptions. Thus, the fair values presented may not be the amounts which could be realized in an immediate sale or settlement of the instrument. In addition, any income taxes or other expenses which would be incurred in an actual sale or settlement are not taken into consideration in the fair value presented.

            The estimated fair values of the Bank's financial instruments at June 30, 1996 and 1997 are as follows:



                                                                                 JUNE 30,
                                                    -----------------------------------------------------------------
                                                                      1996                                 1997
                                                     -------------------------------      -----------------------------
                                                     CARRYING               FAIR              CARRYING           FAIR
                                                     AMOUNT                 VALUE             AMOUNT             VALUE
                                                     ------                -------            ------             ------
FINANCIAL ASSETS
   Cash and due from banks                     $      4,244,781      $    4,244,781     $     5,289,515    $     5,289,515
   Federal funds sold                                   875,000             875,000             375,000            375,000
   Securities available for sale                     15,975,675          15,975,675          39,281,700         39,281,700
   Securities held to maturity                       23,909,128          23,803,382                   -                  -
   Loans                                             50,779,419          51,074,917          61,301,803         61,550,573

FINANCIAL LIABILITIES
   Deposits                                          83,773,957          83,903,169          91,849,627         91,942,078
   Securities sold under repurchase
     agreements                                       1,027,726           1,027,726           1,594,807          1,594,807

FINANCIAL INSTRUMENTS WITH OFF-BALANCE
   SHEET RISK
   Commitments to extend credit                       6,327,000           6,327,000           7,664,000          7,664,000
   Standby letters of credit                            240,000             240,000             204,000            204,000

                                                                  ANNEX A





                           REORGANIZATION AGREEMENT





                                 BY AND AMONG




                          CAROLINA FIRST CORPORATION,

                             CAROLINA FIRST BANK,

                                      AND

                     FIRST NATIONAL BANK OF PICKENS COUNTY
















                           DATED AS OF JUNE 22, 1998

                               TABLE OF CONTENTS

SECTION I.  DEFINITIONS......................................................6
      1.1.  Articles of Merger...............................................6
      1.2.  Benefit Plans....................................................6
      1.3.  CERCLA...........................................................6
      1.4.  CFB..............................................................6
      1.5.  CFC..............................................................6
      1.6.  CFC Benefit Plans................................................6
      1.7.  CFC Common Stock.................................................6
      1.9.  Code.............................................................6
      1.10. Confidential Information.........................................6
      1.11. Derivative Contract..............................................6
      1.12. ERISA............................................................7
      1.13. Effective Time...................................................7
      1.14. Exchange Act.....................................................7
      1.16. FDIC.............................................................7
      1.17. Federal Reserve..................................................7
      1.18. First National...................................................7
      1.19. First National Benefit Plans.....................................7
      1.20. First National Common Stock......................................7
      1.21. GAAP.............................................................7
      1.22. IRS..............................................................7
      1.23. Knowledge........................................................7
      1.24. Lien.............................................................7
      1.25. Material Adverse Event; Material Adverse Effect..................7
      1.26. Merger...........................................................7
      1.27. OCC..............................................................7
      1.28. OTS..............................................................8
      1.29. PBGC.............................................................8
      1.30. Person...........................................................8
      1.31. Plan of Merger...................................................8
      1.32. Proxy Statement..................................................8
      1.33. Registration Statement...........................................8
      1.34. Regulations......................................................8
      1.35. Regulatory Approvals.............................................8
      1.36. Regulatory Authority.............................................8
      1.37. Reorganization Agreement.........................................8
      1.38. Rights...........................................................8
      1.39. SEC..............................................................8
      1.40. Securities Act...................................................8
      1.41. State Board......................................................8
      1.42. Shareholder Approval.............................................8
      1.43. Shareholders' Meeting............................................8

SECTION II.  THE MERGER......................................................8
      2.1.  Merger...........................................................8
      2.2.  The Closing......................................................8
      2.3.  Consideration for the Merger.....................................9
      2.4.  Shareholder Approval; Registration Statement.....................9
      2.5.  Cooperation; Regulatory Filings..................................9
      2.6.  Tax Treatment....................................................9

SECTION III.  REPRESENTATIONS AND WARRANTIES OF FIRST NATIONAL...............9
      3.1.  Organization, Good Standing and Conduct of Business.............10
      3.2.  Subsidiaries....................................................10
      3.3.  Corporate Authority.............................................10
      3.4.  Binding Effect..................................................10
      3.5.  Capitalization of First National................................10
      3.6.  Compliance with Laws; Absence of Defaults.......................10
      3.7.  Non-Contravention and Defaults; No Liens........................11
      3.8.  Necessary Approvals.............................................11
      3.9.  Financial Statements............................................11
      3.10. Tax Returns.....................................................11
      3.11. Undisclosed Liabilities.........................................11
      3.12. Properties, Encumbrances........................................12
      3.13. Litigation......................................................12
      3.14. Reports.........................................................12
      3.15. Brokers.........................................................12
      3.16. Expenditures....................................................12
      3.17. Insurance.......................................................12
      3.18. Contracts and Commitments.......................................12
      3.19. Employee Benefit Plans and Contracts............................13
      3.20. Allowance for Loan Losses.......................................14
      3.21. Environmental Matters...........................................14
      3.22. First National Information......................................15
      3.23. Asset Classification............................................15
      3.24. Derivatives Contracts, Etc......................................15
      3.25. Labor Matters...................................................15
      3.26. Securities Reports..............................................15
      3.27. Ownership of CFC Common Stock...................................15

SECTION IV.  REPRESENTATIONS AND WARRANTIES BY CFC AND CFB..................15
      4.1.  Organization, Good Standing and Conduct of Business.............15
      4.2.  Subsidiaries....................................................16
      4.3.  Corporate Authority.............................................16
      4.4.  Binding Effect..................................................16
      4.5.  Capitalization of CFC...........................................16
      4.6.  Compliance with Laws; Absence of Defaults.......................17
      4.7.  Non-Contravention and Defaults; No Liens........................17
      4.8.  Necessary Approvals.............................................17
      4.9.  Financial Statements............................................17
      4.10. Undisclosed Liabilities.........................................17
      4.11. Litigation and Regulatory Agreements............................17
      4.12. Reports.........................................................18
      4.13. CFC Information.................................................18
      4.14. Securities Reports..............................................18
      4.15. Due Diligence...................................................18

SECTION V.   CONDUCT OF BUSINESS PENDING CLOSING............................18
      5.1.  Conduct of First National Pending Closing.......................18
      5.2.  Conduct of CFC Pending Closing..................................19

SECTION VI.  COVENANTS OF THE PARTIES.......................................20
      6.1.  Access to Properties and Records................................20
      6.2.  Confidentiality.................................................20

      6.3.  Cooperation.....................................................20
      6.4.  Affiliates' Letters.............................................20
      6.5.  Listing of CFC Common Stock.....................................20
      6.6.  Letters from Accountants........................................20
      6.7.  Tax Treatment...................................................21
      6.8.  Expenses........................................................21
      6.9.  Material Events.................................................21
      6.10. Public Announcements............................................21
      6.11. Updating of Schedules...........................................21
      6.12. Certain Policies of First National..............................21
      6.13. Employee Matters................................................21
      6.14. Directors.......................................................22
      6.15. Charitable Contributions........................................22
      6.16. Agreements with First National Officers.........................22
      6.17. Prohibited Actions..............................................22

SECTION VII.   CONDITIONS TO CFC'S AND CFB'S OBLIGATIONS TO CLOSE...........22
      7.1.  Performance of Acts and Representations by First National.......22
      7.2.  Opinion of Counsel for First National...........................22
      7.3.  Conduct of Business.............................................23
      7.4.  Consents........................................................23
      7.5.  Certificate.....................................................23
      7.6.  Shareholder Approval............................................23
      7.7.  Securities Laws.................................................23
      7.8.  First National Allowance........................................23
      7.9.  Consulting Agreement............................................23
      7.10.  Limit on Dissent...............................................23
      7.11.  Pooling of Interests...........................................23

SECTION VIII. CONDITIONS TO THE OBLIGATION OF FIRST NATIONAL TO CLOSE.......23
      8.1.  Performance of Acts and Representations by CFC and CFB..........23
      8.2.  Opinion of Counsel for CFC......................................24
      8.3.  Conduct of Business.............................................24
      8.4.  Consents........................................................24
      8.5.  Certificate.....................................................24
      8.6.  Tax Opinion.....................................................24
      8.7.  Shareholder Approval............................................24
      8.8.  Securities Laws.................................................25
      8.9.  Consulting Agreement............................................25

SECTION IX.   TERMINATION...................................................25
      9.1.  Termination.....................................................25

SECTION X.   INDEMNIFICATION................................................25
      10.1.  Information for Application and Statements.....................25
      10.2.  Indemnification of Officers and Directors......................25
      10.3.  Insurance......................................................26

SECTION XI.   MISCELLANEOUS.................................................26
      11.1.  Survival of Representations and ...............................26
      11.2.  Entire Agreement...............................................26
      11.3.  Binding Agreement..............................................26
      11.4.  Notices........................................................27

      11.5.  Counterparts...................................................27
      11.6.  Headings.......................................................27
      11.7.  Law Governing..................................................27
      11.8.  Amendment......................................................27
      11.9.  Waiver.........................................................27

APPENDICES
Appendix A   Plan of Merger

SCHEDULES
Schedule 3.6:  Violations
Schedule 3.11: Material Liabilities or Obligations Not Disclosed in First
                National Financial Statements
Schedule 3.12: Exceptions to No Liens
Schedule 3.13: Litigation
Schedule 3.16: Proposed Expenditures Exceeding $50,000
Schedule 3.17: Insurance
Schedule 3.18: Contracts or Other Commitments of First National; Other Material
                Contracts
Schedule 3.19: First National Employee Benefit and Welfare Plans
Schedule 3.21: Exceptions to First National's Environmental Representations
Schedule 3.23: Classified Assets
Schedule 3.24: Derivatives Contracts, Etc.
Schedule 4.5:  Exceptions to CFC Capitalization Representations
Schedule 4.6:  Violations
Schedule 4.10: CFC Tax Matters
Schedule 4.11: Material Liabilities or Obligations Not Disclosed in the CFC
                Financial Statements
Schedule 4.12: Litigation
Schedule 4.14: CFC Employee Benefit and Welfare Plans
Schedule 6.15: Charitable Contributions
Schedule 6.16: Consulting Agreement

      This REORGANIZATION AGREEMENT is entered into as of this 22nd day of June, 1998 among Carolina First Corporation ("CFC"), a corporation organized and existing under the laws of the State of South Carolina, Carolina First Bank ("CFB"), a corporation organized and existing under the laws of the State of South Carolina, and First National Bank of Pickens County ("First National"), a national banking association organized and existing under the laws of the United States of America.

                                   RECITALS

      A. First National is a national banking association headquartered in Easley, South Carolina.
      B. CFC is a South Carolina corporation headquartered in Greenville, South Carolina, and a registered bank holding company under the Bank Holding Company Act of 1956, as amended ("BHCA").
      C. CFB is a South Carolina-chartered, non-member banking corporation headquartered in Greenville, South Carolina.
      D. The parties hereto desire that First National be merged with and into CFB, upon the terms and conditions set forth herein.

      NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties and agreements herein contained, CFC, CFB and First National hereby agree as follows:


                            SECTION I.  DEFINITIONS

      1.1. ARTICLES OF MERGER. The Articles of Merger to be executed by CFB and First National in a form appropriate for filing with the Secretary of State of South Carolina and relating to the effective consummation of the Merger as contemplated by the Plan of Merger.
      1.2. BENEFIT PLANS. All employee benefit plans within the meaning of
Section 3(3) of ERISA and any related or separate contracts, plans, trusts, annuities, programs, policies, arrangements, practices, customs and understandings that provide benefits of economic value to any present or former employee, or current or former beneficiary, dependent or assignee of any such employee or former employee.
      1.3. CERCLA. The Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. 9601 ET SEQ.
      1.4. CFB. Carolina First Bank, a South Carolina corporation and a wholly-owned subsidiary of CFC.
      1.5. CFC. Carolina First Corporation, a bank holding company headquartered in Greenville, South Carolina.
      1.6. CFC BENEFIT PLANS. All Benefit Plans, and all other material fringe benefit plans or programs, sponsored or maintained by CFC or CFB or under which CFC or CFB may be obligated.
      1.7. CFC COMMON STOCK. The common stock, par value $1.00 per share, of CFC.
      1.8. CLOSING; CLOSING DATE. The terms "Closing" and "Closing Date" shall have the meanings ascribed to them in Section 2.2 hereof.
      1.9. CODE. The Internal Revenue Code of 1986, as amended, including, if the context permits, the applicable regulations promulgated pursuant thereto.
      1.10. CONFIDENTIAL INFORMATION. The term "Confidential Information" shall mean all information of any kind concerning a party hereto that is furnished by such party or on its behalf pursuant to Section 6.1 hereof as a result of the transactions contemplated herein, except information (i) ascertainable or obtained from public or published information, (ii) received from a third party not known to the recipient of Confidential Information to be under an obligation to keep such information confidential, (iii) which is or becomes known to the public (other than through a breach of this Reorganization Agreement), (iv) of which the recipient was in possession prior to disclosure thereof in connection with the Merger, or (v) which was independently developed by the recipient without the benefit of Confidential Information.
      1.11. DERIVATIVE CONTRACT. Any exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or any other contract not included on a balance sheet which is a derivative contract (including various combinations thereof).

      1.12. ERISA. The Employee Retirement Income Security Act of 1974, as amended.
      1.13. EFFECTIVE TIME. The date and time which the Merger becomes effective as set forth in the Articles of Merger. Subject to the terms and conditions hereof, the Effective
Time shall be such time on such date as CFC shall notify First National in writing not less than five days prior thereto, which date shall not be more than 30 days after all conditions have been satisfied or waived in writing.
      1.14. EXCHANGE ACT. The Securities Exchange Act of 1934, as amended.
      1.15. "Fair Market Value" shall mean the average of the closing prices as quoted on the Nasdaq National Market for CFC Common Stock for the twenty days in which CFC Common Stock was traded immediately prior to the Closing Date; provided, however, if prior to the Effective Time, any other Person shall have publicly announced an intention to acquire control of CFC by merger or otherwise or CFC shall have publicly acknowledged that it is seeking to be acquired by another Person or is discussing being acquired by another Person, then the average of the Closing Prices as quoted on the Nasdaq National Market for CFC Common Stock for the 20 days for which the CFC Common Stock was traded immediately prior to such announcement or acknowledgment shall be determined and, if such average is less than the average determined pursuant to the first clause of this sentence, then the smaller average shall be the Fair Market Value.
      1.16. FDIC. The Federal Deposit Insurance Corporation.
      1.17. FEDERAL RESERVE. The Board of Governors of the Federal Reserve
System.
      1.18. FIRST NATIONAL. First National Bank of Pickens County, a national banking association organized and existing under the laws of the United States of America.
      1.19. FIRST NATIONAL BENEFIT PLANS. All Benefit Plans, and all other material fringe benefit plans or programs, sponsored or maintained by First National or under which First National may be obligated.
      1.20. FIRST NATIONAL COMMON STOCK. The common stock, par value $2.50 per share, of First National.
      1.21. GAAP. Generally accepted accounting principles consistently applied.
      1.22. IRS. The Internal Revenue Service.
      1.23. KNOWLEDGE. When used in the phrase "to the knowledge" or a similar phrase, shall mean the actual knowledge of the executive officers of the referenced party or parties, as applicable, after reasonable inquiry of the other executive officers and the directors of the parties and the Persons responsible for the day-to-day operations of the parties or their subsidiaries (although this definition shall not give rise to any duty of any independent verification or confirmation by members of senior management or board of directors of the entity making the representation or warranty from other Persons).
      1.24. LIEN. Any lien, claim, encumbrance, security interest, assessment, charge, restriction (including restriction on voting rights or rights of disposition), mortgage, deed of trust, equity of any character, third party right of whatever nature or other similar or like charge.
      1.25. MATERIAL ADVERSE EVENT; MATERIAL ADVERSE EFFECT. This shall mean an event, effect, occurrence or circumstance which, alone or when taken with other breaches, events, effects, occurrences or circumstances existing concurrently therewith (including without limitation, any breach of a representation or warranty contained herein by such party) (i) has or is reasonably expected to have a material adverse effect on the properties, financial condition, results of operations, or business of such party and its subsidiaries, taken as a whole, or (ii) would materially prevent such party's, or any affiliated party's, ability to perform its obligations under this Reorganization Agreement or the consummation of any of the transactions contemplated hereby; provided, however, that in determining whether a Material Adverse Effect or Material Adverse Event has occurred, there shall be excluded any effect the cause of which is (A) any change in banking, tax and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (B) any change in GAAP or regulatory accounting requirements applicable to the parties hereto, (C) any action or omission of First National or CFC or a subsidiary thereof taken with the prior written consent of CFC or First National, as applicable, in contemplation of the transaction contemplated herein, (D) the actions contemplated by Section 6.12, or (E) any changes in general economic conditions affecting financial institutions generally, including but not limited to changes in interest rates.
      1.26. MERGER. The Merger of First National with and into CFB, all as provided herein.
      1.27. OCC. Office of the Comptroller of the Currency.
      1.28. OTS. Office of Thrift Supervision.

      1.29. PBGC. The Pension Benefit Guaranty Corporation.
      1.30. PERSON. An individual, a partnership, a corporation, a commercial bank, an industrial bank, a savings association, a savings bank, a limited liability company, an association, a joint stock company, a trust, a business trust, a joint venture, an unincorporated organization, a governmental entity (or any department, agency, or political subdivision thereof) or other entity.
      1.31. PLAN OF MERGER. The Plan of Merger attached to this Reorganization Agreement as Appendix A.
      1.32. PROXY STATEMENT. The joint proxy statement/prospectus included in the Registration Statement which shall be furnished to the First National shareholders in connection with the Shareholders' Meeting and the matters contemplated hereby.
      1.33. REGISTRATION STATEMENT. The Registration Statement on Form S-4 to be filed with the SEC registering the issuance of the CFC Common Stock to be issued to the First National shareholders in connection with the Merger.
      1.34. REGULATIONS. The regulations issued by the IRS under the Code.
      1.35. REGULATORY APPROVALS. The orders, approvals, or exemptions of the FDIC, the OCC, the State Board, or any other Regulatory Authority approving the Merger and the transactions contemplated herein.
      1.36. REGULATORY AUTHORITY. Any Federal or state governmental agency or authority charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits (including, without limitation, the OCC, the State Board and the FDIC) and any other Federal or state bank, thrift or other financial institution, insurance or securities regulatory authorities, and any and all other agencies or departments of Federal, state or local government, including without limitation the SEC.
      1.37. REORGANIZATION AGREEMENT. This Reorganization Agreement, including all schedules, appendices and exhibits attached hereto.
      1.38. RIGHTS. Rights shall mean warrants, calls, commitments, options, rights (whether stock appreciation rights, conversion rights, exchange rights, profit participation rights, or otherwise), securities or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, and other arrangements or commitments which obligate a Person to issue, otherwise cause to become outstanding, sell, transfer, pledge, or otherwise dispose of any of its capital stock or other ownership interests, or any voting rights thereof or therein, or to pay monetary sums by reference to the existence or market valuation of, any of its capital stock or ownership interests therein.
      1.39. SEC. The Securities and Exchange Commission.
      1.40. SECURITIES ACT. The Securities Act of 1933, as amended.
      1.41. STATE BOARD. The South Carolina State Board of Financial
Institutions.
      1.42. SHAREHOLDER APPROVAL. The approval of the Merger by the requisite vote of the shareholders of First National at the Shareholders' Meeting, all in accordance with this Reorganization Agreement and the Plan of Merger.
      1.43. SHAREHOLDERS' MEETING. The meeting of First National shareholders at which the Merger will be voted upon.


                            SECTION II.  THE MERGER

      2.1. MERGER. Subject to the terms and conditions of this Reorganization Agreement, including the Plan of Merger, First National shall merge with and into CFB (the "Merger"), the separate existence of First National shall cease, and CFB shall survive and the name of the surviving corporation shall be "Carolina First Bank". The parties agree that the Merger will be effected pursuant to the terms set forth in the Plan of Merger, the terms of which are incorporated herein.
      2.2. THE CLOSING. The Closing of the transaction contemplated herein shall be held as soon as reasonably practicable after fulfillment of all conditions set forth in Section VII and Section VIII hereof (the "Closing Date"), at the offices of Wyche, Burgess, Freeman & Parham, P.A. or at such other place and time as the parties hereto may mutually agree; provided, however, that in the event that Closing has not occurred by March 31, 1999, any party hereto shall have the right to terminate this Reorganization Agreement.

      2.3. CONSIDERATION FOR THE MERGER. The manner of converting the shares of First National into shares of CFC shall be as set forth in the Plan of Merger.
      2.4. SHAREHOLDER APPROVAL; REGISTRATION STATEMENT. CFC shall vote all shares of CFB in favor of this Reorganization Agreement and the Merger. First National shall call its Shareholders' Meeting in accordance with the applicable provisions of Federal law for the purpose of considering and voting on this Reorganization Agreement and the transactions contemplated hereby. The Shareholders' Meeting shall be held as soon as practicable. The board of directors of First National shall recommend (subject to compliance with their legal and fiduciary duties, as advised by counsel) to its shareholders and use its best efforts to obtain their approval of this Reorganization Agreement and the Merger. CFC shall file the Registration Statement with the SEC and shall pay the required filing fees. The parties will use their respective best efforts and cooperate with each other to obtain promptly the effectiveness of the Registration Statement. CFC shall also take any reasonable action required to be taken under the blue sky laws in connection with the issuance of CFC Common Stock in the Merger. CFC and First National shall jointly prepare the Proxy Statement, which shall be reasonably acceptable to all parties. The Proxy Statement shall be mailed to the First National shareholders as soon as reasonably practicable after the SEC's declaration of effectiveness of the Registration Statement, with due consideration given to the anticipated length of time that will be required to obtain the Regulatory Approvals. First National shall mail, at its expense, the Proxy Statement to its shareholders.
      2.5. COOPERATION; REGULATORY FILINGS. Subject to the terms and conditions of this Reorganization Agreement, CFC and First National shall cooperate, and shall cause each of their subsidiaries to cooperate, in the preparation and submission by CFC and First National, as promptly as reasonably practicable, of such applications, petitions, and other documents and materials as any of them may reasonably deem necessary or desirable to the SEC, the OCC, the appropriate Regulatory Authorities of South Carolina, the shareholders of First National, and any other Persons for the purpose of obtaining any approvals or consents necessary to consummate the transactions contemplated by this Reorganization Agreement. Prior to the making of any such filings with any Regulatory Authority or the making of any written disclosures with respect to the transactions contemplated hereby to shareholders or to any third person (such as mailings to shareholders or press releases), the parties shall submit to each other the material to be filed, mailed, or released. Any such materials shall be reasonably acceptable to all parties prior to the filings with any Regulatory Authorities or the disclosures to shareholders or to any third person, except to the extent that any person is legally required to proceed prior to obtaining the approvals of the other parties. CFC shall be responsible for all filings fees associated with the Regulatory Approvals.
      2.6. TAX TREATMENT. CFC and First National intend that the Merger shall qualify as a tax-free reorganization under Section 368(a) of the Code.
      2.7. RESERVATION OF RIGHT TO REVISE TRANSACTION. CFC may at any time change the method of effecting the acquisition of First National (including without limitation the provisions of this Section II) if and to the extent it deems such change to be desirable; provided, however, that no such change shall
(i) alter the type of consideration to be issued to the holders of First National Common Stock as provided for in this Reorganization Agreement, (ii) reduce the value of such consideration, (iii) adversely affect the intended tax-free treatment to First National's stockholders as a result of receiving such consideration or prevent the parties from obtaining the tax opinion of Wyche, Burgess, Freeman & Parham, P.A. referred to herein, (iv) materially impair the ability to receive the Regulatory Approvals, or (v) materially delay the Closing.


        SECTION III.  REPRESENTATIONS AND WARRANTIES OF FIRST NATIONAL

      First National hereby represents and warrants to CFC and CFB the following matters on and as of the date of this Reorganization Agreement and at the Effective Time; provided, however, that before any breach of or inaccuracy in any of the representations or warranties given in this Section III shall be actionable or shall constitute grounds for termination of or failure to perform under the terms of this Reorganization Agreement by CFC or CFB, such breach or inaccuracy must have a Material Adverse Effect.
      3.1. ORGANIZATION, GOOD STANDING AND CONDUCT OF BUSINESS. First National is a corporation, duly organized, validly existing and in good standing under the laws of the United States of America, and has full power and authority and all governmental and regulatory authorizations ("Authorizations") necessary to own all of its properties and assets and to carry on its business as it is presently being conducted, and is properly licensed, qualified and in good standing as a foreign corporation in all jurisdictions wherein the character of the properties or the nature of the business transacted by First National makes such license or qualification necessary.
      3.2. SUBSIDIARIES. First National neither owns nor controls five percent (5%) or more of the outstanding equity securities, either directly or indirectly, of any Person.
      3.3. CORPORATE AUTHORITY. The execution, delivery and performance of this Reorganization Agreement have been duly authorized by the Board of Directors of First National. Other than the Shareholder Approval, no further corporate acts or proceedings on the part of First National are required or necessary to authorize this Reorganization Agreement or the Merger.
      3.4. BINDING EFFECT. Subject to receipt of the Shareholder Approval and the Regulatory Approvals, when executed, this Reorganization Agreement will constitute valid and legally binding obligations of First National, enforceable against First National in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors of FDIC-insured institutions or the relief of debtors generally, (ii) laws relating to the safety and soundness of depository institutions, and (iii) general principles of equity. Each document and instrument contemplated by this Reorganization Agreement, when executed and delivered by First National in accordance with the provisions hereof, shall be duly authorized, executed and delivered by First National and enforceable against First National in accordance with its terms, subject to the exceptions in the previous sentence.
      3.5. CAPITALIZATION OF FIRST NATIONAL. The authorized capital stock of First National consists solely of 80,000 authorized shares of common stock ($2.50 par value), of which 80,000 shares are issued and outstanding as of the date hereof. All of the issued and outstanding shares of First National are validly issued and fully paid and nonassessable (except as provided pursuant to Section 55 of the National Bank Act). There are no outstanding Rights to purchase shares of any class of capital stock of First National, or outstanding agreements pursuant to which First National is or may become obligated to issue any shares of its capital stock. None of the shares of the First National Common Stock is subject to any restrictions as to the transfer thereof, except as set forth in First National's Articles of Association or Bylaws and except for restrictions on account of applicable Federal or state securities laws.
      3.6. COMPLIANCE WITH LAWS; ABSENCE OF DEFAULTS. (a) First National is not in default under, or in violation of, any provision of its Articles of Association or Bylaws. First National is not in default under, or in violation of, any material agreement to which First National is a party.
      (b) Except as disclosed on Schedule 3.6, First National is not in violation of any applicable law, rule or regulation. First National has not received any notification or communication from, or consented to or entered into any memorandum, agreement or order with, any Regulatory Authority (i) asserting that First National is not in compliance with any of the statutes, regulations, rules or ordinances which such Regulatory Authority has promulgated or enforces, or the internal policies and procedures of First National, as applicable, (ii) threatening to revoke any Authorization, (iii) requiring or threatening to require First National, or indicating that First National may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting or purporting to restrict or limit in any manner the operations of First National, or (iv) directing, restricting or limiting, or threatening to direct, restrict or limit in any manner the operations of First National (any such notification, communication, memorandum, agreement or order described in this sentence herein referred to as a "Regulatory Agreement").
      (c) First National is "well capitalized" as defined in applicable OCC regulations and is not in "troubled condition" as defined therein, and is in compliance in all material respects with all fair lending laws or other laws relating to discrimination, including, without limitation, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Fair Housing Act, the Community Reinvestment Act and the Home Mortgage Disclosure Act and similar Federal and state laws and regulations.
      3.7. NON-CONTRAVENTION AND DEFAULTS; NO LIENS. Neither the execution or delivery of this Reorganization Agreement, nor the fulfillment of, or compliance with, the terms and provisions hereof, will (i) result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in a violation of, termination of or acceleration of the performance provided by the terms of, any material agreement to which First National is a party or by which it may be bound, (ii) violate any provision of any law, rule or regulation,
(iii) result in the creation or imposition of any Lien on any asset of First National, or (iv) violate any provisions of First National's Articles of Association or Bylaws. To the best of First National's knowledge, no other party to any material agreement to which First National is a party is in default thereunder or in breach of any provision thereof. To the best of First National's knowledge, there exists no condition or event which, after notice or lapse of time or both, would constitute a default by any party to any such agreement.
      3.8. NECESSARY APPROVALS. First National has obtained all certificates of authority, licenses, permits, franchises, registrations of foreign ownership or other regulatory approvals in every jurisdiction necessary for the continuing conduct of its business and ownership of its assets. Except for those which may be renewed or extended in the ordinary course of business, no such certificate, license, permit, franchise, registration or other approval is about to expire or lapse, has been threatened to be revoked or has otherwise become restricted by its terms which would, upon such expiration, lapse, revocation or restriction, have a Material Adverse Effect. Further, there is no reasonable basis for any such expiration, lapse, revocation, threat of revocation or restriction. Except for any necessary Regulatory Approvals, no consent, approval, Authorization, registration, or filing with or by any governmental authority, foreign or domestic, is required on the part of First National in connection with the execution and delivery of this Reorganization Agreement or the consummation by First National of the transactions contemplated hereby. Except for the Regulatory Approvals, First National is not required to procure the approval of any Person in order to prevent the termination of any right, privilege, license or contract of First National as a result of this Reorganization Agreement.
      3.9. FINANCIAL STATEMENTS. The audited financial statements of First National at and for each of the twelve month periods ended June 30, 1995, 1996 and 1997 and the unaudited quarterly statements at and for the nine months ended March 31, 1998 (the "First National Financial Statements") all of which have been provided to CFC, are true, correct and complete in all material respects and present fairly, in conformity with GAAP, the financial position of First National at the dates indicated and the results of its operations for each of the periods indicated, except with respect to the unaudited statements, normal year end adjustments. The books and records of First National have been kept, and will be kept to the Closing Date, in reasonable detail, and will fairly and accurately reflect in all material respects to the Closing Date, the transactions of First National.
      3.10. TAX RETURNS. First National files its income tax returns and maintains its tax books and records on the basis of a taxable year ending December 31. First National has duly filed all tax reports and returns required to be filed by any Federal, state and local taxing authorities (including, without limitation, those due in respect of its properties, income, franchises, licenses, sales, payrolls, and trusts established by First National) through the date hereof, and First National has duly paid all taxes with respect to the periods covered thereby and has established adequate reserves in accordance with GAAP for the payment of all income, franchises, property, sales, employment or other taxes anticipated to be payable after the date hereof. First National is not delinquent in the payment of any taxes, assessments or governmental charges and no deficiencies have been asserted or assessed, which have not been paid or for which adequate reserves have not been established and which are not being contested in good faith. First National does not have in effect any waiver relating to any statute of limitations for assessment of taxes with respect to any Federal, state or local income, property, franchise, sales, license or payroll tax. First National does not know of, or have reason to know of, any questions which have been raised or which may be raised by any taxing authority relating to taxes or assessments of First National which, if determined adversely, would result in the assertion of any deficiency. All tax information reported by First National to Federal and state authorities and other Persons has been accurately and timely reported, except such as will not have a Material Adverse Effect.
      3.11. UNDISCLOSED LIABILITIES. Except for the liabilities which are disclosed in the First National Financial Statements or as set forth on Schedule 3.11, First National has no material liabilities or material obligations of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due. Since March 31, 1998, there has been no (i) Material Adverse Event with respect to First National, or (ii) any incurrence by or subjection of First National to any obligation or liability (whether fixed, accrued or contingent) or commitment material to First National not referred to in this Reorganization Agreement, except such obligations or liabilities as were or may be incurred in the ordinary course of business and which are reflected on the First National Financial Statements at and for the periods subsequent to March 31, 1998.
      3.12. PROPERTIES, ENCUMBRANCES. First National has good and marketable title to all of the real property and depreciable tangible personal property owned by it, free and clear of any Lien, except for any Lien for (i) current taxes not yet due and payable, (ii) pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, (iii) such imperfections of title, easements and other encumbrances, if any, as are not material in character, amount or extent, or (iv) such items as are set forth on
Schedule 3.12. Set forth on Schedule 3.12 are all business locations of First National, including whether such locations are owned or leased and a statement of when such locations were first occupied by First National. All buildings and all fixtures, equipment, and other property and assets which are material to its business are held by First National under valid leases or subleases enforceable in accordance with their respective terms.
      3.13. LITIGATION. Except as shown on Schedule 3.13, there are no claims, actions, suits or proceedings pending or threatened against First National, or to its knowledge affecting First National, at law or in equity, before or by any Federal, state, municipal, administrative or other court, governmental department, commission, board, or agency, an adverse determination of which could have a Material Adverse Effect, and First National knows of no basis for any of the foregoing. There is no order, writ, memorandum, agreement, injunction, or decree of any court, domestic or foreign, or any Federal or state agency affecting First National specifically or to which First National is subject. Schedule 3.13 also sets forth each pending claim against First National related to the Occupational Safety and Health Act, each claim related to First National pending before the Wage/Hour Division of the Department of Labor, each claim against First National relating to conciliation agreements or complaints by the Office of Federal Contract Compliance Programs, charges filed with the Equal Employment Opportunity Commission with respect to First National and charges filed with the Department of Labor alleging violations of the Family Medical Leave Act by First National, regardless of whether such matters are expected to have a Material Adverse Affect.
      3.14. REPORTS. First National has duly made all reports and filings required to be made pursuant to applicable law.
      3.15. BROKERS. Except for its agreement with Orr Management Company (a copy of which has been provided to CFC), First National has not incurred any liability for any commission or fee in the nature of a finder's, originator's or broker's fee in connection with the transaction contemplated herein.
      3.16. EXPENDITURES. Schedule 3.16 sets forth any single expenditure of $50,000 or more proposed to be made by First National after the date hereof and a summary of the terms and conditions pertaining thereto. At least 20 business days prior to the Closing Date, First National will advise CFC of any changes to
Schedule 3.16 reflecting additions or deletions thereto since the date hereof.
      3.17. INSURANCE. Attached hereto as Schedule 3.17 is a list of the policies of fire, liability, life and other types of insurance held by First National, setting forth with respect to each such policy, the policy number, name of the insured party, type of insurance, insurance company, annual premium, expiration date, deductible amount, if any, and amount of coverage. First National management believes that each such policy is in an amount reasonably sufficient for the protection of the assets and business covered thereby, and, in the aggregate, all such policies are reasonably adequate for the protection of all the assets and business of First National taking into account the availability and cost of such coverage. To the extent permissible pursuant to such policies, all such policies shall remain in full force and effect for a period of at least 90 days following the Closing Date. There is no reason known to First National that any such policy would not be renewable on terms and conditions as favorable as those set forth in such policy.
      3.18. CONTRACTS AND COMMITMENTS. (a) Schedule 3.18 attached hereto sets forth each contract or other commitment of First National which requires an aggregate payment by First National after the date hereof of more than $50,000, and any other contract or commitment that in the opinion of First National management Materially Adversely Affects the business of First National. Except for the contracts and commitments described in this Reorganization Agreement or as set forth on Schedule 3.18, First National is not party to or subject to:

            1. Any contracts or commitments which are material to its business, operations or financial condition other than loans or agreements with respect thereto entered into in the ordinary course of business;
            2. Any employment contract or arrangement, whether oral or written, with any officer, consultant, director or employee which is not terminable on 30 days' notice without penalty or liability to make any payment thereunder for more than 30 days after such termination;
            3. Any plan or contract or other arrangement, oral or written, providing for insurance for any officer or employee or members of their families;
            4. Any plan or contract or other arrangement, oral or written, providing for bonuses, pensions, options, deferred compensation, retirement payments, profit-sharing or other benefits for employees;
            5. Any contract or agreement with any labor union;
            6. Any contract or agreement with customers for the sale of products or the furnishing of services, or any sales agency, broker, distribution or similar contract, except contracts made in the ordinary course of business;
            7. Any instrument or arrangement evidencing or related to indebtedness for money borrowed or to be borrowed, whether directly or indirectly, by way of purchase money obligation, guaranty, conditional sale, lease-purchase, or otherwise (other than banking items being processed in the ordinary course of business);
            8. Any joint venture contract or arrangement or any other agreement involving a sharing of profits;
            9. Any license agreement in which First National is the licensor or licensee;
           10. Any material contract or agreement, not of the type covered by any of the other items of this Section 3.18, which by its terms is either
(i) not to be performed prior to 30 days from the date hereof, or (ii) does not terminate, or is not terminable without penalty to First National, or any successors or assigns prior to 30 days from the date hereof.
      3.19. EMPLOYEE BENEFIT PLANS AND CONTRACTS. (a) Schedule 3.19 contains a complete list of all First National Benefit Plans. First National has delivered to CFC (i) accurate and complete copies of all First National Benefit Plan documents and all other material documents relating thereto, including all summary plan descriptions, summary annual reports and insurance contracts, (ii) accurate and complete detailed summaries of all unwritten First National
Benefit Plans, (iii) accurate and complete copies of the most recent financial statements and actuarial reports with respect to all First National Benefit Plans for which financial statements or actuarial reports are required or have been prepared, (iv) accurate and complete copies of all annual reports for all First National Benefit Plans (for which annual reports are required) prepared within the last two years, and (v) accurate and complete copies of determination letters from the IRS for any First National Benefit Plan maintained or intended to be maintained under Section 401(a) of the Code. Any First National Benefit Plan providing benefits that are funded through a policy of insurance is indicated by the word "insured" placed by the listing of the First National Benefit Plan on Schedule 3.19.
      (b) All First National Benefit Plans conform in all material respects to, and are being administered and operated in material compliance with, all applicable requirements of ERISA and the Code. All returns, reports and disclosure statements required to be filed or delivered under ERISA and the Code with respect to all First National Benefit Plans have been filed or delivered. There have not been any "prohibited transactions," as such term is defined in
Section 4975 of the Code or Section 406 of ERISA, involving any of the First National Benefit Plans that could subject First National to any material penalty or tax imposed under the Code or ERISA.
      (c) Except as set forth on Schedule 3.19, any First National Benefit Plan that is intended to be qualified under Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code has been determined by the IRS to be so qualified, and such determination is current, remains in effect and has not been revoked. Nothing has occurred since the date of any such determination that is reasonably likely to affect adversely such qualification or exemption, or result in the imposition of excise taxes or income taxes on unrelated business income under the Code or ERISA with respect to any First National Benefit Plan.

      (d) First National adequately reserved for all liabilities accrued prior to the Effective Time under First National's nonqualified retirement or deferred compensation plans.
      (e) Except as set forth on Schedule 3.19, First National has no current or contingent obligation to contribute to any multiemployer plan (as defined in
Section 3(37) of ERISA). First National has no liability with respect to any employee benefit plan (as defined in Section 3(3) of ERISA) other than with respect to the First National Benefit Plans.
      (f) There are no pending or threatened claims by or on behalf of any First National Benefit Plan, or by or on behalf of any individual participants or beneficiaries of any First National Benefit Plan, alleging any breach of fiduciary duty on the part of First National or any of its officers, directors or employees under ERISA, the Code or any applicable regulations, or claiming benefit payments other than those made in the ordinary operation of such plans. The First National Benefit Plans are not the subject of any investigation, audit or action by the IRS, the Department of Labor or the PBGC. First National has made all required contributions under the First National Benefit Plans, including the payment of any premiums payable to the PBGC and other insurance premiums. There is no underfunding liability for any First National Benefit Plan that is subject to the funding requirements of Section 412 of the Code.
      (g) First National does not maintain any defined benefit plan, and neither has incurred, nor has any reason to expect that it will incur, any liability to the PBGC or otherwise under Title IV or ERISA (including early withdrawal liability) or under the Code with respect to any such plan. No First National Benefit Plan has been subject to a reportable event for which notice would be required to be filed with the PBGC, and no proceeding by the PBGC to terminate any First National Benefit Plan has been instituted or threatened.
      (h) With respect to any First National Benefit Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) (in this subsection, a "Welfare Plan"), (i) each such Welfare Plan for which contributions are claimed as deductions under any provision of the Code is in material compliance with all applicable requirements pertaining to such deduction, (ii) with respect to any welfare benefit fund (within the meaning of
Section 419 of the Code) related to such a Welfare Plan, there is no disqualified benefit (within the meaning of Section 4976(b) of the Code) that would result in the imposition of a tax under Section 4976(a) of the Code, (iii) any First National Benefit Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) complies, and in each and every case has complied, with all of the material requirements of Section 4980B of the Code, ERISA, Title XXII of the Public Health Service Act and the applicable provisions of the Social Security Act, (iv) such Welfare Plan may be amended or terminated at any time on or after the Closing Date, and (v) there are no benefits to be provided to retirees under a group health plan that are subject to disclosure under Financial Accounting Standards Board No. 106.
      (i) Except as set forth on Schedule 3.19, as of the Closing Date, there will be no contract, agreement, plan or arrangement covering any person that provides for the payment of an amount that would not be deductible to CFC by reason of Section 280G or any other provision of the Code.
      3.20. ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses (the "First National Allowance") shown on the First National Call Report dated as of March 31, 1998 and provided to the OCC, as of such date has been determined, in the opinion of management of First National in accordance with GAAP, to be adequate to provide for losses relating to or inherent in the loan portfolios of First National.
      3.21. ENVIRONMENTAL MATTERS. First National is in material compliance with all local, state and Federal environmental statutes, laws, rules, regulations and permits, including but not limited to CERCLA and the Toxic Substances Control Act, 15 U.S.C. 2601 et seq. First National has not, nor to the best of
                            ------
First National's knowledge have other parties, used, stored, disposed of or permitted any "hazardous substance" (as defined in CERCLA), petroleum hydrocarbon, polychlorinated biphenyl, asbestos or radioactive material (collectively, "Hazardous Substances") to remain at, on, in or under any of the real property owned or leased by First National (including, without limitation, the buildings or structures thereon) (the "Real Property"). First National has not, nor to the best of First National's knowledge have other parties, installed, used, or disposed of any asbestos or asbestos-containing material on, in or under any of the Real Property. First National has not, nor to the best of First National's knowledge have other parties, installed or used underground storage tanks in or under any of the Real Property. First National has provided CFC with copies of all complaints, citations, orders, reports, written data, notices or other communications sent or received by it with respect to any local, state or Federal environmental law, ordinance, rule or regulation as any of them relate to First National. Any exceptions to the foregoing are set forth on Schedule 3.21.
      3.22. FIRST NATIONAL INFORMATION. The written information with respect to First National and its officers, directors, and affiliates which shall have been supplied by First National (or any of its accountants, counsel or other authorized representatives) specifically for use in soliciting the Shareholder Approval, or which shall be contained in the Registration Statement, will not, on the date the Proxy Statement is first mailed to shareholders of First National or on the date of the Shareholders' Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
      3.23. ASSET CLASSIFICATION. Set forth on Schedule 3.23 is a list, accurate and complete in all material respects, of the aggregate amounts of loans, extensions of credit or other assets of First National that have been classified by it as of March 31, 1998 (the "Asset Classification"); and no amounts of loans, extensions of credit or other assets that have been classified as of March 31, 1998 by any regulatory examiner as "Other Loans Specially Mentioned", "Substandard", "Doubtful", "Loss", or words of similar import are excluded from the amounts disclosed in the Asset Classification, other than amounts of loans, extensions of credit or other assets that were charged off by First National prior to March 31, 1998.
      3.24. DERIVATIVES CONTRACTS, ETC. First National is not a party to nor has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or any other contract not included on the balance sheet which is a derivative contract (including various combinations thereof) (each a "Derivatives Contract") or owns securities that (i) are referred to as "structured notes", "high risk mortgage derivatives", "capped floating rate notes" or "capped floating rate mortgage derivatives", or (ii) are likely to have changes in value as a result of interest rate changes that significantly exceed normal changes in value attributable to interest rate changes, except for those Derivatives Contracts and other instruments legally purchased or entered into in the ordinary course of business and set forth on Schedule 3.24, including a list, as applicable, of any First National assets pledged as security for each such instrument.
      3.25. LABOR MATTERS. No material work stoppage involving First National is pending or, to the best knowledge of First National, threatened. First National is not involved in, or, to the best knowledge of First National's management, threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding which might reasonably be expected to have a Material Adverse Effect. Employees of First National are not represented by any labor union, and, to the best knowledge of First National's management, no labor union is attempting to organize employees of First National.
      3.26. SECURITIES REPORTS. Within the last two (2) years, First National has filed on a timely basis all securities-related reports, registrations, and statements, together with any amendments, required by applicable Regulatory Authorities, all of which, as of their respective dates, were in compliance in all material respects with the applicable rules and regulations.
      3.27. OWNERSHIP OF CFC COMMON STOCK. No shares of CFC Common Stock are beneficially owned (as defined in Rule 13d-3 under the Exchange Act) by First National.


          SECTION IV.  REPRESENTATIONS AND WARRANTIES BY CFC AND CFB

      Each of CFC and CFB hereby represents and warrants to First National the following matters on and as of the date of this Reorganization Agreement and at the Effective Time; provided, however, that before any breach of or inaccuracy in any of the representations or warranties given in this Section IV shall be actionable or shall constitute grounds for termination of or failure to perform under the terms of this Reorganization Agreement by First National, such breach or inaccuracy must have a Material Adverse Effect.
      4.1. ORGANIZATION, GOOD STANDING AND CONDUCT OF BUSINESS. CFC is a corporation, duly organized, validly existing and in good standing under the laws of South Carolina, is duly registered as a bank holding company under the BHCA, and has full power and authority and all Authorizations necessary to own all of its properties and assets and to carry on its business as it is presently being conducted, and is properly licensed, qualified and in good standing as a foreign corporation in all jurisdictions wherein the character of the properties or the nature of the business transacted by CFC makes such license or qualification necessary. CFB is a direct subsidiary of CFC. CFB is a state banking corporation, duly organized, validly existing and in good standing under the laws of the state of South Carolina, and has full power and authority and all Authorizations necessary to own all of its properties and assets and to carry on its business as it is presently being conducted, and is properly licensed, qualified and in good standing as a foreign corporation in all jurisdictions wherein the character of the properties or the nature of the business transacted by CFB makes such license or qualification necessary. CFB is a state, non-member bank and is an "insured depository institution" as defined in the Federal Deposit Insurance Act and the applicable regulations thereunder. The deposits of CFB are insured by the Bank Insurance Fund of the FDIC.
      4.2. SUBSIDIARIES. (a) Other than CFB, Carolina First Mortgage Company, and Blue Ridge Finance Company, Inc. (collectively, the "Subsidiaries") or except as provided below, CFC neither owns nor controls five percent (5%) or more of the outstanding equity securities, either directly or indirectly, of any Person. CFC is the direct, record and beneficial owner of 100% of the outstanding shares of capital stock of the Subsidiaries. There are no contracts, commitments, understandings or arrangements by which CFC is or may be bound to sell or otherwise issue any shares of the Subsidiaries' capital stock, and there are no contracts, commitments, understandings or arrangements relating to the rights of CFC to vote or to dispose of such shares. All of the shares of capital stock of the Subsidiaries are fully paid and nonassessable and are owned by CFC free and clear of any Liens. CFC has, or has the right to acquire, in excess of 15% of the common stock of (i) Affinity Technology Group, Inc., a Delaware corporation headquartered in Columbia, South Carolina, (ii) Net.B@nk, Inc., a Georgia corporation and savings and loan holding company headquartered in Atlanta, Georgia and (iii) ITS, Inc. None of the Subsidiaries either owns or controls five percent (5%) or more of the outstanding equity securities, either directly or indirectly, of any Person, except that CFB owns Carolina First Securities, Inc. and Blue Ridge Finance Company, Inc. owns CF Investments Company.
      4.3. CORPORATE AUTHORITY. The execution, delivery and performance of this Reorganization Agreement have been duly authorized by the respective Boards of Directors of CFC and CFB. No further corporate acts or proceedings on the part of CFC or CFB are required or necessary to authorize this Reorganization Agreement or the Merger.
      4.4. BINDING EFFECT. Subject to receipt of the Regulatory Approvals, when executed, this Reorganization Agreement will constitute valid and legally binding obligations of CFC and CFB, enforceable against CFC and CFB in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors of FDIC-insured institutions or the relief of debtors generally, (ii) laws relating to the safety and soundness of depository institutions, and (iii) general principles of equity. Each document and instrument contemplated by this Reorganization Agreement, when executed and delivered by CFC and/or CFB in accordance with the provisions hereof, shall be duly authorized, executed and delivered by CFC and/or CFB (as applicable) and enforceable against CFC and/or CFB (as applicable) in accordance with its terms, subject to the exceptions in the previous sentence.
      4.5. CAPITALIZATION OF CFC. The authorized capital stock of CFC consists solely of (i) 100,000,000 authorized shares of common stock ($1.00 par value), of which 18,119,186 shares were issued and outstanding as of June 15, 1998 and
(ii) 10,000,000 shares of preferred stock, none of which is outstanding. All of the issued and outstanding shares of CFC are validly issued and fully paid and nonassessable. Except for (i) stock or options to purchase shares of CFC Common Stock granted under director or employee benefit plans or stock issued by CFC to its Employee Stock Ownership Plan, (ii) shares which may be issued pursuant to CFC's Shareholders' Rights Plan entered into as of November 9, 1993 between CFC and CFB, as amended and restated (the "Rights Plan"), (iii) existing dividend reinvestment plans, (iv) shares which may be issued in connection with acquisitions of other financial institutions or assets, or (v) as otherwise set forth on Schedule 4.5, there are no outstanding Rights or any outstanding securities or other instruments convertible into shares of any class of capital stock of CFC, or pursuant to which CFC is or may become obligated to issue any shares of its capital stock, and no shares of CFC common stock were issued between June 15, 1998 and the date hereof except pursuant to clauses (i) through
(v) of this sentence. None of the shares of CFC Common Stock is subject to any restrictions as to the transfer thereof, except as set forth in CFC's Articles of Incorporation or Bylaws or the Rights Plan and except for restrictions on account of applicable Federal or state securities laws. The Common Stock to be issued in connection with this Reorganization Agreement and the Merger will, when issued, (i) be validly issued, fully paid and nonassessable, (ii) have been issued pursuant to an effective registration statement, (iii) have been properly registered for trading on the Nasdaq National Market, and (iv) will be entitled to all benefits accorded other shares of CFC Common Stock under the Rights Plan.
      4.6. COMPLIANCE WITH LAWS; ABSENCE OF DEFAULTS. (a) Neither CFC nor CFB is in default under, or in violation of, any provision of its Articles of Incorporation or Bylaws. Neither CFC nor CFB is in default under, or in violation of, any material agreement to which either CFC or CFB is a party. Neither CFC nor CFB is in violation of any applicable law, rule or regulation the effect of which would have a Material Adverse Effect on CFC or CFB or their business operations or prospects.
      4.7. NON-CONTRAVENTION AND DEFAULTS; NO LIENS. Neither the execution or delivery of this Reorganization Agreement, nor the fulfillment of, or compliance with, the terms and provisions hereof, will (i) result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in a violation of, termination of or acceleration of the performance provided by the terms of, any material agreement to which CFC or CFB is a party or by which they may be bound, (ii) violate any provision of any law, rule or regulation, (iii) result in the creation or imposition of any Lien on any asset of CFC or CFB, or
(iv) violate any provisions of CFC's or CFB's Articles of Incorporation or Bylaws. To the best of CFC's and CFB's knowledge, no other party to any material agreement to which CFC or CFB is a party is in default thereunder or in breach of any provision thereof. To the best of CFC's and CFB's knowledge, there exists no condition or event which, after notice or lapse of time or both, would constitute a default by any party to any such agreement.
      4.8. NECESSARY APPROVALS. Each of CFC and CFB have obtained all certificates of authority, licenses, permits, franchises, registrations of foreign ownership or other regulatory approvals in every jurisdiction necessary for the continuing conduct of its business and ownership of its assets. Except for those which may be renewed or extended in the ordinary course of business, no such certificate, license, permit, franchise, registration or other approval is about to expire or lapse, has been threatened to be revoked or has otherwise become restricted by its terms which would, upon such expiration, lapse, revocation or restriction, have a Material Adverse Effect. Further, there is no basis for any such expiration, lapse, revocation, threat of revocation or restriction. Except for any necessary Regulatory Approvals (including the filing with the SEC of the Registration Statement and filings with blue sky authorities), no consent, approval, Authorization, registration, or filing with or by any governmental authority, foreign or domestic, is required on the part of CFC or CFB in connection with the execution and delivery of this Reorganization Agreement or the consummation by CFC and CFB of the transactions contemplated hereby. Except for the Regulatory Approvals, neither CFC nor CFB is required to procure the approval of any Person in order to prevent the termination of any right, privilege, license or contract of CFC or CFB as a result of this Reorganization Agreement.
      4.9. FINANCIAL STATEMENTS. The audited financial statements of CFC at and for each of the fiscal years ended December 31, 1995, 1996 and 1997, and the unaudited quarterly statements at and for the quarter ended March 31, 1998 (the "CFC Financial Statements") all of which have been provided to First National, are true, correct and complete in all material respects and present fairly, in conformity with GAAP, the financial position of CFC at the dates indicated and the results of its operations for each of the periods indicated. The books and records of CFC have been kept, and will be kept to the Closing Date, in reasonable detail, and will fairly and accurately reflect in all material respects to the Closing Date, the transactions of CFC.
      4.10. UNDISCLOSED LIABILITIES. Except for the liabilities which are disclosed in the CFC Financial Statements or as set forth on Schedule 4.10, CFC has no material liabilities or material obligations of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due. Since March 31, 1998, there has been no (i) Material Adverse Event with respect to either CFC or CFB, or (ii) any incurrence by or subjection of CFC or CFB to any obligation or liability (whether fixed, accrued or contingent) or commitment material to CFC or CFB not referred to in this Reorganization Agreement, except such obligations or liabilities as were or may be incurred in the ordinary course of business and which are reflected on the CFC Financial Statements at and for the periods subsequent to March 31, 1998.

      4.11. LITIGATION AND REGULATORY AGREEMENTS. Except as set forth on
Schedule 4.11, there are no claims, actions, suits or proceedings pending or threatened against or, to its knowledge, affecting CFC or CFB at law or in equity, before or by any Federal, state, municipal, administrative or other court, governmental department, commission, board, or agency, an adverse determination of which could have a Material Adverse Effect, and neither CFC nor CFB knows of any basis for any of the foregoing. There is no order, writ, memorandum or agreement, injunction, or decree of any court, domestic or foreign, or any Federal or state agency affecting CFC or CFB or to which CFC or CFB is subject, except for (i) agreements between CFC and the Federal Reserve regarding CFC's ownership interest in Affinity Technology Group, Inc. and (ii) agreements between CFC and the Federal Reserve, and CFC and the OTS regarding CFC's ownership interest in Net.B@nk, Inc.
      4.12. REPORTS. CFC has duly made all reports and filings required to be made pursuant to applicable law.
      4.13. CFC INFORMATION. The written information with respect to CFC and its officers, directors, and affiliates which shall have been supplied by CFC (or any of its accountants, counsel or other authorized representatives) specifically for use in soliciting the Shareholder Approval, or which shall be contained in the Registration Statement, will not, on the date the Proxy Statement is first mailed to shareholders of First National or on the date of the Shareholders' Meeting, or in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
      4.14. SECURITIES REPORTS. Within the last two (2) years, CFC has filed on a timely basis all reports, registrations, and statements, together with any amendments, required under the Securities Act and the Exchange Act, all of which, as of their respective dates, were in compliance in all material respects with the rules and regulations of the SEC.
      4.15. DUE DILIGENCE. All information provided by CFC in connection with the due diligence investigation by First National was, at the time that such information was provided, fair, accurate and complete in all material respects. Since the date of such provision of information, there have been no changes in such information, which, taken in the aggregate, represent a Material Adverse Event. CFC has not failed to provide or make available to First National all material information regarding CFC.


               SECTION V.   CONDUCT OF BUSINESS PENDING CLOSING

      5.1. CONDUCT OF FIRST NATIONAL PENDING CLOSING. During the period commencing on the date hereof and continuing until the Closing Date, First National covenants and agrees to the following (except to the extent that CFC shall otherwise expressly consent in writing, which consent shall not be unreasonably delayed or withheld); provided, however, that any breach of or inaccuracy in any of the covenants given in this Section 5.1 must have a Material Adverse Effect before such breach shall be actionable or shall constitute grounds for termination or failure to perform under this Reorganization Agreement.
            (a) First National will carry on its business only in the ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such business, will use all reasonable efforts to preserve intact its business organization and goodwill, maintain the services of its present officers and employees and preserve its relationships with customers, suppliers and others having business dealings with First National. First National shall not purchase or otherwise acquire or enter into a contract to acquire servicing or subservicing rights with respect to loans not originated by First National without the written consent of CFC, which consent shall not be unreasonably withheld.
            (b) First National will not amend its Articles of Association or Bylaws as in effect on the date hereof, except as may be required by applicable law or regulation.
            (c) First National will not issue, grant, pledge or sell, or authorize the issuance of, reclassify or redeem, purchase or otherwise acquire, any shares of its capital stock of any class or Rights to acquire any such shares or any shares; nor will it enter into any arrangement or contract with respect to the issuance of any such shares or other Rights to acquire shares; nor will it declare, set aside or pay any dividends (of any type) or make any other change in its equity capital structure.
            (d) First National will promptly advise CFC in writing of any change in the businesses of First National which has, or may reasonably be expected to have, a Material Adverse Effect.
            (e) First National will not take, agree to take, or knowingly permit to be taken (except as may be required by applicable law or regulation) any action or do or knowingly permit to be done anything in the conduct of the business of First National, or otherwise, which would be contrary to or in breach of any of the terms or provisions of this Reorganization Agreement, or which would cause any of the representations of First National contained herein to be or become untrue in any material respect.
            (f) First National will not incur any indebtedness for borrowed money, issue or sell any debt securities, or assume or otherwise become liable, whether directly, contingently or otherwise, for the obligation of any other party, other than in the ordinary course of business.
            (g) Except for expenses attendant to the Merger and current contractual obligations, First National will not incur any expense in an amount in excess of $25,000 after the execution of this Reorganization Agreement without the prior written consent of CFC.
            (h) First National will not grant any executive officers any increase in compensation (except in the ordinary course of business in accordance with past practice and only upon prior notice to CFC), or enter into any employment agreement with any executive officer without the consent of CFC except as may be required under employment or termination agreements in effect on the date hereof which have been previously disclosed to CFC in writing.
            (i) First National will not acquire or agree to acquire by merging or consolidating with, purchasing substantially all of the assets of or otherwise, any business or any corporation, partnership, association or other business organization or division thereof.
            (j) Except as may be directed by any Regulatory Authority, as may be undertaken in the ordinary course of business in accordance with past practices, or as may be reasonably appropriate in view of changes in economic circumstances, First National shall not (1) change its lending, investment, liability management or other material banking or other policies in any material respect, or (2) implement or adopt any change in accounting principles, practices or methods, other than as may be required by GAAP.
            (k) First National shall not impose, or permit or suffer the imposition of any Liens (except in the ordinary course of business) on any of its assets, other than Liens on such assets that, individually or in the aggregate, are not material to the business, properties or operations of First National. 5.2. CONDUCT OF CFC PENDING CLOSING. During the period commencing on the date hereof and continuing until the Closing Date, CFC covenants and agrees to the following (except to the extent that First National shall otherwise expressly consent in writing, which consent shall not be unreasonably delayed or withheld); provided, however, that any breach of or inaccuracy in any of the covenants given in this
Section 5.2 must have a Material Adverse Effect before such breach shall be actionable or shall constitute grounds for termination or failure to perform under this Reorganization Agreement.
            (a) CFC shall carry on its business in substantially the same manner as heretofore conducted.
            (b) CFC will not amend its Articles of Incorporation or Bylaws as in effect on the date hereof in any manner that will adversely affect the First National shareholders in any material respect.
            (c) CFC will promptly advise First National orally and in writing of any change in its business which is or may reasonably be expected to be materially adverse to CFC.
            (d) CFC will not take, agree to take, or knowingly permit to be taken any action or do or knowingly permit to be done anything in the conduct of its business or otherwise, which would be contrary to or in breach of any of the terms or provisions of this Reorganization Agreement, or which would cause any of the representations of CFC contained herein to be or become untrue in any material respect.

                     SECTION VI.  COVENANTS OF THE PARTIES

      6.1. ACCESS TO PROPERTIES AND RECORDS. Between the date of this Reorganization Agreement and the Closing Date, the parties will provide to each other and to their respective accountants, counsel and other authorized representatives reasonable access, during reasonable business hours and upon reasonable notice, to their respective premises, properties, contracts, commitments, books, records and other information and will cause their respective officers to furnish to the other party and its authorized representatives such financial, technical and operating data and other information pertaining to their respective businesses, as the parties shall from time to time reasonably request.
      6.2. CONFIDENTIALITY. Each party will and will cause its employees and agents to hold in strict confidence, unless disclosure is compelled by judicial or administrative process, or in the opinion of its counsel, by other requirements of law, all Confidential Information and will not disclose the same to any Person. The party gaining access to such Confidential Information shall exercise the same degree of care with respect thereto that any such party uses to preserve and safeguard its own confidential proprietary information. Confidential Information shall be used only for the purpose of and in connection with consummating the transaction contemplated herein. If this Reorganization Agreement is terminated, each party hereto will promptly return all documents received by it from each other party containing Confidential Information. Each party will and will cause its employees and agents to hold in strict confidence, unless disclosure is compelled by judicial or administrative process, or in the opinion of its counsel, by other requirements of law, the status of the Merger. Each party shall coordinate with the other parties, any public statements regarding the Merger.
      6.3. COOPERATION. Each party shall use its respective, reasonable best efforts to take any and all necessary or appropriate actions, and to use its reasonable best efforts to cause its officers, directors, employees, agents, and representatives to use their reasonable best efforts and to take all steps in good faith within their power, to cause to be fulfilled those of the conditions precedent to its obligations to consummate the Merger which are dependent upon its or their actions, including but not limited to (i) requesting the delivery of appropriate opinions and letters from its counsel and (ii) obtaining any consents, approvals, or waivers required to be obtained from other parties.
      6.4. AFFILIATES' LETTERS. First National shall deliver to CFC a letter identifying all Persons who are, at the time the Merger is submitted to a vote of the shareholders of First National, "affiliates" of First National for purposes of Rule 145 of the General Rules and Regulations under the Securities Act. First National shall use its reasonable best efforts to cause each Person who is identified as an "affiliate" in the letter referred to above to deliver to CFC on or prior to the Effective Time a written agreement, in form reasonably satisfactory to CFC that such Person shall not sell, pledge, transfer or otherwise dispose of any capital stock of First National or any CFC Common Stock owned by such person or to be received by such person as part of the consideration except in compliance with the applicable provisions of the Securities Act.
      6.5. LISTING OF CFC COMMON STOCK. CFC shall cause the shares of CFC Common Stock to be issued in the transactions contemplated by this Reorganization Agreement to be approved for quotation on the Nasdaq National Market, subject to official notice of issuance, prior to the Effective Time. CFC shall give such notice to the Nasdaq Stock Market as may be required to permit the listing of the CFC Common Stock issued in connection with the Merger.
      6.6. LETTERS FROM ACCOUNTANTS. Prior to the date the Registration Statement is declared effective and prior to the Effective Time, First National will deliver to CFC letters from Elliott, Davis & Company, LLP addressed to CFC and dated not more than two business days before the date on which such Registration Statement shall have become effective and not more than two business days prior to the Effective Time, respectively, in form and substance satisfactory to CFC, and CFC will deliver to First National letters from KPMG Peat Marwick LLP, addressed to First National and dated not more than two business days before the Registration Statement shall have become effective and not more than two business days prior to the Effective Time, respectively, in form and substance satisfactory to First National, in each case with respect to the financial condition of the other party and such other matters as are customary in accountants' comfort letters.

      6.7. TAX TREATMENT. First National and CFC shall each take such acts within their power as may be reasonably necessary to cause the Merger to qualify as a "reorganization" within the meaning of Section 368(a) of the Code, except to the extent such performance or failure would be prohibited by law or regulation.
      6.8. EXPENSES. Except to the extent expressly provided otherwise herein, the parties shall pay their own fees and expenses (including legal and accounting fees) incurred in connection with the Merger.
      6.9. MATERIAL EVENTS. At all times prior to the Closing Date, each party shall promptly notify the other parties in writing of the occurrence of any event which will or may result in a breach of any covenant, representation or warranty in this Reorganization Agreement, or the failure to satisfy the conditions specified in Section VII or Section VIII of this Reorganization Agreement or other material developments relevant to the consummation of the Merger, and shall use its reasonable best efforts to prevent or promptly to remedy the same.
      6.10. PUBLIC ANNOUNCEMENTS. At all times until after the Closing Date, neither First National nor CFC shall issue or permit any of its respective subsidiaries, affiliates, officers, directors or employees to issue any press release or other information to the press with respect to this Reorganization Agreement, without the express prior consent of the other party, except as may be required by law or the policies of the Nasdaq Stock Market. The parties shall cooperate to prepare a joint press release with respect to the transactions contemplated herein.
      6.11. UPDATING OF SCHEDULES. First National and CFC shall, at the Effective Time, prepare and deliver to each other such supplements to the schedules attached hereto as may be necessary or appropriate to ensure the accuracy and completeness of the information required to be disclosed in such schedules at all times prior to the Effective Time, provided that the furnishing of any such supplement to such Schedules shall not modify, limit, or otherwise affect any representations or warranties of First National or CFC contained herein or any right of First National or CFC to terminate this Reorganization Agreement. First National and CFC shall provide to each other drafts of such supplemental Schedules at least three (3) business days prior to the Closing Date.
      6.12. CERTAIN POLICIES OF FIRST NATIONAL. First National shall, consistent with GAAP and regulatory accounting principles, use its best efforts to record any accounting adjustments required to conform its loan, litigation and other reserve and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to reflect consistently on a mutually satisfactory basis the policies and practices of CFC; provided, however, that First National shall not be obligated to record any such accounting adjustments pursuant to this Section (i) unless and until First National shall be reasonably satisfied that all the conditions to the obligation of the parties to consummate the Merger will be satisfied or waived on or before the Effective Time, and (ii) in no event until the day prior to the Closing Date. Notwithstanding any other provision hereof, until the Effective Time, the management of First National and the authority to establish and implement its business policies shall continue to reside solely in First National officers and board of directors, and the election of First National directors shall be solely the prerogative of First National shareholders.
      6.13. EMPLOYEE MATTERS. (a) CFC and First National agree to cooperate and use reasonable efforts to develop staffing plans which will result in the retention of as many First National managers and employees as is practical (as determined by CFC). CFC agrees that First National employees shall also be eligible for consideration for any other available positions for which they are qualified at CFC and its subsidiaries. CFC agrees that those former First National employees who are employed by CFC or its subsidiaries immediately following the Closing Date: (i) will be eligible to participate in CFC Benefit Plans; and (ii) will receive past service credit for eligibility and vesting (but not benefit accrual) purposes under CFC qualified retirement plans for years of service with First National. CFC agrees that First National may elect to fully vest its employees under some or all First National Benefit Plans prior to consummation of the Merger. Any First National Benefit Plans that are intended to be qualified under Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code will be terminated by proper action of the Board of Directors of First National prior to the Effective Time. From and after the Effective Time, CFC agrees to provide credit for service as required by the Health Insurance Portability and Accountability Act of 1996, as amended, for purposes of determining any preexisting condition exclusion that may apply to an employee of First National who becomes covered by a medical plan sponsored by CFC.

      (b) Except as set forth on Schedule 3.19, as of the Closing Date, there will be no contract, agreement, plan or arrangement covering any person that provides for the payment of an amount that would not be deductible to CFC by reason of Section 280G or any other provision of the Code.
      6.14. DIRECTORS. Upon closing, CFC will nominate and elect James H. Grantham to the Board of Directors of CFB, and will nominate and re-elect him for a period of at least five years.
      6.15. CHARITABLE CONTRIBUTIONS. CFC shall honor First National's obligations to make the charitable contributions set forth on Schedule 6.15 (which contributions shall not exceed $15,000 annually).
      6.16. AGREEMENTS WITH FIRST NATIONAL OFFICERS. (a) Upon closing, CFB shall enter into a consulting agreement with James H. Grantham in substantially the form set forth on Schedule 6.16 (the "Consulting Agreement"). Upon Closing, Carolina First Bank shall employ James H. Grantham at his current salary and benefits through December 31, 1998.
      (b) CFB shall offer J. Rodger Anthony a senior position with CFB, with responsibility for the geographic area currently targeted by Mr. Anthony.
      6.17. PROHIBITED ACTIONS. (a) Except as expressly provided in this Reorganization Agreement, as agreed to by CFC or as required by applicable law, rules or regulations (including the fiduciary duties of the First National directors under applicable law), during the period from the date of this Reorganization Agreement to the Effective Time, First National shall (i) take no action which would adversely affect or delay the ability of the parties hereto to obtain any necessary Regulatory Approvals or Authorizations required for the transactions contemplated hereby or to perform its covenants and agreements on a timely basis under this Reorganization Agreement and (ii) take no action that could reasonably be expected to have a Material Adverse Effect on First National.
      (b) Except as expressly provided in this Reorganization Agreement, as agreed to by First National or as required by applicable law, rules or regulations, during the period from the date of this Reorganization Agreement to the Effective Time, CFC shall, and shall cause its subsidiaries to, (i) take no action which would adversely affect or delay the ability of the parties hereto to obtain any necessary Regulatory Approvals or Authorizations required for the transactions contemplated hereby or to perform its covenants and agreements on a timely basis under this Reorganization Agreement and (ii) take no action that could reasonably be expected to have a Material Adverse Effect on CFC.


       SECTION VII.   CONDITIONS TO CFC'S AND CFB'S OBLIGATIONS TO CLOSE

      The obligations of CFC and CFB to consummate the transactions contemplated in this Reorganiza tion Agreement are subject to the satisfaction of the following conditions at or before the Closing Date:
      7.1. PERFORMANCE OF ACTS AND REPRESENTATIONS BY FIRST NATIONAL. Each of the acts and undertakings of First National to be performed on or before the Closing Date pursuant to the terms of this Reorganization Agreement shall have been duly authorized and duly performed, and each of the representations and warranties of First National set forth in this Reorganization Agreement shall be true in all material respects on the Closing Date, except as to transactions contemplated by this Reorganization Agreement or representations which are as of a specific date.
      7.2. OPINION OF COUNSEL FOR FIRST NATIONAL. First National shall have furnished CFC with an opinion of its counsel, dated as of the Closing Date, and in form and substance reasonably satisfactory to CFC and its counsel, to the effect that, except as disclosed herein: (i) First National is duly organized, validly existing and in good standing under the laws of the United States of America; (ii) the consummation of the transactions contemplated by this Reorganization Agreement will not (A) violate any provision of First National's Articles of Association or Bylaws, as applicable, (B) violate any provision of, result in the termination of, or result in the acceleration of any obligation under, any agreement listed on Schedule 3.18 or any order, arbitration award, judgment or decree known to counsel to which First National is a party, or by which it is bound, except as such would not, in the aggregate, have a Material Adverse Effect, except as disclosed on schedules to the Reorganization Agreement, or (C) violate or conflict with any other restriction of any kind or character of which such counsel has knowledge and to which First National is subject; (iii) all of the shares of First National Common Stock are validly authorized and issued, fully paid and non-assessable

(except as provided in Section 55 of the National Bank Act); (iv) First National has the legal right and power, and all authorizations and approvals required by law, to enter into this Reorganization Agreement, and to consummate the transactions contemplated herein and all applicable regulatory waiting periods have passed; (v) other than filings and registrations required under applicable law to be made by CFC or CFB, all filings and registrations with, and notifications to, all Federal and state authorities required on the part of First National for the consummation of the Merger have been made; (vi) First National has full corporate power and authority to enter into this Reorganization Agreement, and this Reorganization Agreement has been duly authorized, executed and delivered by First National and constitutes a valid and legally binding obligation of First National enforceable against First National in accordance with its terms, except as such enforceability may be limited by
(x) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors of FDIC-insured institutions or the relief of debtors generally, (y) laws relating to the safety and soundness of depository institutions, and (z) general principles of equity; and (vii) to the best knowledge of such counsel, no material suit or proceeding is pending or threatened against First National or other parties which would have a Material Adverse Effect on First National's business or properties or its ability to make the representations and warranties and perform the obligations set forth herein.
      7.3. CONDUCT OF BUSINESS. There shall have been no Material Adverse Event with respect to First National from the date hereof through the Closing Date.
      7.4. CONSENTS. All Regulatory Approvals and other authorizations necessary, in the reasonable opinion of counsel for CFC, to the consummation of the transactions contemplated hereby shall have been obtained, and no governmental agency or department or judicial authority shall have issued any order, writ, injunction or decree prohibiting the consummation of the transactions contemplated hereby. Regulatory Approvals shall have been obtained without the imposition of any condition or requirement that, in the reasonable judgment of CFC, renders the consummation of this transaction unduly burdensome (excluding conditions or requirements that are typically imposed in transactions of the type contemplated herein).
      7.5. CERTIFICATE. CFC shall have been furnished with such certificates of officers of First National, in form and substance reasonably satisfactory to CFC, dated as of the Closing Date, certifying to such matters as CFC may reasonably request, including but not limited to the fulfillment of the conditions specified in this Section VII.
      7.6. SHAREHOLDER APPROVAL. The Shareholder Approval shall have been obtained.
      7.7. SECURITIES LAWS. The Registration Statement shall have been declared effective. No order suspending the sale of the shares of CFC Common Stock in any jurisdiction shall have been issued, and no proceedings for that purpose shall have been instituted.
      7.8. FIRST NATIONAL ALLOWANCE. Immediately prior to Closing, the First National Allowance shall not be less than 1.1% of the total First National loans then outstanding, unless required otherwise by GAAP or applicable law.
      7.9. CONSULTING AGREEMENT. The Consulting Agreement shall have been executed.
      7.10. LIMIT ON DISSENT. The holders of 10% or more of the First National Common Stock outstanding at the time of the Shareholders' Meeting shall not have dissented to the Merger by demanding payment for fair value of their shares in the manner provided by 12 U.S.C.A. ss.214a.
      7.11. POOLING OF INTERESTS. CFC shall have received reasonable assurance from KPMG Peat Marwick that the Merger will qualify for pooling of interests accounting treatment under general accepted accounting practices.


     SECTION VIII. CONDITIONS TO THE OBLIGATION OF FIRST NATIONAL TO CLOSE

      The obligation of First National to consummate the transactions contemplated in this Reorganization Agreement is subject to the satisfaction of the following conditions at or before the Closing Date:
      8.1. PERFORMANCE OF ACTS AND REPRESENTATIONS BY CFC AND CFB. Each of the acts and undertakings of CFC and CFB to be performed on or before the Closing Date pursuant to the terms of this Reorganization Agreement shall have been duly authorized and duly performed, and each of the representations and warranties of CFC and CFB set forth in this Reorganization Agreement shall be true in all material respects on the Closing Date, except as to transactions contemplated by this Reorganization Agreement or representations which are as of a specific date.
      8.2. OPINION OF COUNSEL FOR CFC. CFC shall have furnished First National with an opinion of its counsel, dated as of the Closing Date, and in form and substance reasonably satisfactory to First National and its counsel, to the effect that, except as disclosed herein: (i) CFC and CFB are duly organized, validly existing and in good standing under the laws of the State of South Carolina; (ii) the consummation of the transactions contemplated by this Reorganization Agreement will not (A) violate any provision of CFC's or CFB's Articles of Incorporation or Bylaws, (B) violate any provision of, result in the termination of, or result in the accelera tion of any obligation under, any mortgage, lien, lease, franchise, license, permit, agreement, instrument, order, arbitration award, judgment or decree known to counsel to which CFC or CFB is a party, or by which it is bound, except as such would not, in the aggregate, have a Material Adverse Effect on the business or financial condition of CFC, or (C) violate or conflict with any other restriction of any kind or character of which such counsel has knowledge and to which CFC or CFB is subject; (iii) all of the shares of CFC Common Stock to be issued in connection with the Merger will be, when issued, validly authorized and issued, fully paid and non-assessable; (iv) CFC and CFB have the legal right and power, and all authorizations and approvals required by law, to enter into this Reorganization Agreement, and to consummate the transactions contemplated herein and all applicable regulatory waiting periods have passed; (v) all filings and registrations with, and notifications to, all Federal and state authorities required on the part of First National for the consummation of the Merger have been made; (vi) CFC and CFB have full corporate power and authority to enter into this Reorganization Agreement, and this Reorganization Agreement has been duly authorized, executed and delivered by CFC and CFB and constitutes a valid and legally binding obligation of CFC and CFB enforceable against CFC and CFB in accordance with its terms, except as such enforceability may be limited by (x) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors of FDIC-insured institutions or the relief of debtors generally, (y) laws relating to the safety and soundness of depository institutions, and (z) general principles of equity; (vii) to the best knowledge of such counsel, no material suit or proceeding is pending or threatened against CFC or other parties which would have a Material Adverse Effect on CFC's business or properties or its abilities to make the representations and warranties and perform the obligations set forth herein, and (viii) the Registration Statement became effective on [date] and no stop order suspending the effectiveness of the Registration Statement or any part thereof has been issued and no proceedings for that purpose have been instituted or are pending under the Securities Act.
      8.3. CONDUCT OF BUSINESS. There shall have been no Material Adverse Event with respect to CFC or CFB from the date hereof through the Closing Date.
      8.4. CONSENTS. All Regulatory Approvals or other authorizations necessary, in the reasonable opinion of counsel for First National, to the consummation of the transactions contemplated hereby shall have been obtained, and no governmental agency or department or judicial authority shall have issued any order, writ, injunction or decree prohibiting the consummation of the transactions contemplated hereby. Approvals of all applicable regulatory agencies shall have been obtained without the imposition of any condition or requirements that, in the reasonable judgment of First National, renders the consummation of this transaction unduly burdensome (excluding conditions or requirements that are typically imposed in transactions of the type contemplated herein).
      8.5. CERTIFICATE. First National shall have been furnished with such certificates of officers of CFC and CFB, in form and substance reasonably satisfactory to First National, dated as of the Closing Date, certifying to such matters as First National may reasonably request, including but not limited to the fulfillment of the conditions specified in this Section VIII.
      8.6. TAX OPINION. First National shall have received from Wyche, Burgess, Freeman & Parham, P.A. a tax opinion, reasonably satisfactory to First National, opining, subject to reasonable qualifications, that the Merger shall, upon compliance with reasonable conditions, qualify as a tax-free reorganization under Section 368(a) of the Code.
      8.7. SHAREHOLDER APPROVAL. The Shareholder Approval shall have been obtained.

      8.8. SECURITIES LAWS. The Registration Statement shall have been declared effective. No order suspending the sale of the shares of CFC Common Stock in any jurisdiction shall have been issued, and no proceedings for that purpose shall have been instituted.
      8.9. CONSULTING AGREEMENT. The Consulting Agreement shall have been executed.


                           SECTION IX.   TERMINATION

      9.1. TERMINATION. This Reorganization Agreement may be terminated at any time prior to the Closing Date:
            (a)   by mutual consent of the parties;
            (b) by either CFC or First National, at that party's option, (A) if a permanent injunction or other order (including any order denying any required regulatory consent or approval) shall have been issued by any Federal or state court of competent jurisdiction in the United States or by any United States Federal or state governmental or regulatory body, which order prevents the consummation of the transactions contemplated herein, or (B) if the Shareholder Approval is not received at the Shareholder Meeting;
            (c) by either CFC or First National if the other party (or any of its subsidiaries) has failed to comply with the agreements or fulfill the conditions contained herein, provided, however, that any such failure of compliance or fulfillment must result in a Material Adverse Event and the breaching party must be given notice of the failure to comply and a reasonable period of time to cure; or
            (d) by either CFC or First National as set forth in Section 2.2 hereof.

                         SECTION X.   INDEMNIFICATION

      10.1. INFORMATION FOR APPLICATION AND STATEMENTS. Each of CFC and First National represents and warrants that all information concerning it which is or will be included in any statement and application made to any governmental agency (including the Registration Statement) in connection with the transactions contemplated by the Agreement shall be true and correct in all material respects and shall not omit any material fact required to be stated therein or necessary to make the statements made, in light of the circumstances under which they were made, not misleading. Each of CFC and First National so representing and warranting will indemnify and hold harmless the other, each of its directors and officers, who controls the other within the meaning of the Securities Act, from and against any and all losses, claims, damages, expenses or liabilities to which any of them may become subject under applicable laws and rules and regulations thereunder and will reimburse them for any legal or other expenses reasonably incurred by them in connection with investigating or defending any actions whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any such application or statement or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing by the representing and warranting party expressly for use therein. Each of CFC and First National agrees, at any time upon the request of the other, to furnish to the other a written letter or statement confirming the accuracy of the information contained in any proxy statement, registration statement, report or other application or statement, or in any draft of any such document, and confirming that the information contained in such document or draft was furnished expressly for use therein or, if such is not the case, indicating the inaccuracies contained in such document or draft or indicating the information not furnished expressly for use therein. The indemnity agreement contained in this Section X shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of the other party.
      10.2. INDEMNIFICATION OF OFFICERS AND DIRECTORS. (a) CFC covenants and agrees that it will cause each person who is an officer or director of First National (an "Indemnitee") on the Closing Date to be indemnified for any costs and expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") arising out of such person's service as an officer or director of First National to the fullest extent to which such indemnification is permitted under the Articles of Incorporation and Bylaws of CFC in effect on the date hereof (except that this provision shall not be construed so as to cause CFC to violate applicable law). Except for expenses associated with claims described in the immediately succeeding sentence and except for, in particular, expenses associated with any claims or threatened or actual litigation between Indemnitees and CFC, CFC, upon request of such Indemnitees, shall advance expenses in connection with such indemnification, provided that such advancement need be made if and only to the extent that such advancement would have been proper under Section 33-8-530 if such Indemnitees had been directors or officers of CFC. Notwithstanding the foregoing or anything to the contrary herein, this indemnification shall not cover any breach of a First National Indemnitee's fiduciary duty which breach shall constitute a breach by First National of this Reorganization Agreement and which breach is the subject of a lawsuit between CFC and such Indemnitee. The provisions of this Section X shall survive the closing and shall be enforceable directly by each officer and director of First National benefited by this
Section X.
      (b) Any Indemnitee wishing to claim indemnification under this Section X, upon learning of such claims or liabilities, shall promptly notify CFC thereof; provided, that the failure so to notify shall not affect the obligations of CFC hereunder unless such failure materially increases CFC's liability hereunder. In the event of any litigation giving rise to a claim hereunder, (i) CFC shall have the right to assume the defense thereof, if it so elects, and CFC shall pay all reasonable fees and expenses of counsel for the Indemnitees promptly as statements therefor are received; provided, however, that CFC shall be obligated pursuant to this Section to pay for only one firm of counsel for all Indemnitees in any jurisdiction for any single action, suit or proceeding or any group of actions, suits or proceedings arising out of or related to a common body of facts, (ii) the Indemnitees shall cooperate in the defense of any such matter,
(iii) CFC shall not be liable for any settlement effected without its prior written consent and (iv) CFC shall have no obligation hereunder in the event a Federal banking agency or a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of an Indemnitee in the manner contemplated hereby is prohibited by applicable law.
      10.3. INSURANCE. First National and CFC shall use their reasonable best efforts to maintain First National's existing directors' and officers' liability insurance policy (or a policy, similar to First National's existing policy, providing comparable coverage on terms no less favorable) past the Closing Date covering persons who are currently covered by such insurance; provided that CFC or First National shall not make a premium payment in respect of such policy (or replacement policy) which exceeds $25,000 and provided further that First National and CFC shall obtain the maximum amount of such coverage as can be obtained by paying a premium of $25,000. CFC shall take no action to terminate prematurely such policy.


                          SECTION XI.   MISCELLANEOUS

      11.1. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties contained in this Reorganization Agreement, or in any other documents delivered pursuant hereto, shall survive the Closing of the transactions contemplated hereby for one year. Notwithstanding any investigation made by or on behalf of the parties, whether before or after Closing Date, the parties shall be entitled to rely upon the representations and warranties given or made by the other party(ies) herein.
      11.2. ENTIRE AGREEMENT. This Reorganization Agreement, including any schedules, exhibits, lists and other documents referred to herein which form a part hereof, contains the entire agreement of the parties with respect to the subject matter contained herein and there are no agreements, warranties, covenants or undertakings other than those expressly set forth herein.
      11.3. BINDING AGREEMENT. This Reorganization Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that the Agreement shall not be assigned by any of the parties hereto without the prior written consent of the other parties hereto.

      11.4. NOTICES. Any notice given hereunder shall be in writing and shall be deemed delivered and received upon reasonable proof of receipt. Unless written designation of a different address is filed with each of the other parties hereto, notice shall be transmitted to the following addresses:

      For CFC/CFB:               William S. Hummers III
                                 Carolina First Corporation
                                 102 South Main Street
                                 Greenville, South Carolina  29601
                                 Fax: 864-239-4605

      Copy to:                   William P. Crawford, Jr.
                                 Wyche, Burgess, Freeman & Parham, P.A.
                                 Post Office Box 728
                                 Greenville, South Carolina  29602
                                 Fax: 864-242-8324

      For First National:        James H. Grantham
                                 First National Bank of Pickens County
                                 Post Office Box 289
                                 Easley, South Carolina 29641-0289
                                 Fax: 864-855-8222

      Copies to:                 George S. King, Jr.
                                 Sinkler & Boyd
                                 Post Office Box 11889
                                 Columbia, South Carolina 29211
                                 Fax: 803-765-1243

      11.5. COUNTERPARTS. This Reorganization Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
      11.6. HEADINGS. The section and paragraph headings contained in this Reorganization Agreement are for reference purposes only and shall not affect in any way the meaning or interpretations of this Reorganization Agreement.
      11.7. LAW GOVERNING. This Reorganization Agreement shall be governed by and construed in accordance with the laws of the State of South Carolina.
      11.8. AMENDMENT. This Reorganization Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties.
      11.9. WAIVER. Any term, provision or condition of this Reorganization Agreement (other than that required by law) may be waived in writing at any time by the party which is entitled to the benefits thereof.

                                  END OF PAGE

      IN WITNESS WHEREOF, this Reorganization Agreement has been duly entered as of the date first written above.

WITNESS:
                                        CAROLINA FIRST CORPORATION


/s/                               By: /s/ William S. Hummers III
-------------------------             ------------------------------------------
/s/                                     William S. Hummers III
-------------------------               Executive Vice President



                                        CAROLINA FIRST BANK


/s/                               By: /s/ William S. Hummers III
-------------------------             ------------------------------------------
/s/                                     William S. Hummers III
-------------------------               Executive Vice President



                                        FIRST NATIONAL BANK OF PICKENS COUNTY


/s/                               By:  /s/ James H. Grantham
-------------------------             -----------------------------------------
/s/                                     James H. Grantham
-------------------------               Chairman of the Board

Schedules to the Reorganization Agreement omitted but will be provided to the Commission upon request.

              APPENDIX A TO AGREEMENT AND PLAN OF REORGANIZATION
                               PLAN OF MERGER OF
                     FIRST NATIONAL BANK OF PICKENS COUNTY
                                 WITH AND INTO
                              CAROLINA FIRST BANK


      Pursuant to this Plan of Merger (the "Plan of Merger"), First National Bank of Pickens County ("First National"), a national banking association headquartered in Easley, South Carolina, shall be merged with and into Carolina First Bank ("CFB"), a South Carolina banking corporation headquartered in Greenville, South Carolina.


                           ARTICLE  I.  DEFINITIONS

      The capitalized terms set forth below shall have the indicated meanings. Defined terms used herein, and not otherwise defined herein, shall have the meanings ascribed to such terms in the Reorganization Agreement.

      1.1. "Articles of Merger" shall mean the Articles of Merger to be executed by CFB and First National in a form appropriate for filing with the Secretary of State of South Carolina, relating to the effective consummation of the Merger.

      1.2. "BCA" shall mean the South Carolina Business Corporation Act of 1988, as amended.

      1.3. CFB shall mean Carolina First Bank, a South Carolina corporation and a wholly-owned subsidiary of Carolina First Corporation ("CFC").

      1.4. "CFC Common Stock" shall mean the common stock, par value $1.00 per share, of CFC.

      1.5. "Conversion Ratio" shall mean the number of shares of CFC Common Stock issuable in exchange for one share of First National Common Stock, as calculated pursuant to Section 3.1 hereof.

      1.6. "Effective Time" shall mean the date and time which the Merger becomes effective as more particularly set forth in Section 2.2 hereof. Subject to the terms and conditions hereof, the Effective Time shall be such time on such date as CFC shall notify First National in writing not less than five days prior thereto, which date shall not be more than 30 days after all conditions have been satisfied or waived in writing.

      1.7. "Fair Market Value" shall mean the average of the closing prices as quoted on the Nasdaq National Market for CFC Common Stock for the twenty days in which CFC Common Stock was traded immediately prior to the Closing Date; provided, however, if prior to the Effective Time, any other Person shall have publicly announced an intention to acquire control of CFC by merger or otherwise or CFC shall have publicly acknolwedged that it is seeking to be acquired by another Person or is discussing being acquired by another Person, then the average of the Closing Prices as quoted on the Nasdaq National Market for CFC Common Stock for the 20 days for which the CFC Common Stock was traded immediately prior to such announcement or acknowledgement shall be determined and, if such average is less than the average determined pursuant to the first clause of this sentence, then the smaller average shall be the Fair Market Value.

      1.8. "First National Common Stock" shall mean the common stock, par value $2.50 per share, of First National.

      1.9. "Merger" shall mean the merger of First National with and into CFB as more particularly set forth herein and in the Reorganization Agreement.

      1.10.  "OCC" shall mean the Office of the Comptroller of the Currency.

      1.11. "Person" shall mean an individual, a partnership, a corporation, a commercial bank, an industrial bank, a savings association, a savings bank, a limited liability company, an association, a joint stock company, a trust, a business trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

      1.12. "Reorganization Agreement" shall mean the Reorganization Agreement among CFC, CFB, and First National dated as of the date hereof, to which this Plan of Merger is attached as Appendix A.

      1.13. "Rights" shall mean warrants, calls, commitments, options, rights (whether stock appreciation rights, conversion rights, exchange rights, profit participation rights, or otherwise), securities or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, and other arrangements or commitments which obligate a Person to issue, otherwise cause to become outstanding, sell, transfer, pledge, or otherwise dispose of any of its capital stock or other ownership interests, or any voting rights thereof or therein, or to pay monetary sums by reference to the existence or market valuation, or in lieu and place, of any of its capital stock or ownership interests therein.

      1.14. "Shareholder Approvals" shall mean, as the context may require, the duly authorized written consent of CFC to the merger of First National with and into CFB; and the approval by the requisite vote of the shareholders of First National at the Shareholders' Meeting of the merger of First National with and into CFB, all in accordance with the Reorganization Agreement and this Plan of Merger.

      1.15. "Shareholders' Meeting" shall mean the meeting of the shareholders of First National at which the Merger shall be voted upon.

      1.16. "Surviving Corporation" shall mean CFB after consummation of the Merger.

                            ARTICLE II.  THE MERGER

      2.1. Merger. At the Effective Time, subject to the terms and conditions of the Reorganization Agreement and this Plan of Merger, First National shall merge with and into CFB, the separate existence of First National shall cease, and CFB (the "Surviving Corporation") shall survive and the name of the Surviving Corporation shall be "Carolina First Bank". By virtue of the Merger and without any action on the part of the holders thereof, each of the shares of First National Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares held by First National, in each case other than in a fiduciary capacity or as a result of debts previously contracted (the "Excluded Shares")) shall be converted into the right to receive the Merger Consideration referenced in Article III below. Each of the shares of CFB capital stock and any shares of any CFB subsidiary outstanding immediately prior to the Effective Time shall continue to be issued and outstanding, and shall not be converted, exchanged or altered in any manner as a result of the Merger.

      2.2. Effective Time. The Merger shall become effective on the date and at the time specified in the Articles of Merger, and in the form to be filed with the Secretary of State of the State of South Carolina.

      2.3. Capitalization. The number of authorized shares of capital stock of the Surviving Corporation shall be the same as immediately prior to the Merger.

      2.4. Articles of Incorporation. The articles of incorporation of CFB as in effect at the Effective Time shall be and remain the articles of incorporation of the Surviving Corporation.

      2.5. Bylaws. The Bylaws of CFB, as in effect at the Effective Time, shall continue in full force and effect as the bylaws of the Surviving Corporation until otherwise amended as provided by law or by such bylaws.

      2.6. Properties and Liabilities of First National and CFB; Management. At the Effective Time, the separate existence and corporate organization of First National shall cease, and CFB shall thereupon and thereafter, to the extent consistent with applicable law and with its articles of incorporation and the changes, if any, provided by the Merger, possess all the rights, privileges, immunities, liabilities and franchises, of a public as well as a private nature, of First National without further act or deed. The directors and officers of CFB in office immediately prior to the Merger's becoming effective shall be the directors and officers of the Surviving Corporation, together with such additional directors and officers as may thereafter be elected, who shall hold office until such time as their successors are elected and qualified.

                       ARTICLE III. MERGER CONSIDERATION

      3.1. Merger Consideration. In connection with the Merger, each share of First National Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be exchanged for and converted into shares of CFC Common Stock (the "Conversion Ratio") having an aggregate value of $750.08 (with the CFC Common Stock being valued at the Fair Market Value). Notwithstanding the foregoing, in the event that the Effective Time is after September 30, 1998, the aggregate value of CFC Common Stock to be issued in exchange for each share of First National Common Stock will be $769.89.

      3.2. CFB Common Stock. None of the shares of CFB shall be converted in the Merger and the capitalization of CFB after the Merger shall remain unchanged.

      3.3. Authorized or Treasury Shares. Any and all shares of First National Common Stock held as treasury shares by First National or authorized but unissued shares shall be canceled and retired at the Effective Time, and no consideration shall be issued or given in exchange therefor.

      3.4. Fractional Shares. No fractional shares of CFC Common Stock will be issued as a result of the Merger. In lieu of the issuance of fractional shares pursuant to Section 3.1 hereof, cash will be paid to the holders of the First National Common Stock in respect of any fractional share that would otherwise be issuable based on the Fair Market Value.

      3.5. Excluded Shares. Each of the Excluded Shares shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

      3.6. Equitable Adjustments. In the event of any change in the outstanding CFC Common Stock by reason of a stock dividend, stock split, stock consolidation, recapitalization, reorganization, merger, split up or the like, the Conversation Ratio and all stock prices set forth in this Article III shall be appropriately adjusted so as to preserve, but not increase, the benefits of this Plan of Merger to the holders of First National Common Stock.

      3.7. Transfers. At the Effective Time, the stock transfer books of First National shall be closed and no transfer of First National Common Stock shall thereafter be made or recognized. Any other provision of this Plan of Merger notwithstanding, none of the parties to the Reorganization Agreement or any affiliate of the foregoing shall be liable to a holder of First National Common Stock for any amount paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat, or similar law.


              ARTICLE IV.  EXCHANGE OF COMMON STOCK CERTIFICATES

      4.1. Issuance of CFC Certificates; Cash for Fractional Shares. As soon as practicable after the Effective Time (but in no event more than five days after the Effective Time), CFC or its transfer agent (in such capacity, the "Exchange Agent") shall mail, or cause to be mailed, and otherwise make available to each record holder of First National Common Stock, a form of the letter of transmittal and instructions for use in effecting surrender and exchange of certificates which immediately before the Effective Time represented shares of First National Common Stock ("Certificates") for payment therefor. Upon receipt of such notice and transmittal form, each holder of Certificates at the Effective Time shall surrender the Certificate or Certificates to the Exchange Agent, and shall promptly upon surrender receive in exchange therefor the Merger Consideration provided in Article III of this Plan of Merger. If any portion of the payment to be made upon surrender and exchange of a Certificate is to be paid to a person other than the person in whose name the Certificate is registered, it shall be a condition of such payment that the Certificate shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay in advance any transfer or other taxes or establish to the satisfaction of CFC that no such tax is applicable. Upon surrender, each Certificate shall be canceled. In addition, Certificates surrendered for exchange by any person constituting an affiliate of First National for purposes of Rule 145(c) under the Securities Act of 1933, as amended (the "Securities Act"), shall not be exchanged for certificates representing shares of CFC Common Stock until CFC has received the written agreement from such person as provided for in Section 6.4 of the Reorganization Agreement. Adequate provisions shall be made to permit Certificates to be surrendered and exchanged in person not later than the business day following the Effective Time.

      4.2. Authorized Withholdings. CFC shall not be obligated to deliver the consideration to which any former holder of First National Common Stock is entitled as a result of the Merger until such holder surrenders his or her certificate or certificates representing the shares of First National Common Stock for exchange as provided in this Article IV, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond as may be reasonably required in each case by CFC or First National. In addition, no dividend or other distribution payable to the holders of record of CFC Common Stock as of any time subsequent to the Effective Time shall be paid to the holder of any certificate representing shares of First National Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1 above. However, upon surrender of the First National Common Stock certificate both the CFC Common Stock certificate, together with all such withheld dividends or other distributions and any withheld cash payments in respect of fractional share interest, but without any obligation for payment of interest by such withholding, shall be delivered and paid with respect to each share represented by such certificate.

      4.3. Limited Rights of Former First National Shareholders. After the Effective Time, each outstanding certificate representing shares of First National Common Stock prior to the Effective Time shall be deemed for all corporate purposes (other than voting and the payment of dividends and other distributions to which the former shareholder of First National Common Stock may be entitled) to evidence only the right of the holder thereof to surrender such certificate and receive the requisite number of shares of CFC Common Stock in exchange therefor (and cash in lieu of fractional shares) as provided in this Plan of Merger.

                  ARTICLE V.  STOCK OPTIONS AND OTHER RIGHTS

      5.1. Options. There are no Rights to purchase First National Common Stock or securities convertible into First National Common Stock.

                          ARTICLE VI.  MISCELLANEOUS

      6.1. Conditions Precedent. Consummation of the Merger is conditioned upon the fulfillment of the conditions precedent set forth in Section VII and Section VIII of the Reorganization Agreement, subject to waiver of any such conditions, if appropriate, as provided thereunder.

      6.2. Termination. This Plan of Merger may be terminated at any time prior to the Effective Time as provided in Section IX of the Reorganization Agreement.

      6.3. Amendments. To the extent permitted by law, this Plan of Merger may be amended by a subsequent writing signed by all of the parties to the Reorganization Agreement upon the approval of the board of directors of each of the parties thereto; provided, however, that this Plan of Merger may not be amended after the Shareholders' Meeting except in accordance with applicable law.
                                     A-4

                                                                         Annex B
              [ORR MANAGEMENT COMPANY LETTERHEAD]


June 22, 1998



Members of the Board:

You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the stockholders, ("Company Common Stock"), of First National Bank of Pickens County (the "Company") of the consideration to be received by such stockholders in the proposed merger (the "Merger") of the Company with Carolina First Corporation ("Acquiror") pursuant to an Agreement and Plan of Reorganization (the "Merger Agreement"), between the Company and Acquiror. Upon the effectiveness of the Merger, each issued and outstanding share of Company Common Stock (other than shares owned by stockholders who properly exercise dissenters' rights) will be converted into shares having an aggregate value of $750.08 (with the Acquiror's Stock valued at the Fair Market Value). Notwithstanding the foregoing, in the event that the Effective Time is after September 30, 1998, the aggregate value of the Acquiror's Common Stock to be issued in exchange for each share of the Company Common Stock will be $769.89 (the "Merger Consideration").

In connection with rendering our opinion, we have reviewed and analyzed, among other things, the following: (i) the Merger Agreement; (ii) certain publicly available information concerning the Company and Acquiror, including the Annual Reports on Form 10-K of the Company for each of the years in the three year period ended December 31, 1995-1997 and of the Acquiror for each of the years in the three year period ended December 31, 1995-1997, the Quarterly Reports on Form 10-Q of the Company and Acquiror for the quarter ended March 31, 1998,
(iii) certain available financial forecasts concerning the business and operations of the Company and Acquiror that were prepared by management of the Company and Acquiror, respectively, and (iv) certain publicly available information with respect to other companies that we believe to be comparable in certain respects to the Company and Acquiror and the trading markets for such other companies' securities. We have held discussions with certain officers and employees of the Company and Acquiror to discuss the past and current business operations, financial condition and prospects of the Company and Acquiror, as well as matters we believe relevant to our inquiry. We have also considered other information, financial studies, analyses, investigations and financial, economic and market criteria that we deemed relevant.

In our review and analysis, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided us, or that is publicly available, and have not attempted independently to verify nor assumed responsibility for verifying any such information. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company or Acquiror, as the case may be, and we express no opinion with respect to such forecasts or the assumptions on which they are based. We have not made or obtained or assumed any responsibility for making or obtaining any independent evaluations or appraisals of any of the assets (including properties and facilities) or liabilities of the Company or Acquiror.

In conducting our analysis and arriving at our opinion as expressed herein, we have considered such financial and other factors that we have deemed appropriate under the circumstances, including the following: (i) the historical and current financial position and results of operations of the Company and Acquiror; (ii) the historical and current market for the equity securities of the Company, Acquiror and other companies that we believe to be comparable in certain respects to the Company or Acquiror; (iii) the nature and terms of certain other acquisition transactions that we believe to be relevant; and (iv) the current and historical relationships between the trading levels of the Company Common Stock and Acquiror Common Stock. We have taken into account our assessment of general economic, market and financial conditions and our knowledge of the banking industry, as well as our experience in connection with similar transactions and securities valuation generally. Our opinion is based upon conditions as they exist and can be evaluated on the date hereof, and we assume no responsibility to update or revise our opinion based upon circumstance or events occurring after the date hereof. Our opinion expressed below does not imply any conclusion as to the likely trading range for Acquiror Common Stock following the consummation of the Merger, which may vary depending upon, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions and factors that generally influence the price of securities. Our opinion does not address the Company's underlying business decision to effect the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration and does not constitute a recommendation concerning how holders of Company Common Stock should vote with respect to the Merger Agreement. Orr Management Company was requested to solicit third-party offers to acquire all of the Company immediately preceding or in connection with the process resulting in the proposed Merger and Orr Management Company did participate in the discussions and negotiations with respect to the proposed Merger. Our opinion does not address the fairness, from a financial point of view, of any Exchange Ratio that may be agreed upon by the Company and Acquiror pursuant to the provision of the Merger Agreement that provides for renegotiation of the Exchange Ratio.

In rendering our opinion we have assumed that in the course of obtaining the necessary regulatory approvals for the Merger no restrictions will be imposed that would have a material adverse affect on the contemplated benefits of the Merger to the Company following the Merger. We understand that the Merger will qualify as a tax-free reorganization under the Internal Revenue Code and that, for accounting purposes, the Merger will be accounted for as a pooling of interests.

We will receive a fee from the Company for delivery of this fairness opinion, the payment of which is contingent upon consummation of the Merger.

Subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the stockholders is fair to such holders from a financial point of view.

Very truly yours,

\s\ Orr Management Company
Orr Management Company

                                                                         ANNEX C

                              DISSENTERS' RIGHTS

SS. 214A. PROCEDURE FOR CONVERSION, MERGER, OR CONSOLIDATION; VOTE OF
STOCKHOLDERS

      A national banking association may, by vote of the holders of at least two-thirds of each class of its capital stock, convert into, or merge or consolidate with, a State bank in the same State in which the national banking association is located, under a State charter, in the following manner:

(A) APPROVAL OF BOARD OF DIRECTORS; PUBLICATION OF NOTICE OF STOCKHOLDERS MEETING; WAIVER OF PUBLICATION; NOTICE BY REGISTERED OR CERTIFIED MAIL

      The plan of conversion, merger, or consolidation must be approved by a majority of the entire board of directors of the national banking association. The bank shall publish notice of the time, place, and object of the shareholders' meeting to act upon the plan, in some newspaper with general circulation in the place where the principal office of the national banking association is located, at least once a week for four consecutive weeks:
PROVIDED, That newspaper publication may be dispensed with entirely if waived by all the shareholders and in the case of a merger or consolidation one publication at least ten days before the meeting shall be sufficient if publication for four weeks is waived by holders of at least two-thirds of each class of capital stock and prior written consent of the Comptroller of the Currency is obtained. The national banking association shall send such notice to each shareholder of record by registered mail or by certified mail at least ten days prior to the meeting, which notice may be waived specifically by any shareholder.

(B)   RIGHTS OF DISSENTING STOCKHOLDERS

      A shareholder of a national banking association who votes against the conversion, merger, or consolidation, or who has given notice in writing to the bank at or prior to such meeting that he dissents from the plan, shall be entitled to receive in cash the value of the shares held by him, if and when the conversion, merger, or consolidation is consummated, upon written request made to the resulting State bank at any time before thirty days after the date of consummation of such conversion, merger, or consolidation, accompanied by the surrender of his stock certificates. The value of such shares shall be determined as of the date on which the shareholders' meeting was held authorizing the conversion, merger, or consolidation, by a committee of three persons, one to be selected by majority vote of the dissenting shareholders entitled to receive the value of their shares, one by the directors of the resulting State bank, and the third by the two so chosen. The valuation agreed upon by any two of three appraisers thus chosen shall govern; but, if the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment as provided herein, such shareholder may within five days after being notified of the appraised value of his shares appeal to the Comptroller of the Currency, who shall cause a reappraisal to be made, which shall be final and binding as to the value of the shares of the appellant. If, within ninety days from the date of consummation of the conversion, merger, or consolidation, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller shall upon written request of any interested party, cause an appraisal to be made, which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal, or the appraisal as the case may be, shall be paid by the resulting State bank. The plan of conversion, merger, or consolidation shall provide the manner of disposing of the shares of the resulting State bank not taken by the dissenting shareholders of the national banking association.

                                                                         ANNEX D

                          CONDENSED SUMMARY OF EARNINGS
                               CAROLINA FIRST BANK
                                   (unaudited)

                                           Years Ended December 31,
                                   ------------------------------------------
                                           (dollars in thousands)
                                     1995             1996             1997
                                   --------         -------          --------

Interest income..................  $100,770         $114,195         $132,077
Interest expense.................    49,301           56,732           65,484
                                   --------          -------          -------
  Net interest income............    51,469           57,463           66,593

Provision for loan losses........     6,718            9,787            9,300
                                    -------            -----            -----

  Net interest income after provision
     for loan losses.............    44,751           47,676           57,293
                                   --------           ------           ------

Noninterest income...............    16,136           17,682           14,171
Noninterest expenses.............    44,457           46,399           47,321
                                    -------           ------           ------

  Income (loss) before income taxes  16,430           18,959           24,143

Income taxes.....................     5,827            7,016            8,699
                                    -------           ------           ------

  Net income (loss)..............  $ 10,603         $ 11,943         $ 15,444
                                   ========         ========         ========

                             CONDENSED BALANCE SHEET
                               CAROLINA FIRST BANK
                                   (unaudited)

                                               Years Ended December 31,
                                         -----------------------------------
                                              (dollars in thousands)
                                           1996                       1997
                                           ----                       ----

Assets:
  Cash and due from banks........         $86,312                   $67,098
  Interest-earning deposits with banks     26,037                    47,229
  Fed funds sold and resale agreements         --                   105,000
  Investment securities..........         243,182                   377,649
  Loans..........................       1,123,006                 1,488,816
   Less unearned income..........         (12,731)                   (7,431)
   Less allowance for loan losses         (11,146)                  (14,189)
                                       ----------                  --------
      Net loans..................       1,099,129                 1,467,196
  Premises and equipment.........          32,211                    38,548
  Intangible assets..............          14,175                    54,698
  Other assets...................          51,365                    60,254
                                         --------                 ---------
Total assets.....................     $ 1,552,411               $ 2,217,672
                                       ==========                 =========

Liabilities and stockholders' equity:
  Liabilities
    Deposits
      Noninterest-bearing........     $   194,685               $   230,755
      Interest bearing...........       1,092,583                 1,626,783
                                        ---------                 ---------
          Total deposits.........       1,287,268                 1,857,538
  Borrowed funds.................         128,228                   118,055
  Other liabilities..............          15,193                    25,929
                                     ------------              ------------
    Total liabilities............       1,430,689                 2,001,522
                                      -----------               -----------

Total stockholders' equity.......         121,722                   216,150
                                       ----------                ----------

Total liabilities and stockholders'
   equity                             $ 1,552,411               $ 2,217,672
                                        =========                 =========

PART-II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20: INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Reference is made to Chapter 8, Article 5 of Title 33 of the 1976 Code of Laws of South Carolina, as amended, which provides for indemnification of officers and directors of South Carolina corporations in certain instances in connection with legal proceedings involving any such persons because of being or having been an officer or director. Carolina First Corporation's Bylaws provide that the Corporation shall indemnify any individual made a party to a proceeding because he is or was a Director of the Corporation against liability incurred in the proceeding to the fullest extent permitted by law, and that the Corporation shall pay for or reimburse the reasonable expenses incurred by a Director who is a party to a proceeding in advance of final disposition of the proceeding to the fullest extent permitted by law. Carolina First Corporation has entered into indemnification agreements with each of its Directors, which make the above-referenced Bylaws provisions the basis of a contract between Carolina First Corporation and each director.

      Chapter 8, Article 5 of Title 33 of the 1976 Code of Laws of South Carolina, as amended, also permits a corporation to purchase and maintain insurance on behalf of a person who is or was an officer or director. Carolina First Corporation maintains directors' and officers' liability insurance.

      Reference is made to Chapter 2 of Title 33 of the 1976 Code of Laws of South Carolina, as amended, respecting the limitation in a corporation's articles of incorporation of the personal liability of a director for breach of the director's fiduciary duty. Reference is made to Carolina First Corporation's Articles of Amendment filed with the South Carolina Secretary of State on April 18, 1989 which state: "A director of the corporation shall not be personally liable to the corporation or any of its shareholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not be deemed to eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve gross negligence, intentional misconduct, or a knowing violation of laws,
(iii) imposed under Section 33-8-330 of the [South Carolina Business Corporation Act of 1988] (improper distribution to shareholder), or (iv) for any transaction from which the director derived an improper personal benefit."

ITEM 21: EXHIBITS

      (A)  LISTING OF EXHIBITS

Exhibit
2.1 --   Agreement and Plan of  Reorganization  entered into as of June 22, 1998
         between and among  Carolina First Bank,   Carolina   First  Corporation
         and  First   National:   Included   as  Annex  A  to  the  Proxy
         Statement/Prospectus.
3.1 -- Articles of Incorporation: Incorporated by reference to Exhibit 3.1 of Carolina First Corporation's Registration Statement on Form S-4, Commission File No. 33-57389.
3.2 --   Articles of Amendment dated June 1, 1997. Incorporated by reference to Exhibit 3.2 of Carolina First Corporation's Registration Statement on Form S-4 filed on July 30, 1997, Commission File No. 333-32459.
3.3 --   Amended and Restated Bylaws of Carolina First Corporation, as
         amended and restated as of December 18, 1996: Incorporated by reference to Exhibit 3.1 of Carolina First Corporation's Current Report on Form 8-K dated December 18, 1996, Commission File No. 0-15083.
4.1 --   Specimen Carolina First Corporation  Common Stock  certificate:
         Incorporated by reference to Exhibit 4.1 of Carolina First Corporation's Registration Statement on Form S-1, Commission
         File No. 33-7470.
4.2 --   Articles of Incorporation: Included as Exhibits 3.1 and 3.2.

4.2 --   Bylaws: Included as Exhibit 3.3.
4.3 --   Carolina First Corporation Amended and Restated Common Stock
         Dividend Reinvestment Plan: Incorporated by reference to the Prospectus in Carolina First Corporation's Registration Statement on Form S-3, Commission File No. 333-06975.
4.6 -- Amended and Restated Shareholder Rights Agreement: Incorporated by reference to Exhibit 4.1 of Carolina First Corporation's Current Report on Form 8-K dated December 18, 1996, Commission File No. 0-15083.
4.7 --   Form of Indenture between Carolina First Corporation and First
         American Trust Company, N.A., as trustee: Incorporated by reference to
         Exhibit 4.11 of Carolina First Corporation's Registration Statement on Form S-3, Commission File No. 22-58879.
5.1 -- Opinion of Wyche, Burgess, Freeman & Parham, P.A. regarding legality of shares of the Carolina First Corporation.
8.1 -- See "THE PROPOSED TRANSACTION -- Certain Federal Income Tax Consequences" for discussion regarding tax matters.
11.1--   Computation of Per Share Earnings: Incorporated by reference to
         Exhibit 11.1 of Carolina First Corporation's Annual Report on Form 10-K for the year ended December 31, 1997, Commission File No. 0-15083.
12.1-- Ratio of Earnings to Fixed Charges and Ratio of Earnings to Fixed Charges and Preferred Stock Dividends: Incorporated by reference to
         Exhibit 12.1 of Carolina First Corporation's Annual Report on Form 10-K for the year ended December 31, 1997, Commission File No. 0-15083.
13.1-- 1998 Annual Report to Shareholders of Carolina First Corporation. Incorporated by reference to Exhibit 13.1 of Carolina First Corporation's Annual Report on Form 10-K for the year ended
         December 31, 1997, Commission File No. 0-15083.
21.1-- Subsidiaries of the Registrant: Carolina First Bank, Carolina First Mortgage Company, Resource Processing Group, Inc. CF Investment Company and Blue Ridge Finance Company, Inc., all of which are South Carolina corporations.
23.1 --  Consent of KPMG Peat Marwick LLP.
23.2 --  Consent of Elliott, Davis & Company, L.L.P.
23.3 --  Consent of Orr Management Company.
23.4 --  Consent of Wyche, Burgess, Freeman & Parham, P.A.: Contained in
         Exhibit 5.1.
24.1 -- The Power of Attorney: Contained on the signature page of the initial filing of this Registration Statement.
27.1-- Financial Data Schedule: Incorporated by reference to Exhibit 10.18 of Carolina First Corporation's Annual Report on Form 10-K for the year ended December 31, 1997, Commission File No. 0-15083.
99.1 --  Form of Proxy
*        Previously filed.




      (b) Certain additional financial statements. Not applicable.

      (c) The information required by this paragraph is included as an Annex to the Proxy Statement/Prospectus.

ITEM 22:  UNDERTAKINGS

      The undersigned Registrant hereby undertakes:

 (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement:
      PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) The undersigned Registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenville, State of South Carolina, on August 5, 1998.

                                          Carolina First Corporation
                                    By:   /s/ William S. Hummers III
                                          ------------------------------
                                          William S. Hummers III,
                                          Executive Vice President



      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and as of the dates indicated:

Signature                      Title                                  Date

/s/ William R. Timmons, Jr.*   Chairman of the Board               August 5, 1998
---------------------------
William R. Timmons, Jr.

/s/ Mack I. Whittle, Jr.*      President, Chief Executive Officer  August 5, 1998
--------------------------     and Director (Principal Executive
Mack I. Whittle, Jr.           Officer)


/s/ William S. Hummers III*    Executive Vice President, Director  August 5, 1998
----------------------------   (Principal Accounting and Financial
William S. Hummers III         Officer)

/s/ M. Dexter Hagy*            Director                            August 5, 1998
------------------
M. Dexter Hagy

/s/ Eugene E. Stone IV*        Director                            August 5, 1998
----------------------
Eugene E. Stone IV

/s/ H. Earle Russell, Jr.*     Director                            August 5, 1998
-------------------------
H. Earle Russell, Jr.

/s/ Judd B. Farr*              Director                            August 5, 1998
----------------
Judd B. Farr

                               Director                            August 5, 1998
---------------------
Charles B. Schooler

/s/ Elizabeth P. Stall*        Director                            August 5, 1998
----------------------
Elizabeth P. Stall

/s/ David C. Wakefield III*    Director                            August 5, 1998
--------------------------
David C. Wakefield III

---------------------------    Director                            August 5, 1998
Vernon E. Merchant, Jr.

---------------------------    Director                            August 5, 1998
William R. Phillips

                                       II-4





---------------------------    Director                             August 5, 1998
C. Claymon Grimes, Jr.


* By Williams S. Hummers III, Attorney-in-Fact.


                                  EXHIBIT INDEX

2.1 -- Agreement and Plan of Reorganization entered into as of June 22, 1998 between and among Carolina First Bank, Carolina First Corporation and First National: Included as Annex A to the Proxy Statement/Prospectus.
3.1 -- Articles of Incorporation: Incorporated by reference to Exhibit 3.1 of Carolina First Corporation's Registration Statement on Form S-4, Commission File No. 33-57389.
3.2 --  Articles of Amendment dated June 1, 1997. Incorporated by reference to
        Exhibit 3.2 of Carolina First Corporation's Registration Statement on Form S-4 filed on July 30, 1997, Commission File No. 333-32459.
3.3 -- Amended and Restated Bylaws of Carolina First Corporation, as amended and restated as of December 18, 1996: Incorporated by reference to
        Exhibit 3.1 of Carolina First Corporation's Current Report on Form 8-K dated December 18, 1996, Commission File No. 0-15083.
4.1 --  Specimen Carolina First Corporation Common Stock certificate:
        Incorporated by reference to Exhibit 4.1 of Carolina First Corporation's Registration Statement on Form S-1, Commission File No. 33-7470.
4.2 --  Articles of Incorporation: Included as Exhibits 3.1 and 3.2.
4.2 --  Bylaws: Included as Exhibit 3.3.
4.3 -- Carolina First Corporation Amended and Restated Common Stock Dividend Reinvestment Plan: Incorporated by reference to the Prospectus in Carolina First Corporation's Registration Statement on Form S-3, Commission File No. 333-06975.
4.6 -- Amended and Restated Shareholder Rights Agreement: Incorporated by reference to Exhibit 4.1 of Carolina First Corporation's Current Report on Form 8-K dated December 18, 1996, Commission File No. 0-15083.
4.7 -- Form of Indenture between Carolina First Corporation and First American Trust Company, N.A., as trustee: Incorporated by reference to
        Exhibit 4.11 of Carolina First Corporation's Registration Statement on Form S-3, Commission File No. 22-58879.
5.1 -- Opinion of Wyche, Burgess, Freeman & Parham, P.A. regarding legality of shares of the Carolina First Corporation.
8.1 -- See "THE PROPOSED TRANSACTION--Certain Federal Income Tax Consequences" for discussion regarding tax matters.
11.1--  Computation of Per Share Earnings: Incorporated by reference to Exhibit
        11.1 of Carolina First Corporation's Annual Report on Form 10-K for the year ended December 31, 1997, Commission File No. 0-15083.
12.1-- Ratio of Earnings to Fixed Charges and Ratio of Earnings to Fixed Charges and Preferred Stock Dividends: Incorporated by reference to
        Exhibit 12.1 of Carolina First Corporation's Annual Report on Form 10-K for the year ended December 31, 1997, Commission File No. 0-15083.
13.1-- 1998 Annual Report to Shareholders of Carolina First Corporation. Incorporated by reference to Exhibit 13.1 of Carolina First Corporation's Annual Report on Form 10-K for the year ended
        December 31, 1997, Commission File No. 0-15083.
21.1-- Subsidiaries of the Registrant: Carolina First Bank, Carolina First Mortgage Company, Resource Processing Group, Inc., CF Investment Company and Blue Ridge Finance Company, Inc., all of which are South Carolina corporations.
23.1--  Consent of KPMG Peat Marwick LLP.
23.2--  Consent of Elliott, Davis & Company, L.L.P.
23.3--  Consent of Orr Management Company.
23.4--  Consent of Wyche, Burgess, Freeman & Parham, P.A.: Contained in
        Exhibit 5.1.
24.1-- The Power of Attorney: Contained on the signature page of the initial filing of this Registration Statement.
27.1-- Financial Data Schedule: Incorporated by reference to Exhibit 10.18 of Carolina First Corporation's Annual Report on Form 10-K for the year ended December 31, 1997, Commission File No. 0-15083.
99.1--  Form of Proxy
*       Previously filed.